Exhibit 10.1

Execution Version

CREDIT AGREEMENT

Dated as of January 7, 2022

among

THERMO FISHER SCIENTIFIC INC.

and

CERTAIN SUBSIDIARIES,
as Borrowers,

BANK OF AMERICA, N.A.,
as Administrative Agent,

BANK OF AMERICA, N.A., BARCLAYS BANK PLC, CITIBANK, N.A.,
JPMORGAN CHASE BANK, N.A. and MIZUHO BANK, LTD,
as L/C Issuers,

BANK OF AMERICA, N.A., BARCLAYS BANK PLC and JPMORGAN CHASE BANK, N.A.,
as Swing Line Lenders,

and

The Other Lenders Party Hereto

__________________________________

BARCLAYS BANK PLC, CITIBANK, N.A., JPMORGAN CHASE BANK, N.A. and MIZUHO
BANK, LTD.,
as Syndication Agents

BANK OF AMERICA, N.A.,
BARCLAYS BANK PLC,

CITIBANK, N.A.,
JPMORGAN CHASE BANK, N.A. and

MIZUHO BANK, LTD.,
as Joint Lead Arrangers and Joint Bookrunners

Table of Contents

Page

ARTICLE I. DEFINITIONS AND ACCOUNTING TERMS		1

1.01	Defined Terms	1
1.02	Other Interpretive Provisions	32
1.03	Accounting Terms	33
1.04	Rounding	33
1.05	Times of Day	33
1.06	Letter of Credit Amounts	34
1.07	Interest Rates	34
1.08	Exchange Rates; Currency Equivalents	34
1.09	Additional Alternative Currencies	34
1.10	Change of Currency	35

ARTICLE II. THE COMMITMENTS AND CREDIT EXTENSIONS		36

2.01	Committed Loans	36
2.02	Borrowings, Conversions and Continuations of Committed Loans	37
2.03	Letters of Credit and Bankers’ Acceptances	38
2.04	Swing Line Loans	48
2.05	Prepayments	51
2.06	Termination or Reduction of Commitments	53
2.07	Repayment of Loans	53
2.08	Interest	53
2.09	Fees	54
2.10	Computation of Interest and Fees	55
2.11	Evidence of Debt	55
2.12	Payments Generally; Administrative Agent’s Clawback	55
2.13	Sharing of Payments by Lenders	57
2.14	Designated Borrowers	58
2.15	Extension of Maturity Date	61
2.16	Increase in Commitments	62
2.17	Cash Collateral	63
2.18	Defaulting Lenders	64

ARTICLE III. TAXES, YIELD PROTECTION AND ILLEGALITY		66

3.01	Taxes	66
3.02	Illegality	71
3.03	Inability to Determine Rates	72
3.04	Increased Costs	74
3.05	Compensation for Losses	75
3.06	Mitigation Obligations; Replacement of Lenders	76
3.07	Survival	77

ARTICLE IV. CONDITIONS PRECEDENT TO CREDIT EXTENSIONS		77

4.01	Conditions of Closing	77
4.02	Conditions to all Credit Extensions	78

i

Table of Contents,

(continued)

Page

ARTICLE V. REPRESENTATIONS AND WARRANTIES		79

5.01	Existence, Qualification and Power	79
5.02	Authorization; No Contravention	79
5.03	Governmental Authorization	80
5.04	Binding Effect	80
5.05	Financial Statements; No Material Adverse Effect	80
5.06	Litigation	80
5.07	Margin Regulations; Investment Company Act	81
5.08	Disclosure	81
5.09	Representations as to Foreign Obligors	81
5.10	Sanctions and Anti-Corruption	82
5.11	Affected Financial Institutions	82

ARTICLE VI. AFFIRMATIVE COVENANTS		82

6.01	Financial Statements	83
6.02	Certificates; Other Information	83
6.03	Notices	84
6.04	Payment of Taxes	85
6.05	Preservation of Existence, Etc.	85
6.06	Compliance with Laws	85
6.07	Use of Proceeds	85

ARTICLE VII. NEGATIVE COVENANTS		85

7.01	Liens	86
7.02	Fundamental Changes	88
7.03	Consolidated Net Interest Coverage Ratio	88

ARTICLE VIII. EVENTS OF DEFAULT AND REMEDIES		89

8.01	Events of Default	89
8.02	Remedies Upon Event of Default	91
8.03	Application of Funds	91

ARTICLE IX. ADMINISTRATIVE AGENT		92

9.01	Appointment and Authority	92
9.02	Rights as a Lender	93
9.03	Exculpatory Provisions	93
9.04	Reliance by Administrative Agent	94
9.05	Delegation of Duties	94
9.06	Resignation of Administrative Agent; Resignation of L/C Issuers	94
9.07	Non-Reliance on Administrative Agent and Other Lenders	96
9.08	No Other Duties, Etc.	97

Table of Contents

(continued)

Page

9.09	Administrative Agent May File Proofs of Claim	97
9.10	Guaranteed Cash Management Agreements and Guaranteed Hedge Agreements	98
9.11	ERISA Representations	98
9.12	Recovery of Erroneous Payments	99

ARTICLE X. MISCELLANEOUS		99

10.01	Amendments, Etc.	99
10.02	Notices; Effectiveness; Electronic Communication	101
10.03	No Waiver; Cumulative Remedies; Enforcement	102
10.04	Expenses; Indemnity; Damage Waiver	103
10.05	Payments Set Aside	106
10.06	Successors and Assigns	106
10.07	Treatment of Certain Information; Confidentiality	110
10.08	Right of Setoff	111
10.09	Interest Rate Limitation	112
10.10	Counterparts; Integration; Effectiveness	112
10.11	Survival of Representations and Warranties	112
10.12	Severability	113
10.13	Replacement of Lenders	113
10.14	Governing Law; Jurisdiction; Etc.	114
10.15	Waiver of Jury Trial	115
10.16	No Advisory or Fiduciary Responsibility	115
10.17	Electronic Execution of Assignments and Certain Other Documents	115
10.18	USA PATRIOT Act Notice	116
10.19	Judgment Currency	116
10.20	Appointment of Company	116
10.21	Acknowledgement and Consent to Bail-In of Affected Financial Institutions	117
10.22	Acknowledgement Regarding Any Supported QFCs	117

SCHEDULES

2.01	Commitments and Applicable Percentages
2.03(a)	L/C Issuer Sublimit
2.03(b)	Existing Letters of Credit
2.04	Swing Line Lender Sublimit
2.14	Eligible Foreign Subsidiaries
10.02	Administrative Agent’s Office; Certain Addresses for Notices

EXHIBITS

Form of

A	Committed Loan Notice
B	Swing Line Loan Notice
C	Note
D	Compliance Certificate
E	Assignment and Assumption
F	Company Guaranty
G	Designated Borrower Joinder Agreement
H	Designated Borrower Notice
I	U.S. Tax Compliance Certificates

CREDIT AGREEMENT

This CREDIT AGREEMENT (this “Agreement”) is entered into as of January 7, 2022, among THERMO FISHER SCIENTIFIC INC., a Delaware corporation (the “Company”), certain Subsidiaries of the Company from time to time party hereto pursuant to Section 2.14 (each a “Designated Borrower” and, together with the Company, the “Borrowers”), each lender from time to time party hereto (collectively, the “Lenders” and individually, a “Lender”), BANK OF AMERICA, N.A., as Administrative Agent, and BANK OF AMERICA, N.A., BARCLAYS BANK PLC, CITI (as defined below), JPMORGAN CHASE BANK, N.A., and MIZUHO BANK, LTD., and certain other Lenders acting in such capacity from time to time, as L/C Issuers and BANK OF AMERICA, N.A., BANK OF AMERICA, N.A., LONDON BRANCH, BARCLAYS BANK PLC, JPMORGAN CHASE BANK, N.A. and JPMORGAN CHASE BANK, N.A., LONDON BRANCH, as Swing Line Lenders.

R E C I T A L S

The Company has requested that the Lenders provide a revolving credit facility, and the Lenders are willing to do so on the terms and conditions set forth herein.

In consideration of the mutual covenants and agreements herein contained, the parties hereto covenant and agree as follows:

ARTICLE I.

DEFINITIONS AND ACCOUNTING TERMS

1.01            Defined Terms. As used in this Agreement, the following terms shall have the meanings set forth below:

“Acceptance Credit” means a commercial Letter of Credit in which the applicable L/C Issuer engages with the beneficiary of such Letter of Credit to accept a time draft.

“Acceptance Documents” means such general acceptance agreements, applications, certificates and other documents as the applicable L/C Issuer may require in connection with the creation of Bankers’ Acceptances.

“Acquisition Debt” means any Indebtedness of the Company or any of its Subsidiaries that has been issued for the purpose of financing, in whole or in part, a Qualified Acquisition and any related transactions or series of related transactions (including for the purpose of refinancing or replacing all or a portion of any pre-existing Indebtedness of the Company, any of its Subsidiaries or the person(s) or assets to be acquired); provided that such Indebtedness satisfies one or more of the following requirements: (a) the release of the proceeds thereof to the Company and its Subsidiaries is contingent upon the consummation of such Qualified Acquisition and, pending such release, such proceeds are held in escrow (and, if the definitive agreement (or, in the case of a tender offer or similar transaction, the definitive offer document) for such Qualified Acquisition is terminated prior to the consummation of such Qualified Acquisition or if such Qualified Acquisition is otherwise not consummated by the date specified in the definitive documentation relating to such debt, such proceeds shall be promptly applied to satisfy and discharge all obligations of the Company and its Subsidiaries in respect of such Indebtedness); (b)  such Indebtedness contains a “special mandatory redemption” provision (or other similar provision) or otherwise requires such Indebtedness to be redeemed or prepaid if such Qualified Acquisition is not consummated by the date specified in the definitive documentation relating to such debt (and if the definitive agreement (or, in the case of a tender offer or similar transaction, the definitive offer document) for such Qualified Acquisition is terminated in accordance with its terms prior to the consummation of such Qualified Acquisition or such Qualified Acquisition is otherwise not consummated by the date specified in the definitive documentation relating to such Indebtedness, such debt is so redeemed or prepaid within 90 days of such termination or such specified date, as the case may be); or (c) such Indebtedness does not include a “special mandatory redemption” provision (or other similar provision) or otherwise have a repayment or redemption feature tied to the failure to consummate such Qualified Acquisition, provided, however, that unless the Company or its Subsidiaries has taken prompt action to repay, redeem, discharge or commence a tender offer to repurchase such Indebtedness after the definitive agreement (or, in the case of a tender offer or similar transaction, the definitive offer document) for the relevant Qualified Acquisition is terminated in accordance with its terms prior to the consummation thereof or such Qualified Acquisition is otherwise not consummated by the date specified in the definitive documentation relating thereto, such Indebtedness shall no longer constitute “Acquisition Debt” pursuant to this clause (c).

“Act” has the meaning specified in Section 10.18.

“Additional Commitment Lender” has the meaning specified in Section 2.15(d).

“Administrative Agent” means Bank of America in its capacity as administrative agent under any of the Loan Documents, or any successor administrative agent.

“Administrative Agent’s Office” means, with respect to any currency, the Administrative Agent’s address and, as appropriate, account as set forth on Schedule 10.02 with respect to such currency, or such other address or account with respect to such currency as the Administrative Agent may from time to time notify to the Company and the Lenders.

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.

“Affected Financial Institution” means (a) any EEA Financial Institution or (b) any UK Financial Institution.

“Affiliate” means, with respect to any Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

“Agent Parties” has the meaning specified in Section 10.02(c).

“Aggregate Commitments” means the Commitments of all the Lenders.

“Agreed Currency” means Dollars or any Alternative Currency, as applicable.

“Agreement” has the meaning specified in the introductory paragraph hereto.

“Agreement Currency” has the meaning specified in Section 10.19.

“Alternative Currency” means each of Australian Dollars, Canadian Dollars, Euro, Sterling, Swiss Franc, and Yen and each other currency (other than Dollars) that is approved in accordance with Section 1.09; provided that for each Alternative Currency, such requested currency is an Eligible Currency.

“Alternative Currency Daily Rate” means, for any day, with respect to any Credit Extension:

(a) denominated in Sterling, the rate per annum equal to SONIA determined pursuant to the definition thereof plus the SONIA Adjustment;

(b) denominated in Swiss Franc, the rate per annum equal to SARON determined pursuant to the definition thereof plus the SARON Adjustment; and

(c) denominated in any other Alternative Currency (to the extent such Loans denominated in such currency will bear interest at a daily rate), the daily rate per annum as designated with respect to such Alternative Currency at the time such Alternative Currency is approved by the Administrative Agent and the relevant Lenders pursuant to Section 1.09(a) plus the adjustment (if any) determined by the Administrative Agent and the relevant Lenders pursuant to Section 1.09(a) .

provided, that, if any Alternative Currency Daily Rate shall be less than zero, such rate shall be deemed zero for purposes of this Agreement.

Any change in an Alternative Currency Daily Rate shall be effective from and including the date of such change without further notice.

“Alternative Currency Daily Rate Loan” means a Committed Loan that bears interest at a rate based on the definition of “Alternative Currency Daily Rate.” All Alternative Currency Daily Rate Loans must be denominated in an Alternative Currency.

“Alternative Currency Equivalent” means, at any time, with respect to any amount denominated in Dollars, the equivalent amount thereof in the applicable Alternative Currency as determined by the Administrative Agent or the applicable L/C Issuer, as the case may be, by reference to Bloomberg (or such other publicly available service for displaying exchange rates), to be the exchange rate for the purchase of such Alternative Currency with Dollars at approximately 11:00 a.m. on the date two (2) Business Days prior to the date as of which the foreign exchange computation is made; provided, however, that if no such rate is available, the “Alternative Currency Equivalent” shall be determined by the Administrative Agent or the L/C Issuer, as the case may be, using any reasonable method of determination it deems appropriate in its sole discretion (and such determination shall be conclusive absent manifest error).

“Alternative Currency Loan” means an Alternative Currency Daily Rate Loan or an Alternative Currency Term Rate Loan, as applicable.

“Alternative Currency Term Rate” means, for any one-month Interest Period, with respect to any Credit Extension:

(a) denominated in Euros, the rate per annum equal to the Euro Interbank Offered Rate (“EURIBOR”), as published on the applicable Reuters screen page (or such other commercially available source providing such quotations as may be designated by the Administrative Agent from time to time) (in such case, the “EURIBOR Rate”) on the day that is two TARGET Days preceding the first day of such Interest Period with a term equivalent to such Interest Period;

(b) denominated in Canadian Dollars, the rate per annum equal to the Canadian Dollar Offered Rate (“CDOR”), as published on the applicable Reuters screen page (or such other commercially available source providing such quotations as may be designated by the Administrative Agent from time to time) (in such case, the “CDOR Rate”) on the Rate Determination Date with a term equivalent to such Interest Period); or

(c)  denominated in Australian Dollars, the rate per annum equal to the Bank Bill Swap Reference Bid Rate (“BBSY”), as published on the applicable Reuters screen page (or such other commercially available source providing such quotations as may be designated by the Administrative Agent from time to time) on the Rate Determination Date with a term equivalent to such Interest Period;

(d)  denominated in Yen, the rate per annum equal to the rate per annum equal to the Tokyo Interbank Offer Rate (“TIBOR”) or a comparable or successor rate which rate is approved by the Administrative Agent as published on the applicable Reuters screen page (or such other commercially available source providing such quotations as may be designated by the Administrative Agent from time to time) on the Rate Determination Date with a term equivalent to such Interest Period;

(e) denominated in any other Alternative Currency (to the extent such Loans denominated in such currency will bear interest at a term rate), the term rate per annum as designated with respect to such Alternative Currency at the time such Alternative Currency is approved by the Administrative Agent and the relevant Lenders pursuant to Section 1.09(a) plus the adjustment (if any) determined by the Administrative Agent and the relevant Lenders pursuant to Section 1.09(a);

provided, that, if any Alternative Currency Term Rate shall be less than zero, such rate shall be deemed zero for purposes of this Agreement.

“Alternative Currency Term Rate Loan” means a Committed Loan that bears interest at a rate based on the definition of “Alternative Currency Term Rate.” All Alternative Currency Term Rate Loans must be denominated in an Alternative Currency.

“Anti-Corruption Laws” means the Foreign Corrupt Practices Act of 1977 and the United Kingdom Bribery Act 2010, each as amended, and the rules and regulations thereunder.

“Applicable Authority” means (a) with respect to SOFR, CME or any successor administrator of the Term SOFR Screen Rate or a Governmental Authority having jurisdiction over the Administrative Agent or such administrator with respect to its publication of Term SOFR, in each case acting in such capacity and (b) with respect to any Alternative Currency, the applicable administrator for the Relevant Rate for such Alternative Currency or any Governmental Authority having jurisdiction over the Administrative Agent or such administrator.

“Applicable Foreign Obligor Documents” has the meaning specified in Section 5.09(a).

“Applicable Percentage” means with respect to any Lender at any time, the percentage (carried out to the ninth decimal place) of the Aggregate Commitments represented by such Lender’s Commitment at such time, subject to adjustment as provided in Section 2.18. If the commitment of each Lender to make Loans and the obligation of each L/C Issuer to make L/C Credit Extensions have been terminated pursuant to Section 8.02 or if the Aggregate Commitments have expired, then the Applicable Percentage of each Lender shall be determined based on the Applicable Percentage of such Lender most recently in effect, giving effect to any subsequent assignments; provided that (a) if the Applicable Percentage of any Lender is being computed in connection with the Company Sublimit, such computation will be made on the basis of such Lender’s commitment to the Company Sublimit as a percentage (carried out to the ninth decimal place) of the aggregate amount of the Company Sublimit then in effect, and (b) if the Applicable Percentage of any Designated Lender is being computed in connection with a Designated Borrower Sublimit, such computation will be made on the basis of such Designated Lender’s commitment to such Designated Borrower Sublimit as a percentage (carried out to the ninth decimal place) of the aggregate amount of such Designated Borrower Sublimit then in effect. The initial Applicable Percentage of each Lender with respect to the Aggregate Commitments is set forth opposite the name of such Lender on Schedule 2.01 or in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable.

“Applicable Rate” means, from time to time, the following rate, expressed in basis points per annum, corresponding to the applicable Debt Ratings as set forth below:

Pricing Level	Debt Ratings S&P/Moody’s	Facility Fee	Term SOFR Loans /Alternative Currency Daily Rate Loans/Alternative Currency Term Rate Loans/Letter of Credit Fee	Base Rate Loans
1	A- / A3 or better	0.080%	0.795%	0.000%
2	BBB+ / Baa1	0.090%	0.910%	0.000%
3	BBB / Baa2	0.110%	1.015%	0.015%
4	BBB- / Baa3	0.150%	1.100%	0.100%
5	Any ratings lower than level 4	0.200%	1.300%	0.300%

“Debt Ratings” means, as of any date of determination, the ratings as determined by the Rating Agencies of the Company’s non-credit-enhanced, senior unsecured long-term debt; provided that (a) if the respective Debt Ratings issued by the Rating Agencies differ by one level, then the Pricing Level for the higher of such Debt Ratings shall apply (with the Debt Rating for Pricing Level 1 being the highest and the Debt Rating for Pricing Level 5 being the lowest); (b) if the respective Debt Ratings issued by the Rating Agencies differ by more than one level, then the Pricing Level that is one Pricing Level lower than the higher of such Debt Ratings shall apply; (c) if the Company has only one Debt Rating, then the Pricing Level that is one level lower than that of such Debt Rating shall apply; and (d) if the Company does not have any Debt Rating, Pricing Level 5 shall apply.

Initially, the Applicable Rate shall be determined based upon the Debt Ratings effective as of the Closing Date. Thereafter, each change in the Applicable Rate resulting from a publicly announced change in the Debt Ratings shall be effective during the period commencing on the date of the public announcement thereof and ending on the date immediately preceding the effective date of the next such change; provided, that if no such public announcement is made, such change in the Applicable Rate shall be effective on the date the change in the Debt Ratings is effective.

“Applicable Time” means, with respect to any borrowings and payments in any Alternative Currency, the local time in the place of settlement for such Alternative Currency as may be determined by the Administrative Agent or the applicable L/C Issuer, as the case may be, to be necessary for timely settlement on the relevant date in accordance with normal banking procedures in the place of payment.

“Applicant Borrower” has the meaning specified in Section 2.14(a)(i).

“Approved Fund” means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Arrangers” means Bank of America, Barclays, Citi, JPMorgan and Mizuho in their capacity as joint lead arrangers and joint bookrunners.

“Assignee Group” means two or more Eligible Assignees that are Affiliates of one another or two or more Approved Funds managed by the same investment advisor.

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an Eligible Assignee (with the consent of any party whose consent is required by Section 10.06(b)), and accepted by the Administrative Agent, in substantially the form of Exhibit E or any other form (including electronic documentation generated by MarkitClear or other electronic platform) approved by the Administrative Agent and reasonably acceptable to the Company.

“Attorney Costs” means and includes all reasonable and documented fees, expenses, charges, disbursements and other charges of any one law firm or external counsel (and one regulatory counsel and one local counsel in each affected jurisdiction to the extent reasonably necessary) and, solely in the case of an actual or potential conflict of interest, one additional external counsel (and one additional external regulatory counsel and one additional local external counsel in each affected jurisdiction to the extent reasonably necessary) to each Person affected by such conflict of interest.

“Audited Financial Statements” means the audited consolidated balance sheet of the Company and its Subsidiaries for the fiscal year ended December 31, 2020, and the related consolidated statements of income or operations, shareholders’ equity and cash flows for such fiscal year of the Company and its Subsidiaries, including the notes thereto.

“Australian Dollar” means lawful money of the Commonwealth of Australia.

“Availability Period” means the period from and including the Closing Date to the earliest of (a) the Maturity Date, (b) the date of termination of the Aggregate Commitments pursuant to Section 2.06, and (c) the date of termination of the commitment of each Lender to make Loans and of the obligation of each L/C Issuer to make L/C Credit Extensions pursuant to Section 8.02.

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable Resolution Authority in respect of any liability of an Affected Financial Institution.

“Bail-In Legislation” means (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law, regulation rule or requirement for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings).

“Bank of America” means Bank of America, N.A. and its successors (acting through such affiliates or branches as it deems appropriate).

“Bankers’ Acceptance” means a time draft, drawn by the beneficiary under an Acceptance Credit and accepted by the Applicable L/C Issuer upon presentation of documents by the beneficiary of an Acceptance Credit pursuant to Section 2.03 hereof, in the standard form for bankers’ acceptances of such L/C Issuer.

“Barclays” means Barclays Bank PLC and its successors.

“Base Rate” means for any day a fluctuating rate of interest per annum equal to the highest of (a) the Federal Funds Rate plus 1/2 of 1%, (b) the rate of interest in effect for such day as publicly announced from time to time by Bank of America as its “prime rate”, and (c) the Term SOFR plus 1.00%. The “prime rate” is a rate set by Bank of America based upon various factors including Bank of America’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate. Any change in such prime rate announced by Bank of America shall take effect at the opening of business on the day specified in the public announcement of such change. If the Base Rate is being used as an alternate rate of interest pursuant to Section 3.03 hereof, then the Base Rate shall be the greater of clauses (a) and (b) above and shall be determined without reference to clause (c) above.

“Base Rate Committed Loan” means a Committed Loan that is a Base Rate Loan.

“Base Rate Loan” means a Loan that bears interest based on the Base Rate. All Base Rate Loans shall be denominated in Dollars.

“BBSY” has the meaning set forth in the definition of “Alternate Currency Term Rate.”

“Beneficiary” means, in relation to a Letter of Credit, from time to time, the initial beneficiary, a transferee beneficiary, a successor beneficiary, a nominated bank, a negotiating bank or a confirming bank with respect to such Letter of Credit, as applicable.

“Benefit Plan” means any of (a) an “employee benefit plan” (as defined in Section 3(3) of ERISA) that is subject to Title I of ERISA, (b) a “plan” as defined in Section 4975 of the Code to which Section 4975 of the Code applies, and (c) any Person whose assets include (for purposes of the Plan Asset Regulations or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) the assets of any such “employee benefit plan” or “plan”.

“BHC Act Affiliate” of a party means an “affiliate’ (as such term is defined under, and interpreted in accordance with, 12 U.S.C. 1841(k)) of such party.

“Borrowers” has the meaning specified in the introductory paragraph hereto.

“Borrowing” means a Committed Borrowing or a Swing Line Borrowing, as the context may require.

“Borrowing Officer” means any Responsible Officer of the Company or any other individual designated in writing by a Responsible Officer of the Company (including officers of other Borrowers).

“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the Laws of, or are in fact closed in, the state where the Administrative Agent’s Office is located; provided that:

(a)            if such day relates to any interest rate settings as to an Alternative Currency Loan denominated in Euro, any fundings, disbursements, settlements and payments in Euro in respect of any such Alternative Currency Loan, or any other dealings in Euro to be carried out pursuant to this Agreement in respect of any such Alternative Currency Loan, means a Business Day that is also a TARGET Day;

(b)            if such day relates to any interest rate settings as to an Alternative Currency Loan denominated in (i) Sterling, means a day other than a day banks are closed for general business in London because such day is a Saturday, Sunday or a legal holiday under the laws of the United Kingdom; (ii) Swiss Francs, means a day other than when banks are closed for settlement and payments of foreign exchange transactions in Zurich because such day is a Saturday, Sunday or a legal holiday under the laws of Switzerland; and (iii) Japanese Yen, means a day other than when banks are closed for general business in Japan; and ;

(c)            if such day relates to any fundings, disbursements, settlements and payments in a currency other than Euro in respect of an Alternative Currency Loan denominated in a currency other than Euro, or any other dealings in any currency other than Euro to be carried out pursuant to this Agreement in respect of any such Alternative Currency Loan (other than any interest rate settings), means any such day on which banks are open for foreign exchange business in the principal financial center of the country of such currency;

provided that, in the case of any Borrowing of a Swing Line Loan denominated in Euros, a Business Day shall be any TARGET Day on which dealings are also carried on in the London interbank market (without regard to whether commercial banks are authorized to close under the Laws of, or are in fact closed in, the state of New York or the state where the Administrative Agent’s Office with respect to Obligations denominated in Dollars is located).

“Canadian Dollar” means lawful money of Canada.

“Capital Lease Obligations” means, with respect to any Person, the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP, and, for the purposes of this Agreement, the amount of such obligations at any time shall be the capitalized amount thereof at such time determined in accordance with GAAP, provided that any obligations related to a lease that was or would have been accounted for as an operating lease in accordance with GAAP as in effect on December 31, 2018 (whether or not such operating leases were in effect on such date) shall be accounted for as obligations relating to an operating lease and not as Capital Lease Obligations regardless of any change in GAAP following the date that would otherwise require such obligations to be recharacterized as capitalized leases or finance leases.

“Cash Collateralize” means to pledge and deposit with or deliver to the Administrative Agent, for the benefit of one or more of the applicable L/C Issuers or the Lenders, as collateral for L/C Obligations or obligations of the Lenders to fund participations in respect of L/C Obligations, cash or deposit account balances or other credit support reasonably satisfactory to the Administrative Agent and the applicable L/C Issuer, in each case pursuant to documentation in form and substance reasonably satisfactory to the Administrative Agent and the applicable L/C Issuer. “Cash Collateral” shall have a meaning correlative to the foregoing and shall include the proceeds of such cash collateral and other credit support.

“Cash Management Agreement” means any agreement to provide cash management services, including treasury, depository, overdraft, credit or debit card, electronic funds transfer and other cash management arrangements in a pooling arrangement or otherwise.

“Cash Management Bank” means any Person that, (a) at the time it enters into a Cash Management Agreement with a Designated Borrower, is a Lender or an Affiliate of a Lender, or (b) at the time it (or its Affiliate) becomes a Lender, is a party to a Cash Management Agreement with a Designated Borrower, in each case in its capacity as a party to such Cash Management Agreement.

“CDOR” has the meaning specified in the definition of “Alternate Currency Term Rate.”

“Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law,” regardless of the date enacted, adopted, implemented or issued.

“Change of Control” means an event or series of events by which:

(a)            any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act, but excluding any employee benefit plan of such person or its subsidiaries, and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan) becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of 50% or more of the Equity Securities of the Company entitled to vote for members of the board of directors or equivalent governing body of the Company on a fully-diluted basis; or

(b)            over any period of 12 consecutive months, a majority of the members of the board of directors or other equivalent governing body of the Company shall cease to be composed of individuals (i) who were members of that board or equivalent governing body on the first day of such period, (ii) whose election or nomination to that board or equivalent governing body was approved by individuals referred to in clause (i) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body, or (iii) whose election or nomination to that board or equivalent governing body was approved by individuals referred to in clauses (i) and (ii) above (or individuals previously approved under this clause (iii)) constituting at the time of such election or nomination at least a majority of that board or equivalent governing body (in each case, with such approval either by a specific vote or by approval of the Company’s proxy statement in which such member was named as a nominee for election as a director).

“Citi” means, means Citigroup Global Markets Inc., Citibank, N.A., Citicorp USA, Inc., Citicorp North America, Inc. and/or any of their affiliates as may be appropriate to consummate the transactions contemplated hereby.

“Closing Date” means January 7, 2022.

“CME” means CME Group Benchmark Administration Limited.

“Code” means the Internal Revenue Code of 1986, as amended.

“Commitment” means, as to each Lender, its obligation to (a) make Committed Loans to the Borrowers pursuant to Section 2.01, (b) purchase participations in L/C Obligations, and (c) purchase participations in Swing Line Loans, in an aggregate principal amount at any one time outstanding not to exceed the Dollar amount set forth opposite such Lender’s name on Schedule 2.01 or in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable, as such amount may be adjusted from time to time in accordance with this Agreement. The aggregate amount of the Commitments on the date hereof is $5,000,000,000.

“Committed Borrowing” means a borrowing consisting of simultaneous Committed Loans of the same Type, in the same currency and, in the case of Alternative Currency Term Rate Loans or Term SOFR Loans, having the same Interest Period made by each of the Lenders pursuant to Section 2.01.

“Committed Loan” has the meaning specified in Section 2.01.

“Committed Loan Notice” means a notice of (a) a Committed Borrowing, (b) a conversion of Committed Loans from one Type to the other, or (c) a continuation of Alternative Currency Term Rate Loans or Term SOFR Loans, pursuant to Section 2.02(a), which shall be substantially in the form of Exhibit A or such other form as may be approved by the Administrative Agent (including any form on an electronic platform or electronic transmission system as shall be approved by the Administrative Agent), appropriately completed and signed by a Responsible Officer of the Borrower.

“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.) and any successor statute, and any rule, regulation, or order promulgated thereunder, in each case as amended from time to time.

“Company” has the meaning specified in the introductory paragraph hereto.

“Company Guaranty” means the Company Guaranty made by the Company in favor of the Administrative Agent and the Lenders, substantially in the form of Exhibit F.

“Company Materials” has the meaning specified in Section 6.02.

“Company Related Parties” means, the Company’s Subsidiaries and the directors and senior officers of the Company and of the Company’s Subsidiaries.

“Company Sublimit” means, with respect to the Company at any time, an amount equal to the Aggregate Commitments in effect at such time less the aggregate amount of all Designated Borrower Sublimits in effect at such time. The Company Sublimit is part of, and not in addition to, the Aggregate Commitments, and in no event shall the Company Sublimit plus the aggregate amount of all Designated Borrower Sublimits then in effect exceed the Aggregate Commitments.

“Compliance Certificate” means a certificate substantially in the form of Exhibit D.

“Conforming Changes” means, with respect to the use, administration of or any conventions associated with SOFR (but not including any changes to the definition of “SOFR Adjustment”), SONIA, SARON or any proposed Successor Rate for an Agreed Currency or Term SOFR, as applicable, any conforming changes to the definitions of “Base Rate”, “SOFR” “SONIA”, “SARON”, “Term SOFR”, “Interest Period”, timing and frequency of determining rates and making payments of interest and other technical, administrative or operational matters (including, for the avoidance of doubt, the definition of “Business Day”, “U.S. Government Securities Business Day”, timing of borrowing requests or prepayment, conversion or continuation notices and length of lookback periods) as may be appropriate, in the reasonable discretion of the Administrative Agent, to reflect the adoption and implementation of such applicable rate(s) and to permit the administration thereof by the Administrative Agent in a manner substantially consistent with market practice for such Agreed Currency (or, if the Administrative Agent determines that adoption of any portion of such market practice is not administratively feasible or that no market practice for the administration of such rate for such Agreed Currency exists, in such other manner of administration as the Administrative Agent determines is reasonably necessary in connection with the administration of this Agreement and any other Loan Document).

“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

“Consolidated EBITDA” means, for any period, for the Company and its Subsidiaries on a consolidated basis, an amount equal to Consolidated Net Income for such period plus (a) the following without duplication and to the extent deducted in calculating such Consolidated Net Income: (i) income tax expense, (ii) interest expense, amortization or writeoff of debt discount and debt issuance costs and commissions, discounts and other fees and charges associated with Indebtedness (including the Loans), (iii) depreciation and amortization expense, (iv) amortization of intangibles and organization costs, (v) any extraordinary, unusual or non-recurring non-cash expenses or losses (including, whether or not otherwise includable as a separate item in the statement of such Consolidated Net Income for such period, non-cash losses on sales of assets outside of the ordinary course of business), (vi) any extraordinary, unusual or non-recurring cash expenses or losses to the extent that they do not exceed, in the aggregate, $125,000,000 during such period, (vii) stock-based compensation expense, and (viii) non-recurring cash charges related to any Qualified Acquisition incurred in the four consecutive fiscal quarter period commencing with the quarter during which such Qualified Acquisition is consummated, including related non-recurring integration costs of the Company and its Subsidiaries, in an aggregate amount not to exceed $250,000,000 for each such Qualified Acquisition for such four consecutive fiscal quarter period minus (b) the following to the extent included in calculating such Consolidated Net Income: (i) interest income, (ii) any extraordinary, unusual or non-recurring non-cash income or gains (including, whether or not otherwise includable as a separate item in the statement of such Consolidated Net Income for such period, non-cash gains on the sales of assets outside of the ordinary course of business), (iii) any extraordinary, unusual or non-recurring cash income or gains to the extent they exceed, in the aggregate, $125,000,000 during such period, and (iv) income tax credits (to the extent not netted from income tax expense).

“Consolidated Interest Expense” means, for any period, for the Company and its Subsidiaries on a consolidated basis, the total cash interest expense (including that attributable to Capital Lease Obligations) of the Company and its Subsidiaries for such period with respect to all outstanding Indebtedness of the Company and its Subsidiaries (excluding all commissions, discounts and other fees and charges owed with respect to letters of credit and bankers’ acceptance financing but including net costs under Swap Contracts in respect of interest rates to the extent such net costs are allocable to such period in accordance with GAAP).

“Consolidated Net Interest Coverage Ratio” means, as of any date of determination, the ratio of (a) Consolidated EBITDA for the period of the four fiscal quarters most recently ended, to (b) Consolidated Net Interest Expense as of such date; provided, however, that Consolidated EBITDA and Consolidated Net Interest Expense shall be calculated on a Pro Forma Basis to give effect to any Qualified Acquisition (if consummated) and any other acquisition or sale of a Subsidiary or operating division thereof consummated during such period, in each case, for more than $3,000,000,000.

“Consolidated Interest Income” means, for any period, for the Company and its Subsidiaries on a consolidated basis, the total cash interest income received by the Company and its Subsidiaries.

“Consolidated Net Income” means, for any period, for the Company and its Subsidiaries, the net income (or loss) of the Company and its Subsidiaries, determined on a consolidated basis and in accordance with GAAP.

“Consolidated Net Interest Expense” means, as of any date of determination, Consolidated Interest Expense minus Consolidated Interest Income on such date.

“Consolidated Total Tangible Assets” means, as of any date of determination, the total assets of the Company and its Subsidiaries on a consolidated basis, as determined in accordance with GAAP, but excluding Intangible Assets.

“Contractual Obligation” means, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

“Covered Entity” means any of the following:

(i)	a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b);

(ii)	a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b); or

(iii)	a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b).

“Covered Party” has the meaning assigned to it in Section 10.22.

“Credit Exposure” means, as to any Lender at any time, the aggregate principal amount of its outstanding Loans and such Lender’s Applicable Percentage of the L/C Obligations and Swing Line Loans at such time.

“Credit Extension” means each of the following: (a) a Borrowing and (b) an L/C Credit Extension.

“Daily Simple SOFR” with respect to any applicable determination date means the SOFR published on such date on the Federal Reserve Bank of New York’s website (or any successor source).

“Debt Ratings” has the meaning specified in the definition of “Applicable Rate.”

“Debtor Relief Laws” means the Bankruptcy Code of the United States, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

“Deemed LC Issuance” has the meaning specified in Section 2.03(o).

“Deemed LC Request” has the meaning specified in Section 2.03(o).

“Default” means any event or condition that constitutes an Event of Default or that, with the giving of any notice, the passage of time, or both, would, unless cured or waived, become an Event of Default.

“Default Rate” means (a) when used with respect to Obligations other than Letter of Credit Fees, an interest rate equal to (i) the Base Rate plus (ii) the Applicable Rate, if any, applicable to Base Rate Loans plus (iii) 2% per annum; provided, however, that with respect to a Term SOFR Loan or an Alternative Currency Loan, the Default Rate shall be an interest rate equal to the interest rate (including any Applicable Rate) otherwise applicable to such Loan plus 2% per annum, and (b) when used with respect to Letter of Credit Fees, a rate equal to the Applicable Rate for Letters of Credit plus 2% per annum.

“Defaulting Lender” means, subject to Section 2.18(b), any Lender that (a) has failed to (i) fund all or any portion of its Loans within two Business Days of the date such Loans were required to be funded hereunder, or (ii) pay to the Administrative Agent, each L/C Issuer, each Swing Line Lender or any other Lender any other amount required to be paid by it hereunder (including in respect of its participation in Letters of Credit, Bankers’ Acceptances or Swing Line Loans) within two Business Days of the date when due, (b) has notified the Company, the Administrative Agent, any L/C Issuer or any Swing Line Lender in writing that it does not intend to comply with its funding obligations hereunder, or has made a public statement to that effect, (c) has failed, within three Business Days after written request by the Administrative Agent or the Company, to confirm in writing in a manner reasonably satisfactory to the Administrative Agent and the Company that it will comply with its prospective funding obligations hereunder (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the Administrative Agent and the Company), or (d) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any Debtor Relief Law, (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity, or (iii) become the subject of a Bail-In Action; provided that a Lender shall not be a Defaulting Lender solely by virtue of (i) the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority or (ii) in the case of a solvent Lender, a precautionary Undisclosed Administration with respect to such Lender, in any such case where such ownership interest or action does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender. Any determination by the Administrative Agent that a Lender is a Defaulting Lender under any one or more of clauses (a) through (d) above, and of the effective date of such status, shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender (subject to Section 2.18(b)) as of the date established therefor by the Administrative Agent in a written notice of such determination, which shall be delivered by the Administrative Agent to the Company, each L/C Issuer, each Swing Line Lender and each Lender promptly following such determination.

“Designated Borrower” has the meaning specified in the introductory paragraph hereto. As of the Closing Date there are no Designated Borrowers.

“Designated Borrower Joinder Agreement” has the meaning specified in Section 2.14(a)(i).

“Designated Borrower Notice” has the meaning specified in Section 2.14(a)(ii).

“Designated Borrower Sublimit” means, with respect to any Designated Borrower at any time, an amount equal to the sum of the Commitments of all applicable Designated Lenders to such Designated Borrower in effect at such time, but not to exceed the Designated Borrower Sublimit for such Designated Borrower then in effect pursuant to Section 2.14. The Designated Borrower Sublimit of any Designated Borrower is part of, and not in addition to, the Aggregate Commitments, and in no event shall the Company Sublimit plus the aggregate amount of all Designated Borrower Sublimits then in effect exceed the Aggregate Commitments.

“Designated Jurisdiction” means any country or territory to the extent that such country or territory itself is the subject of any Sanctions that broadly prohibit dealings with that country or territory.

“Designated Lenders” has the meaning specified in Section 2.14(a)(ii).

“Disposition” or “Dispose” means the sale, transfer, license (excluding any license of intellectual property in the ordinary course of business), lease or other disposition (including any sale and leaseback transaction) of any property by any Person, including any sale, assignment, transfer or other disposal, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith but excluding any (a) equity issuances, or (b) dividends or distributions to any holders of equity interests.

“Dollar” and “$” mean lawful money of the United States.

“Dollar Equivalent” means, for any amount, at the time of determination thereof, (a) if such amount is expressed in Dollars, such amount, (b) if such amount is expressed in an Alternative Currency, the equivalent of such amount in Dollars determined by using the rate of exchange for the purchase of Dollars with the Alternative Currency last provided (either by publication or otherwise provided to the Administrative Agent or an L/C Issuer, as applicable) by the applicable Bloomberg source (or such other publicly available source for displaying exchange rates) on date that is two (2) Business Days immediately preceding the date of determination (or if such service ceases to be available or ceases to provide such rate of exchange, the equivalent of such amount in Dollars as determined by the Administrative Agent or an L/C Issuer, as applicable using any method of determination it deems appropriate in its reasonable discretion) and (c) if such amount is denominated in any other currency, the equivalent of such amount in Dollars as determined by the Administrative Agent or an L/C Issuer, as applicable, using any method of determination it deems appropriate in its reasonable discretion. Any determination by the Administrative Agent or an L/C Issuer pursuant to clauses (b) or (c) above shall be conclusive absent manifest error.

“Domestic Subsidiary” means any Subsidiary that is organized under the laws of any political subdivision of the United States.

“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” means any public administrative authority or any Person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Eligible Assignee” means any Person that meets the requirements to be an assignee under Sections 10.06(b)(iii) and (v) (subject to such consents, if any, as may be required under Section 10.06(b)(iii)).

“Eligible Currency” means any lawful currency other than Dollars that is readily available, freely transferable and convertible into Dollars in the international interbank market available to the Lenders in such market and as to which a Dollar Equivalent may be readily calculated. If, after the designation by the Lenders of any currency as an Alternative Currency, any change in currency controls or exchange regulations or any change in the national or international financial, political or economic conditions are imposed in the country in which such currency is issued, result in, in the reasonable opinion of the Administrative Agent (in the case of any Committed Loans to be denominated in an Alternative Currency) or the applicable L/C Issuer (in the case of any Letter of Credit to be denominated in an Alternative Currency), (a) such currency no longer being readily available, freely transferable and convertible into Dollars, (b) a Dollar Equivalent is no longer readily calculable with respect to such currency, (c) providing such currency is impracticable for the Lenders or (d) no longer a currency in which the Required Lenders are willing to make such Credit Extensions (each of clauses (a), (b), (c), and (d) a “Disqualifying Event”), then the Administrative Agent shall promptly notify the Lenders and the Company, and such country’s currency shall no longer be an Alternative Currency until such time as the Disqualifying Event(s) no longer exist(s). Within five (5) Business Days after receipt of such notice from the Administrative Agent, the Borrowers shall repay all Loans in such currency to which the Disqualifying Event applies or convert such Loans into the Dollar Equivalent of Loans in Dollars, subject to the other terms contained herein.

“Eligible Foreign Subsidiary” means each of the directly or indirectly wholly-owned Foreign Subsidiaries of the Company organized under the laws of one of the jurisdictions set forth on Schedule 2.14 hereto.

“EMU Legislation” means the legislative measures of the European Council for the introduction of, changeover to or operation of a single or unified European currency.

“Equity Securities” means any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all equivalent ownership interests in a Person (other than a corporation) and any and all warrants, rights or options to purchase any of the foregoing.

“ERISA” means the Employee Retirement Income Security Act of 1974 and the rules and regulations promulgated thereunder.

“ERISA Affiliate” means any trade or business (whether or not incorporated) under common control with the Company within the meaning of Section 414(b) or (c) of the Code (and Sections 414(m) and (o) of the Code for purposes of provisions relating to Section 412 of the Code).

“ERISA Event” means (a) a Reportable Event with respect to a Pension Plan; (b) a withdrawal by the Company or any ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer (as defined in Section 4001(a)(2) of ERISA) or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (c) a complete or partial withdrawal by the Company or any ERISA Affiliate from a Multiemployer Plan or a determination that a Multiemployer Plan is or is expected to be in “critical” status (within the meaning of Section 432 of the Code or Section 305 of ERISA); (d) the filing of a notice of intent to terminate, the treatment of a Plan amendment as a termination under Section 4041 or 4041A of ERISA, or the commencement of proceedings by the PBGC to terminate a Pension Plan or Multiemployer Plan; (e) an event or condition which constitutes grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan or Multiemployer Plan; or (f) the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon the Company or any ERISA Affiliate.

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor Person), as in effect from time to time.

“EURIBOR Rate” has the meaning specified in the definition of “Alternative Currency Term Rate”.

“Euro” and “€” mean the lawful currency of the Participating Member States introduced in accordance with the EMU Legislation.

“Euro Swing Line Rate Loan” means a Swing Line Loan denominated in Euros that bears interest based on the EURIBOR Rate; provided, that, if EURIBOR Rate shall be less than zero, such rate shall be deemed zero for purposes of this Agreement.

“Event of Default” has the meaning specified in Section 8.01.

“Exchange Act” means the Securities Exchange Act of 1934.

“Excluded Swap Obligation” means, with respect to the Company, (a) any Swap Obligation if, and to the extent that, and only for so long as, all or a portion of the Guarantee of the Company of, or the grant by the Company of a security interest to secure, as applicable, such Swap Obligation (or any guarantee thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any provision thereof) by virtue of the Company’s failure to constitute an “eligible contract participant,” as defined in the Commodity Exchange Act and the regulations thereunder, at the time the Guarantee of (or grant of such security interest by, as applicable) the Company becomes or would become effective with respect to such Swap Obligation or (b) any other Swap Obligation designated as an “Excluded Swap Obligation” of the Company as specified in any agreement between the relevant Loan Parties and counterparty applicable to such Swap Obligations, and agreed by the Administrative Agent. If a Swap Obligation arises under a master agreement governing more than one Swap, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to Swaps for which such guarantee or security interest is or becomes illegal.

“Excluded Taxes” means any of the following Taxes imposed on or with respect to any Recipient or required to be withheld or deducted from a payment to a Recipient, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its Lending Office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or Commitment pursuant to a law in effect on the date on which (i) such Lender becomes a party hereto or acquires such interest in the Loan or Commitment (other than pursuant to an assignment request by the Company under Section 10.13) or (ii) such Lender changes its Lending Office, except in each case to the extent that, pursuant to Section 3.01(a) or (c), amounts with respect to such Taxes were payable either to such Lender's assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its Lending Office, (c) Taxes attributable to such Recipient’s failure or inability to comply with Section 3.01(f), and (d) any U.S. federal withholding Taxes imposed pursuant to FATCA. Notwithstanding anything to the contrary contained in this definition, “Excluded Taxes” shall not include any withholding tax imposed at any time on payments made by or on behalf of a Foreign Obligor to any Lender hereunder or under any other Loan Document, provided that such Lender shall have complied with Section 3.01(f).

“Existing Credit Agreement” means that certain Credit Agreement dated as of December 4, 2020 among the Company, Bank of America, as administrative agent, and the lenders party thereto.

“Existing Letters of Credit” means those letters of credit issued prior to the Closing Date for the account of the Company or any of its Subsidiaries and identified on Schedule 2.03(b).

“Existing Maturity Date” has the meaning specified in Section 2.15(a).

“Extending Lender” has the meaning specified in Section 2.15(e).

“Extension Date” has the meaning specified in Section 2.15(a).

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with) and any current or future regulations or official interpretations thereof and any agreements entered into pursuant to Section 1471 (b)(1) of the Code and any law, regulation, rule, promulgation, or official agreement adopted pursuant to any intergovernmental agreement entered into in connection with the implementation of such Sections of the Code, regulations or interpretations.

“Federal Funds Rate” means, for any day, the rate per annum calculated by the Federal Reserve Bank of New York based on such day’s federal funds transactions by depository institutions (as determined in such manner as the Federal Reserve Bank of New York shall set forth on its public website from time to time) and published on the next succeeding Business Day by the Federal Reserve Bank of New York as the federal funds effective rate; provided that if the Federal Funds Rate as so determined would be less than zero, such rate shall be deemed to be zero.

“Fee Letters” means, collectively, (a) the fee letter agreement, dated December 8, 2021, among the Company, Bank of America, BofA Securities, Inc., Barclays, Citi, JPMorgan and Mizuho and (b) the administrative agent fee letter agreement, dated December 8, 2021, between the Company, Bank of America and BofA Securities, Inc.

“Foreign Lender” means (a) if the applicable Borrower is a U.S. Person, a Lender that is not a U.S. Person, and (b) if the applicable Borrower is not a U.S. Person, a Lender that is resident or organized under the laws of a jurisdiction other than that in which such Borrower is resident for tax purposes. For purposes of this definition, the United States, each state thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.

“Foreign Obligor” means a Loan Party that is a Foreign Subsidiary.

“Foreign Subsidiary” means any Subsidiary that is not a Domestic Subsidiary.

“FRB” means the Board of Governors of the Federal Reserve System of the United States.

“Fronting Exposure” means, at any time there is a Defaulting Lender, (a) with respect to each L/C Issuer, such Defaulting Lender’s Applicable Percentage of the outstanding L/C Obligations owing to such L/C Issuer other than L/C Obligations as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders or Cash Collateralized in accordance with the terms hereof, and (b) with respect to each Swing Line Lender, such Defaulting Lender’s Applicable Percentage of Swing Line Loans owing to such Swing Line Lender other than Swing Line Loans as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders in accordance with the terms hereof.

“Fund” means any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business.

“GAAP” means generally accepted accounting principles in the United States set forth in the FASB Accounting Standards Codification or such other principles as may be approved by a significant segment of the accounting profession in the United States, that are applicable to the circumstances as of the date of determination, consistently applied, except as otherwise provided in Section 1.03.

“Governmental Authority” means the government of the United States or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

“Guarantee” means, as to any Person, (a) any obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Indebtedness payable by another Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of such Person, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation, (ii) to purchase or lease property, securities or services for the purpose of assuring the obligee in respect of such Indebtedness or other obligation of the payment or performance of such Indebtedness or other obligation, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity or level of income or cash flow of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation, or (iv) entered into for the purpose of assuring in any other manner the obligee in respect of such Indebtedness or other obligation of the payment or performance thereof or to protect such obligee against loss in respect thereof (in whole or in part) or (b) any Lien on any assets of such Person securing any Indebtedness of any other Person, whether or not such Indebtedness is assumed by such Person. The amount of any Guarantee of any guaranteeing person shall be deemed to be the lower of (1) an amount equal to the stated or determinable amount of the primary obligation in respect of which such Guarantee is made and (2) the maximum amount for which such guaranteeing person may be liable pursuant to the terms of the instrument embodying such Guarantee, unless such primary obligation and the maximum amount for which such guaranteeing person may be liable are not stated or determinable, in which case the amount of such Guarantee shall be such guaranteeing person’s maximum reasonably anticipated liability in respect thereof as determined by the Company in good faith. The term “Guarantee” as a verb has a corresponding meaning.

“Guaranteed Cash Management Agreement” means any Cash Management Agreement that is entered into by and between any Designated Borrower and any Cash Management Bank, and is identified as such in a written notice from the Company to the Administrative Agent.

“Guaranteed Hedge Agreement” means any Swap Contract permitted under Article VI or VII that is entered into by and between any Designated Borrower and any Hedge Bank, and is identified as such in a written notice from the Company to the Administrative Agent.

“Hedge Bank” means any Person that (a) at the time it enters into a Swap Contract not prohibited under Article VI or VII, is a Lender or an Affiliate of a Lender, or (b) at the time it (or its Affiliate) becomes a Lender, is a party to a Swap Contract not prohibited under Article VI or VII, in each case in its capacity as a party to such Swap Contract.

“Honor Date” has the meaning specified in Section 2.03(c)(i).

“Impacted Loans” has the meaning specified in Section 3.03(a).

“Increase Effective Date” has the meaning specified in Section 2.16(d).

“Indebtedness” of any Person at any date, without duplication, (a) all indebtedness of such Person for borrowed money, (b) all obligations of such Person for the deferred purchase price of property or services (excluding accounts payable and accrued expenses), (c) all obligations of such Person evidenced by notes, bonds, debentures or other similar instruments, (d) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), (e) all Capital Lease Obligations of such Person, (f) all obligations of such Person, contingent or otherwise, as an account party or applicant under or in respect of bankers’ acceptances, (g) all reimbursement obligations of such Person in respect of drawings or payments made under letters of credit, surety or performance bonds or other similar arrangements that are not satisfied within three Business Days following the date of receipt by such Person of notice of such drawing or payment, (h) all Guarantees of such Person in respect of obligations of the kind referred to in clauses (a) through (f) above, and (i) all obligations of the kind referred to in clauses (a) through (h) above secured by any Lien on property (including accounts and contract rights) owned by such Person, whether or not such Person has assumed or become liable for the payment of such obligation. It is understood that obligations in respect of a Permitted Securitization shall not constitute Indebtedness. The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness expressly provide that such Person is not liable therefor.

“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Loan Party under any Loan Document and (b) to the extent not otherwise described in (a), Other Taxes.

“Indemnitee” has the meaning specified in Section 10.04(b).

“Information” has the meaning specified in Section 10.07.

“Intangible Assets” means assets that are considered to be intangible assets under GAAP, including customer lists, goodwill, computer software, copyrights, trade names, trademarks, patents, franchises, licenses, unamortized deferred charges, unamortized debt discount and capitalized research and development costs.

“Interest Payment Date” means, (a) as to any Term SOFR Loan, the last day of each Interest Period and the Maturity Date, (b) as to any Base Rate Loan (including a Swing Line Loan denominated in Dollars), the last Business Day of each March, June, September and December and the Maturity Date, (c) as to any Alternative Currency Daily Rate Loan, the last Business Day of each month and the Maturity Date and (d) as to any Alternative Currency Term Rate Loan and any Euro Swing Line Rate Loan, the last day of each Interest Period applicable to such Loan and the Maturity Date.

“Interest Period” means as to each Alternative Currency Term Rate Loan or Term SOFR Loan, the period commencing on the date such Alternative Currency Term Rate Loan or such Term SOFR Loan is disbursed or converted to or continued as an Alternative Currency Term Rate Loan or a Term SOFR Loan and ending on the date one month thereafter (in each case, subject to availability for the interest rate applicable to the relevant currency), as selected by the applicable Borrower in its Committed Loan Notice; provided that:

(i)            any Interest Period that would otherwise end on a day that is not a Business Day shall be extended to the next succeeding Business Day unless, in the case of an Alternative Currency Term Rate Loan or a Term SOFR Loan, such Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Business Day;

(ii)            any Interest Period pertaining to an Alternative Currency Term Rate Loan or a Term SOFR Loan that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period; and

(iii)           no Interest Period shall extend beyond the Maturity Date.

“IRS” means the United States Internal Revenue Service.

“ISP” means, with respect to any Letter of Credit, the “International Standby Practices 1998” published by the Institute of International Banking Law & Practice (or such later version thereof as may be in effect at the time of issuance).

“Issuer Documents” means with respect to any Letter of Credit, the Letter of Credit Application, and any other document, agreement and instrument entered into by the applicable L/C Issuer and the Company (or any Subsidiary) or in favor of the applicable L/C Issuer and relating to such Letter of Credit.

“JPMorgan” means JPMorgan Chase Bank, N.A. and its successors.

“Judgment Currency” has the meaning specified in Section 10.19.

“Laws” means, collectively, all international, foreign, Federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority (other than agreements consisting of contracts with Governmental Authorities entered into by a Person in the ordinary course of business), in each case whether or not having the force of law.

“L/C Advance” means, with respect to each Lender, such Lender’s funding of its participation in any L/C Borrowing in accordance with its Applicable Percentage of the Company Sublimit. All L/C Advances shall be denominated in Dollars.

“L/C Borrowing” means an extension of credit resulting from (i) a drawing under any Letter of Credit (other than an Acceptance Credit) or (ii) a payment of a Bankers’ Acceptance upon presentation, in each case which has not been reimbursed on the date when made or refinanced as a Committed Borrowing. All L/C Borrowings shall be denominated in Dollars.

“L/C Credit Extension” means, with respect to any Letter of Credit or Bankers’ Acceptance, the issuance thereof (including, for the avoidance of doubt, any Deemed LC Issuance made pursuant to Section 2.03(o)), or extension of the expiry date thereof, or the increase of the amount thereof.

“L/C Issuer” means (a) with respect to Letters of Credit denominated in Dollars, (i)  Bank of America, in its capacity as an issuer of Letters of Credit and Bankers’ Acceptances hereunder, (ii) Barclays, in its capacity as an issuer of standby Letters of Credit hereunder, (iii) Citibank, N.A., in its capacity as an issuer of Letters of Credit and Bankers’ Acceptances hereunder, (iv) JPMorgan, in its capacity as an issuer of Letters of Credit and Bankers’ Acceptances hereunder and (v) Mizuho, in its capacity as an issuer of Letters of Credit and Bankers’ Acceptances hereunder, (b) with respect to Letters of Credit denominated in Alternative Currencies, Bank of America, in its capacity as an issuer of Letters of Credit and Bankers’ Acceptances hereunder and (c) with respect to Letters of Credit denominated in Dollars or Alternative Currencies, any additional Lender designated by the Company from time to time who agrees to act in the capacity as an issuer of Letters of Credit and Bankers’ Acceptances hereunder; provided that (x) in no event shall there be more than ten L/C Issuers at any time hereunder and (y) with respect to Letters of Credit denominated in Dollars, at no time shall there be more than ten L/C Issuers and with respect to Letters of Credit denominated in Alternative Currencies, not more than three L/C Issuers, in each case, at any time hereunder.

“L/C Issuer Sublimit” means, as to any L/C Issuer, its obligation to issue Letters of Credit and make Bankers’ Acceptances pursuant to Section 2.03(a) in an aggregate amount at any time outstanding not to exceed the Dollar amount set forth opposite such L/C Issuer’s name on Schedule 2.03(a) or as agreed by any additional L/C Issuer as set forth in Section 2.03(l), as such amount may be adjusted from time to time in accordance with this Agreement, it being understood that the aggregate amount of the L/C Issuer Sublimit may exceed the Letter of Credit Sublimit, but no one L/C Issuer’s L/C Issuer Sublimit shall exceed the Letter of Credit Sublimit.

“L/C Obligations” means, as at any date of determination, the aggregate amount available to be drawn under all outstanding Letters of Credit plus the sum of the maximum aggregate amount which is, or at any time thereafter may become, payable by the L/C Issuers under all then outstanding Bankers’ Acceptances, plus the aggregate amount of all Unreimbursed Amounts, including all L/C Borrowings. For purposes of computing the amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.06. For all purposes of this Agreement, if on any date of determination a Letter of Credit has expired by its terms but any amount may still be drawn thereunder by reason of the operation of Rule 3.14 of the ISP, such Letter of Credit shall be deemed to be “outstanding” in the amount so remaining available to be drawn.

“Lender” has the meaning specified in the introductory paragraph hereto and, unless the context requires otherwise, includes the Swing Line Lenders.

“Lender Recipient Parties” mean, collectively, the Lenders, the Swing Line Lenders and the L/C Issuers.

“Lending Office” means, as to any Lender, the office or offices of such Lender described as such in such Lender’s Administrative Questionnaire, or such other office or offices as a Lender may from time to time notify the Company and the Administrative Agent.

“Letter of Credit” means (i) any letter of credit issued hereunder, (ii) each of the Existing Letters of Credit and (iii) any letter of credit deemed to be issued pursuant to Section 2.03(o). A Letter of Credit may be a commercial letter of credit or a standby letter of credit. Letters of Credit may be issued in Dollars or in an Alternative Currency.

“Letter of Credit Application” means an application and agreement for the issuance or amendment of a Letter of Credit in the form from time to time in use by the applicable L/C Issuer and, in the case of any Acceptance Credit, shall include the related Acceptance Documents.

“Letter of Credit Expiration Date” means the day that is seven days prior to the Maturity Date then in effect (or, if such day is not a Business Day, the next preceding Business Day).

“Letter of Credit Fee” has the meaning specified in Section 2.03(h).

“Letter of Credit Sublimit” means an amount equal to the lesser of (a) $250,000,000 and (b) the Company Sublimit then in effect. The Letter of Credit Sublimit is part of, and not in addition to, the Aggregate Commitments.

“Lien” means any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge, or other security interest or similar preferential arrangement in the nature of a security interest of any kind or nature whatsoever (including any conditional sale or other title retention agreement, any easement, right of way or other encumbrance on title to real property, and any financing lease having substantially the same economic effect as any of the foregoing).

“Loan” means an extension of credit by a Lender to a Borrower under Article II in the form of a Committed Loan or a Swing Line Loan.

“Loan Documents” means this Agreement, each Designated Borrower Joinder Agreement, each Note, each Issuer Document, the Fee Letters and the Company Guaranty.

“Loan Parties” means, collectively, the Company, as a Borrower and as the guarantor under the Company Guaranty, and each Designated Borrower.

“Mandatory Auto-Extension Letter of Credit” has the meaning specified in Section 2.03(b)(iii).

“Mandatory Auto-Extension Letter of Credit Sublimit” means an amount equal to $75,000,000. The Mandatory Auto-Extension Letter of Credit Sublimit is part of, and not in addition to, the Letter of Credit Sublimit.

“Margin Stock” has the meaning set forth in Regulation U issued by the FRB.

“Master Agreement” has the meaning specified in the definition of Swap Contract.

“Material Adverse Effect” means (a) a material adverse effect upon the business, assets, liabilities (actual or contingent), operations or financial condition of the Company and its Subsidiaries, taken as a whole; or (b) a material adverse effect upon the rights of or remedies available to the Administrative Agent or the Lenders against the Company under the Loan Documents, taken as a whole.

“Material Subsidiary” means, as of any date of determination, any Subsidiary of the Company (a) whose revenues are greater than 10% of the consolidated revenues of the Company and its Subsidiaries for the most recent fiscal year of the Company for which financial statements are available or (b) the book value of whose assets is greater than 10% of the book value of the total consolidated assets of the Company and its Subsidiaries as of the end of such fiscal year, in each case determined in accordance with GAAP.

“Maturity Date” means the later of (a) the date that is five years after the Closing Date and (b) if maturity is extended pursuant to Section 2.15, such extended maturity date as determined pursuant to such Section; provided, however, that, in each case, if such date is not a Business Day, the Maturity Date shall be the next preceding Business Day.

“Maximum Rate” has the meaning specified in Section 10.09.

“Minimum Collateral Amount” means, at any time, (a) with respect to Cash Collateral consisting of cash or deposit account balances provided to reduce or eliminate Fronting Exposure during the existence of a Defaulting Lender, an amount equal to 100% of the Fronting Exposure of the applicable L/C Issuer with respect to Letters of Credit and Bankers’ Acceptances issued and outstanding at such time, (b) with respect to Cash Collateral consisting of cash or deposit account balances provided in accordance with the provisions of Section 2.17(a)(i), (a)(ii) or (a)(iii), an amount equal to 102% of the Outstanding Amount of all L/C Obligations, and (c) otherwise, an amount determined by the Administrative Agent and the applicable L/C Issuer in their sole discretion.

“Mizuho” means Mizuho Bank, Ltd. and its successors and assigns.

“Moody’s” means Moody’s Investors Service, Inc. and any successor thereto.

“Multiemployer Plan” means any employee benefit plan described in Section 4001(a)(3) of ERISA, to which the Company or any ERISA Affiliate makes or is obligated to make contributions, or during the preceding five plan years, has made or been obligated to make contributions.

“Non-Consenting Lender” means any Lender that does not approve any consent, waiver or amendment that (a) requires the approval of all Lenders or all affected Lenders in accordance with the terms of Section 10.01 and (b) has been approved by the Required Lenders.

“Non-Defaulting Lender” means, at any time, each Lender that is not a Defaulting Lender at such time.

“Non-Extending Lender” has the meaning specified in Section 2.15(b).

“Non-Extension Notice Date” has the meaning specified in Section 2.03(b)(iii).

“Non-Participating Lender” has the meaning specified in Section 2.14(a).

“Note” means a promissory note made by a Borrower in favor of a Lender evidencing Loans made by such Lender to such Borrower, substantially in the form of Exhibit C.

“Notice Date” has the meaning specified in Section 2.15(b).

“Obligations” means (i) all advances to, and debts, liabilities, obligations, covenants and duties of, any Loan Party arising under any Loan Document or otherwise with respect to any Loan, Letter of Credit, Bankers’ Acceptance, and (ii) all obligations of any Designated Borrower under any Guaranteed Cash Management Agreement or Guaranteed Hedge Agreement, in each case whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest and fees that accrue after the commencement by or against any Loan Party or any Affiliate thereof of any proceeding under any Debtor Relief Laws naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding.

“Organization Documents” means, (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction); (b) with respect to any limited liability company, the certificate or articles of formation or organization and operating agreement; and (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity.

“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).

“Other Taxes” means all present or future recording, stamp or documentary taxes or any other excise, transfer, sales or property taxes, charges or similar levies arising from any payment made hereunder or under any other Loan Document or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement or any other Loan Document including any interest, additions to tax or penalties applicable thereto, excluding (other than an assignment pursuant to a request by the Company under Section 10.13), in each case, such amounts that result from an Assignment and Assumption, grant of a participation, transfer or designation of a new applicable Lending Office or other office for receiving payments under any Loan Document and Excluded Taxes.

“Outstanding Amount” means (i) with respect to Committed Loans and Swing Line Loans on any date, the Dollar Equivalent amount of the aggregate outstanding principal amount thereof after giving effect to any borrowings and prepayments or repayments of such Committed Loans and Swing Line Loans, as the case may be, occurring on such date; and (ii) with respect to any L/C Obligations on any date, the Dollar Equivalent amount of the aggregate outstanding amount of such L/C Obligations on such date after giving effect to any L/C Credit Extension occurring on such date and any other changes in the aggregate amount of the L/C Obligations as of such date, including as a result of any reimbursements by the Company of amounts paid under Bankers’ Acceptances or of Unreimbursed Amounts.

“Overnight Rate” means, for any day, (a) with respect to any amount denominated in Dollars, the greater of (i) the Federal Funds Rate and (ii) an overnight rate reasonably determined by the Administrative Agent, an L/C Issuer, or a Swing Line Lender, as the case may be, in accordance with banking industry rules on interbank compensation, and (b) with respect to any amount denominated in an Alternative Currency, an overnight rate reasonably determined by the Administrative Agent, an L/C Issuer, or a Swing Line Lender, as the case may be, in accordance with banking industry rules on interbank compensation.

“Participant” has the meaning specified in Section 10.06(d).

“Participant Register” has the meaning specified in Section 10.06(d).

“Participating Lender” has the meaning specified in Section 2.14(a).

“Participating Member State” means any member state of the European Union that adopts or has adopted the Euro as its lawful currency in accordance with legislation of the European Union relating to Economic and Monetary Union.

“PBGC” means the Pension Benefit Guaranty Corporation.

“Pension Plan” means any “employee pension benefit plan” (as such term is defined in Section 3(2) of ERISA), other than a Multiemployer Plan, that is subject to Title IV of ERISA and is sponsored or maintained by the Company or any ERISA Affiliate or to which the Company or any ERISA Affiliate contributes or has an obligation to contribute, or in the case of a multiple employer or other plan described in Section 4064(a) of ERISA, has made contributions at any time during the immediately preceding five plan years.

“Permitted Auto-Extension Letter of Credit” has the meaning specified in Section 2.03(b)(iii).

“Permitted Securitization” means any Securitization Transaction, provided that the aggregate amount of the financing represented by such transactions at any one time outstanding does not exceed $400,000,000.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Plan” means any “employee benefit plan” (as such term is defined in Section 3(3) of ERISA) established by the Company or, with respect to any such plan that is subject to Section 412 of the Code or Title IV of ERISA, any ERISA Affiliate.

“Platform” has the meaning specified in Section 6.02.

“Pro Forma Basis” means, with respect to compliance with any covenant hereunder, compliance with such covenant after giving effect to any acquisition, any asset sale of a Subsidiary or operating entity for which historical financial statements for the relevant period are available or any incurrence of Indebtedness (including pro forma adjustments arising out of events which are directly attributable to such acquisition, asset sale or any incurrence of Indebtedness, are factually supportable and are expected to have a continuing impact, in each case as determined on a basis consistent with Article 11 of Regulation S-X of the Securities Act, as interpreted by the SEC, and such other adjustments as are reasonably satisfactory to the Administrative Agent, in each case as certified by the chief financial officer of the Company) using, for purposes of determining such compliance, the historical financial statements of all entities or assets so acquired or sold and the consolidated financial statements of the Company and its Subsidiaries, which shall be reformulated as if such acquisition or asset sale, and all other acquisitions or asset sales that have been consummated during the period, and any Indebtedness or other liabilities to be incurred or repaid in connection therewith had been consummated and incurred or repaid at the beginning of such period.

“PTE” means a prohibited transaction class exemption issued by the U.S. Department of Labor, as any such exemption may be amended from time to time.

“Public Lender” has the meaning specified in Section 6.02.

“QFC” has the meaning assigned to the term “qualified financial contract” in, and shall be interpreted in accordance with, 12 U.S.C. 5390(c)(8)(D).

“QFC Credit Support” has the meaning assigned to it in Section 10.22.

“Qualified Acquisition” means a transaction permitted under this Agreement and consummated on or after the Closing Date, by which the Company or any of its Subsidiaries (i) acquires any going concern or business or all or substantially all of the assets of any firm, corporation or limited liability company, or division thereof, whether through purchase of assets, merger or otherwise or (ii) directly or indirectly acquires at least a majority (in number of votes) of the Equity Securities of a Person if the aggregate amount of Indebtedness that is incurred or intended to be incurred by the Company and its Subsidiaries to finance the purchase price and other consideration for such transaction, plus the amount of Indebtedness assumed or intended to be assumed by the Company and its Subsidiaries in connection with such transaction, is at least $3,000,000,000 of Indebtedness.

“Rate Determination Date” means two (2) Business Days prior to the commencement of such Interest Period (or such other day as is generally treated as the rate fixing day by market practice in such interbank market, as determined by the Administrative Agent; provided that, to the extent such market practice is not administratively feasible for the Administrative Agent, then “Rate Determination Date” means such other day as otherwise reasonably determined by the Administrative Agent).

“Rating Agency” means either of S&P or Moody’s.

“Recipient” means the Administrative Agent, any Lender, any L/C Issuer or any other recipient of any payment to be made by or on account of any obligation of any Loan Party hereunder.

“Register” has the meaning specified in Section 10.06(c).

“Registered Public Accounting Firm” has the meaning specified in the Securities Laws and shall be independent of the Company as prescribed by the Securities Laws.

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, officers, employees, agents, trustees, administrators, managers, advisors and representatives of such Person and of such Person’s Affiliates.

“Relevant Governmental Body” means (a) with respect to Loans denominated in Dollars, the Board of Governors of the Federal Reserve System and/or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the Board of Governors of the Federal Reserve System and/or the Federal Reserve Bank of New York or any successor thereto, (b) with respect to Loans denominated in Sterling, the Bank of England, or a committee officially endorsed or convened by the Bank of England or, in each case, any successor thereto, (c) with respect to Loans denominated in Euros, the European Central Bank, or a committee officially endorsed or convened by the European Central Bank or, in each case, any successor thereto, (d) with respect to Loans denominated in Swiss Francs, the Swiss National Bank, or a committee officially endorsed or convened by the Swiss National Bank or, in each case, any successor thereto, (e) with respect to Loans denominated in Yen, the Bank of Japan, or a committee officially endorsed or convened by the Bank of Japan or, in each case, any successor thereto, and (f) with respect to Loans denominated in any other Alternative Currency, (i) the central bank for the currency in which such Loan is denominated or any central bank or other supervisor which is responsible for supervising either (x) such Successor Rate or (y) the administrator of such Successor Rate or (ii) any working group or committee officially endorsed or convened by (w) the central bank for the currency in which such Successor Rate is denominated, (x) any central bank or other supervisor that is responsible for supervising either (A) such Successor Rate or (B) the administrator of such Successor Rate, (y) a group of those central banks or other supervisors or (z) the Financial Stability Board or any part thereof.

“Relevant Rate” means with respect to any Credit Extension denominated in (a) Dollars, SOFR, (b) Sterling, SONIA, (c) Swiss Francs, SARON, (d) Euros, EURIBOR, (e) Canadian Dollars, the CDOR Rate, (f) Japanese Yen, TIBOR and (g) Australian Dollars, BBSY, as applicable.

“Reportable Event” means any of the events set forth in Section 4043(c) of ERISA, other than events for which the 30 day notice period has been waived.

“Request for Credit Extension” means (a) with respect to a Borrowing, conversion or continuation of Committed Loans, a Committed Loan Notice, (b) with respect to an L/C Credit Extension, a Letter of Credit Application, and (c) with respect to a Swing Line Loan, a Swing Line Loan Notice.

“Required Lenders” means, at any time, Lenders having Total Credit Exposures representing more than 50% of the Total Credit Exposures of all Lenders. The Total Credit Exposure of any Defaulting Lender shall be disregarded in determining Required Lenders at any time; provided that the amount of any participation in any Swing Line Loan and Unreimbursed Amounts that any Defaulting Lender has failed to fund that have not been reallocated to and funded by another Lender shall be deemed to be held by the applicable Swing Line Lender or the applicable L/C Issuer, as the case may be, in making such determination.

“Rescindable Amount” has the meaning specified in Section 2.12(b)(ii).

“Resolution Authority” means an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.

“Responsible Officer” means, with respect to any Person, the chief executive officer, president, chief financial officer, general counsel, treasurer, any senior vice president or vice president of such Person and, solely for the purposes of notices given pursuant to Article II, any other officer or employee of the applicable Loan Party so designated by any of the foregoing officers in a notice to the Administrative Agent or any other officer or employee of the applicable Loan Party designated in or pursuant to an agreement between the applicable Loan Party and the Administrative Agent. Any document delivered hereunder that is signed by a Responsible Officer of such Person shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Person and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Person.

“Restricted Margin Stock” means Margin Stock owned by the Company or any of its Subsidiaries which represents not more than 25% of the aggregate value (determined in accordance with Regulation U), on a consolidated basis, of the property and assets of the Company and its Subsidiaries (including any Margin Stock) that is subject to the provisions of Sections 7.01.

“Revaluation Date” means (a) with respect to any Loan, each of the following: (i) each date of a Borrowing of an Alternative Currency Loan, (ii) each date of a continuation of an Alternative Currency Term Rate Loan pursuant to Section 2.02, and (iii) such additional dates as the Administrative Agent shall determine or the Required Lenders shall require; and (b) with respect to any Letter of Credit or Bankers’ Acceptance, each of the following: (i) each date of issuance, amendment and/or extension of a Letter of Credit or creation of a Bankers’ Acceptance denominated in an Alternative Currency, (ii) each date of any payment by the applicable L/C Issuer under any Letter of Credit or Bankers’ Acceptance denominated in an Alternative Currency, (iii) in the case of the Existing Letters of Credit denominated in Alternative Currencies, the Closing Date and (iv) such additional dates as the Administrative Agent or the applicable L/C Issuer shall determine or the Required Lenders shall require.

“S&P” means S&P Global Ratings, a division of S&P Global Inc., and any successor thereto.

“Same Day Funds” means (a) with respect to disbursements and payments in Dollars, immediately available funds, and (b) with respect to disbursements and payments in an Alternative Currency, same day or other funds as may be determined by the Administrative Agent or the applicable L/C Issuer, as the case may be, to be customary in the place of disbursement or payment for the settlement of international banking transactions in the relevant Alternative Currency.

“Sanctioned Persons Lists” means Specially Designated Nationals List, Foreign Sanctions Evader List, or Sectoral Sanctions Identifications List, or similar lists maintained by the Office of Foreign Assets Control of the U.S. Department of the Treasury.

“Sanctions” means any international economic sanction administered or enforced by the United States Government (including those administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury or the U.S. Department of State), the United Nations Security Council, the European Union, Her Majesty’s Treasury or other relevant sanctions authority.

“SARON” means, with respect to any applicable determination date, the Swiss Average Rate Overnight published on the fifth Business Day preceding such date on the applicable Reuters screen page (or such other commercially available source providing such quotations as may be designated by the Administrative Agent from time to time); provided however that if such determination date is not a Business Day, SARON means such rate that applied on the first Business Day immediately prior thereto.

“SARON Adjustment” means, with respect to SARON, -0.0571% per annum.

“Sarbanes-Oxley” means the Sarbanes-Oxley Act of 2002.

“SEC” means the Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.

“Securities Act” means the Securities Act of 1933.

“Securities Laws” means the Securities Act, the Exchange Act, Sarbanes-Oxley and the applicable accounting and auditing principles, rules, standards and practices promulgated, approved or incorporated by the SEC.

“Securitization Transaction” means, with respect to any Person, any financing transaction or series of financing transactions (including factoring arrangements) pursuant to which such Person or any Subsidiary of such Person may sell, convey or otherwise transfer, or grant a security interest in, accounts, payments, receivables, rights to future lease payments or residuals or similar rights to payment to (a)  a special purpose subsidiary or affiliate of such Person or (b) directly to one or more investors or other purchasers.

“SOFR” means the Secured Overnight Financing Rate as administered by the Federal Reserve Bank of New York (or a successor administrator).

“SOFR Adjustment” with respect to Daily Simple SOFR means 0.10% (10 basis points); and with respect to Term SOFR means 0.10% (10 basis points) for an Interest Period of one-month’s duration.

“SONIA” means, with respect to any applicable determination date, the Sterling Overnight Index Average Reference Rate published on the fifth Business Day preceding such date on the applicable Reuters screen page (or such other commercially available source providing such quotations as may be designated by the Administrative Agent from time to time); provided however that if such determination date is not a Business Day, SONIA means such rate that applied on the first Business Day immediately prior thereto.

“SONIA Adjustment” means, with respect to SONIA, 0.0326% per annum.

“Special Notice Currency” means at any time an Alternative Currency, other than (a) the currency of a country that is a member of the Organization for Economic Cooperation and Development at such time located in North America or Europe or (b) Yen.

“Sterling” and “£” mean the lawful currency of the United Kingdom.

“Subsidiary” of a Person means a corporation, partnership, joint venture, limited liability company or other business entity which is consolidated with such Person under GAAP. Unless otherwise specified, all references herein to a “Subsidiary” or to “Subsidiaries” shall refer to a Subsidiary or Subsidiaries of the Company.

“Sublimit” means the Company Sublimit or an applicable Designated Borrower Sublimit, as the context may indicate.

“Successor Rate” has the meaning specified in Section 3.03(b).

“Supported QFC” has the meaning assigned to it in Section 10.22.

“Swap” means any agreement, contract, or transaction that constitutes a “swap” within the meaning of section 1a(47) of the Commodity Exchange Act.

“Swap Contract” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement relating to any of the foregoing (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.

“Swap Obligation” means, with respect to any person, any obligation to pay or perform under any Swap.

“Swap Termination Value” means, in respect of any one or more Swap Contracts, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Contracts, (a) for any date on or after the date such Swap Contracts have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Swap Contracts, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Swap Contracts (which may include a Lender or any Affiliate of a Lender).

“Swing Line Borrowing” means a borrowing of a Swing Line Loan pursuant to Section 2.04(b).

“Swing Line Lender” means (a) with respect to Swing Line Loans denominated in Dollars, each of Bank of America, Barclays and JPMorgan, each in its capacity as provider of Swing Line Loans, and any successor swing line lender for Dollars hereunder and (b) with respect to Swing Line Loans denominated in Euros, each of (i) Bank of America, N.A., London Branch, or one or more other branches or Affiliates of Bank of America, acting in such capacity, (ii) Barclays, or one or more other branches or Affiliates of Barclays, acting in such capacity, and (iii) JPMorgan Chase Bank, N.A., London Branch, or one or more other branches or Affiliates of JPMorgan acting in such capacity, each in its capacity as provider of Swing Line Loans denominated in Euros, or any successor swing line lender for Euros hereunder.

“Swing Line Lender Sublimit” means, as to any Swing Line Lender, its obligation to make Swing Line Loans pursuant to Section 2.04 in an aggregate amount at any time outstanding not to exceed the Dollar amount set forth opposite such Swing Line Lender’s name on Schedule 2.04, as such amount may be adjusted from time to time in accordance with this Agreement.

“Swing Line Loan” has the meaning specified in Section 2.04(a).

“Swing Line Loan Notice” means a notice of a Swing Line Borrowing pursuant to Section 2.04(b), which, if in writing, shall be substantially in the form of Exhibit B or such other form as may be approved by the Administrative Agent (including any form on an electronic platform or electronic transmission system as shall be approved by the Administrative Agent), appropriately completed and signed by a Responsible Officer of the Borrower.

“Swing Line Sublimit” means, at any time, an amount equal to (a) with respect to Swing Line Loans denominated in Dollars, $200,000,000 and (b) with respect to Swing Line Loans denominated in Euros, the Alternative Currency Equivalent of $200,000,000; provided that in no event shall the aggregate Swing Line Sublimit exceed the Company’s Sublimit then in effect (and if any adjustment is required to the Swing Line Sublimit as a result of the reduction of the Company Sublimit, such adjustment shall, unless otherwise agreed among the Swing Line Lenders and the Borrower, be applied pro rata between the portion of the Swing Line Sublimit allocated to Dollars and the portion of the Swing Line Sublimit allocated to Euros, and ratably among the relevant Swing Line Lenders). The Swing Line Sublimit is part of, and not in addition to, the Aggregate Commitments.

“Swiss Franc” means lawful money of the Swiss Confederation.

“TARGET Day” means any day on which TARGET2 (or, if such payment system ceases to be operative, such other payment system, if any, determined by the Administrative Agent to be a suitable replacement) is open for the settlement of payments in Euro.

“TARGET2” means the Trans-European Automated Real-time Gross Settlement Express Transfer payment system which utilizes a single shared platform and which was launched on November 19, 2007.

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges in the nature of taxes imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Term SOFR” means:

(a) for any Interest Period with respect to a Term SOFR Loan, the rate per annum equal to the Term SOFR Screen Rate two U.S. Government Securities Business Days prior to the commencement of such Interest Period with a term equivalent to such Interest Period; provided that if the rate is not published prior to 11:00 a.m. on such determination date then Term SOFR means the Term SOFR Screen Rate on the first U.S. Government Securities Business Day immediately prior thereto, in each case, plus the SOFR Adjustment for such Interest Period; and

(b) for any interest calculation with respect to a Base Rate Loan on any date, the rate per annum equal to the Term SOFR Screen Rate with a term of one month commencing that day;

provided that if the Term SOFR determined in accordance with either of the foregoing provisions (a) or (b) of this definition would otherwise be less than zero, the Term SOFR shall be deemed zero for purposes of this Agreement.

“Term SOFR Loan” means a Committed Loan that bears interest at a rate based on clause (a) of the definition of Term SOFR.

“Term SOFR Screen Rate” means the forward-looking SOFR term rate administered by CME (or any successor administrator satisfactory to the Administrative Agent) and published on the applicable Reuters screen page (or such other commercially available source providing such quotations as may be designated by the Administrative Agent from time to time).

“Term SOFR Successor Rate” has the meaning specified in Section 3.03(b).

“Threshold Amount” means $500,000,000.

“Threshold Indebtedness” has the meaning specified in Section 8.01(e).

“Total Credit Exposure” means, as to any Lender at any time, the unused Commitments and Credit Exposure of such Lender at such time.

“Total Outstandings” means the aggregate Outstanding Amount of all Loans and all L/C Obligations.

“Type” means, with respect to a Committed Loan, its character as a Base Rate Loan, a Term SOFR Loan, an Alternative Currency Daily Rate Loan or an Alternative Currency Term Rate Loan.

“UCP” means, with respect to any Letter of Credit, the Uniform Customs and Practice for Documentary Credits, International Chamber of Commerce (“ICC”) Publication No. 600 (or such later version thereof as may be in effect at the time of issuance).

“UK Financial Institution” means any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended form time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any person subject to IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.

“UK Resolution Authority” means the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.

“Undisclosed Administration” means, with respect to a Lender that is the subject of home jurisdiction supervision by the Dutch Central Bank (De Nederlandsche Bank N.V.) under the Dutch Financial Supervision Act (Wet op het financieel toezicht, “Wft”), an undisclosed administration (stille curatele) applicable to, and imposed on, such Lender by the Dutch Central Bank (De Nederlandsche Bank N.V.) under or based on section 1:76 of the Dutch Financial Supervision Act (Wet op het financieel toezicht, “Wft”), as to and in relation to which the Dutch Central Bank (De Nederlandsche Bank N.V.) has not publicly disclosed the appointment of a custodian (curator) with regard to such Lender.

“United States” and “U.S.” mean the United States of America.

“Unreimbursed Amount” has the meaning specified in Section 2.03(c)(i).

“Unrestricted Margin Stock” means any Margin Stock owned by the Company or any of its Subsidiaries which is not Restricted Margin Stock.

“U.S. Government Securities Business Day” means any Business Day, except any Business Day on which any of the Securities Industry and Financial Markets Association, the New York Stock Exchange or the Federal Reserve Bank of New York is not open for business because such day is a legal holiday under the federal laws of the United States or the laws of the State of New York, as applicable.

“U.S. Person” means any Person that is a “United States Person” as defined in Section 7701(a)(30) of the Code.

“U.S. Special Resolution Regime” has the meaning assigned to it in Section 10.22.

“Write-Down and Conversion Powers” means, (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule, and (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.

“Yen” and “¥” mean the lawful currency of Japan.

1.02        Other Interpretive Provisions. With reference to this Agreement and each other Loan Document, unless otherwise specified herein or in such other Loan Document:

(a)            The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” Unless the context requires otherwise, (i) any definition of or reference to any agreement, instrument or other document (including any Organization Document) shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein or in any other Loan Document), (ii) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (iii) the words “herein,” “hereof” and “hereunder,” and words of similar import when used in any Loan Document, shall be construed to refer to such Loan Document in its entirety and not to any particular provision thereof, (iv) all references in a Loan Document to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, the Loan Document in which such references appear, (v) any reference to any law shall include all statutory and regulatory provisions consolidating, amending, replacing or interpreting such law and any reference to any law or regulation shall, unless otherwise specified, refer to such law or regulation as amended, modified or supplemented from time to time, and (vi) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

(b)            In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including;” the words “to” and “until” each mean “to but excluding;” and the word “through” means “to and including.”

(c)            Section headings herein and in the other Loan Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Loan Document.

(d)            Any reference herein to a merger, transfer, consolidation, amalgamation, consolidation, assignment, sale, disposition or transfer, or similar term, shall be deemed to apply to a division of or by a limited liability company or limited partnership, or an allocation of assets to a series of a limited liability company or limited partnership (or the unwinding of such a division or allocation), as if it were a merger, transfer, consolidation, amalgamation, consolidation, assignment, sale, disposition or transfer, or similar term, as applicable, to, of or with a separate Person. Any division of a limited liability company or limited partnership shall constitute a separate Person hereunder (and each division of any limited liability company or limited partnership that is a Subsidiary, joint venture or any other like term shall also constitute such a Person or entity).

1.03        Accounting Terms.

(a)            Generally. All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with, GAAP applied on a consistent basis, as in effect from time to time, subject to Section 1.03(b) and the proviso in the definition “Capital Lease Obligations”, except as otherwise specifically prescribed herein (it being agreed that all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to herein shall be made, without giving effect to (i) any election under Accounting Standards Codification 825-10-25 (previously referred to as Statement of Financial Accounting Standards 159) (or any other Accounting Standards Codification or Financial Accounting Standard having a similar result or effect) to value any Indebtedness or other liabilities of the Company or any Subsidiary at “fair value”, as defined therein and (ii) any treatment of Indebtedness in respect of convertible debt instruments under Accounting Standards Codification 470-20 (or any other Accounting Standards Codification or Financial Accounting Standard having a similar result or effect) to value any such Indebtedness in a reduced or bifurcated manner as described therein, and such Indebtedness shall at all times be valued at the full stated principal amount thereof).

(b)            Changes in GAAP. If at any time any material change in GAAP (including the early adoption by the Company of any provision of GAAP) would affect the computation of any financial ratio or requirement set forth in any Loan Document, and either the Company or the Required Lenders shall so request, the Administrative Agent, the Lenders and the Company shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject to the approval of the Required Lenders); provided that, until so amended, (i) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and (ii) the Company shall provide to the Administrative Agent and the Lenders financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP.

1.04        Rounding. Any financial ratios required to be maintained by the Company pursuant to this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).

1.05        Times of Day. Unless otherwise specified, all references herein to times of day shall be references to Eastern time (daylight or standard, as applicable).

1.06        Letter of Credit Amounts. Unless otherwise specified herein, the amount of a Letter of Credit at any time shall be deemed to be the Dollar Equivalent of the stated amount of such Letter of Credit in effect at such time; provided, however, that with respect to any Letter of Credit that, by its terms or the terms of any Issuer Document related thereto, provides for one or more automatic increases in the stated amount thereof, the amount of such Letter of Credit shall be deemed to be the Dollar Equivalent of the maximum stated amount of such Letter of Credit after giving effect to all such increases, whether or not such maximum stated amount is in effect at such time.

1.07        Interest Rates. The Administrative Agent does not warrant, nor accept responsibility, nor shall the Administrative Agent have any liability with respect to the administration, submission or any other matter related to the rates in the definition of “SOFR”, “Alternative Currency Daily Rate” “Alternative Currency Term Rate”, any reference rate referred to herein or with respect to any rate (including, for the avoidance of doubt, the selection of such rate and any related spread or other adjustment) that is an alternative or replacement for or successor to any such rate (including, without limitation, any Successor Rate) or the effect of any of the foregoing, or of any Conforming Changes. The Administrative Agent and its affiliates or other related entities may engage in transactions or other activities that affect any reference rate referred to herein, or any alternative, successor or replacement rate (including, without limitation, any Successor Rate) (or any component of any of the foregoing) or any related spread or other adjustments thereto, in each case, in a manner adverse to the Borrowers. The Administrative Agent may select information sources or services in its reasonable discretion to ascertain any reference rate referred to herein or any alternative, successor or replacement rate (including, without limitation, any Successor Rate) (or any component of any of the foregoing), in each case pursuant to the terms of this Agreement, and shall have no liability to the Borrowers, any Lender or any other person or entity for damages of any kind, including direct or indirect, special, punitive, incidental or consequential damages, costs, losses or expenses (whether in tort, contract or otherwise and whether at law or in equity), for any error or other action or omission related to or affecting the selection, determination, or calculation of any rate (or component thereof) provided by any such information source or service.

1.08        Exchange Rates; Currency Equivalents.

(a)            The Administrative Agent or the applicable L/C Issuer, as applicable, shall determine the Dollar Equivalent amounts of Credit Extensions and Outstanding Amounts denominated in Alternative Currencies. Such Dollar Equivalent shall become effective as of such Revaluation Date and shall be the Dollar Equivalent of such amounts until the next Revaluation Date to occur. Except for purposes of financial statements delivered by Loan Parties hereunder or calculating financial covenants hereunder or except as otherwise provided herein, the applicable amount of any currency (other than Dollars) for purposes of the Loan Documents shall be such Dollar Equivalent amount as so determined by the Administrative Agent or an L/C Issuer, as applicable.

(b)            Wherever in this Agreement in connection with a Committed Borrowing, conversion, continuation or prepayment of an Alternative Currency Loan or the issuance, amendment or extension of a Letter of Credit, an amount, such as a required minimum or multiple amount, is expressed in Dollars, but such Committed Borrowing, Alternative Currency Rate Loan or Letter of Credit is denominated in an Alternative Currency, such amount shall be the relevant Alternative Currency Equivalent of such Dollar amount (rounded to the nearest unit of such Alternative Currency, with 0.5 of a unit being rounded upward), as determined by the Administrative Agent or an L/C Issuer, as the case may be.

1.09        Additional Alternative Currencies.

(a)            The Company may from time to time request that Alternative Currency Loans be made and/or Letters of Credit be issued in a currency other than those specifically listed in the definition of “Alternative Currency”; provided that such requested currency is an Eligible Currency. In the case of any such request with respect to the making of Alternative Currency Loans, such request shall be subject to the approval of the Administrative Agent and all the Lenders; and in the case of any such request with respect to the issuance of Letters of Credit, such request shall be subject to the approval of the Administrative Agent and each L/C Issuer.

(b)            Any such request shall be made to the Administrative Agent not later than 11:00 a.m., twenty (20) Business Days prior to the date of the desired Credit Extension (or such other time or date as may be agreed by the Administrative Agent and, in the case of any such request pertaining to Letters of Credit, the applicable L/C Issuer, in its or their sole discretion). In the case of any such request pertaining to Alternative Currency Loans, the Administrative Agent shall promptly notify each Lender thereof; and in the case of any such request pertaining to Letters of Credit, the Administrative Agent shall promptly notify the applicable L/C Issuer thereof. Each Lender (in the case of any such request pertaining to Alternative Currency Loans) or the applicable L/C Issuer (in the case of a request pertaining to Letters of Credit) shall notify the Administrative Agent, not later than 11:00 a.m., ten Business Days after receipt of such request whether it consents, in its sole discretion, to the making of Alternative Currency Loans or the issuance of Letters of Credit, as the case may be, in such requested currency.

(c)            Any failure by a Lender or an L/C Issuer, as the case may be, to respond to such request within the time period specified in the preceding sentence shall be deemed to be a refusal by such Lender or such L/C Issuer, as the case may be, to permit Alternative Currency Loans to be made or Letters of Credit to be issued in such requested currency. If the Administrative Agent and all the Lenders consent to making Alternative Currency Loans in such requested currency and the Administrative Agent and such Lenders reasonably determine that an appropriate interest rate is available to be used for such requested currency, the Administrative Agent shall so notify the Company and (i) the Administrative Agent and such Lenders may amend the definition of Alternative Currency Daily Rate or Alternative Currency Term Rate to the extent necessary to add the applicable rate for such currency and any applicable adjustment for such rate and (ii) to the extent the definition of Alternative Currency Daily Rate or Alternative Currency Term Rate, as applicable, has been amended to reflect the appropriate rate for such currency, such currency shall thereupon be deemed for all purposes to be an Alternative Currency for purposes of any Committed Borrowings of Alternative Currency Loans. If the Administrative Agent and the L/C Issuers consent to the issuance of Letters of Credit in such requested currency, the Administrative Agent shall so notify the Company and (iii) the Administrative Agent and the L/C Issuer may amend the definition of Alternative Currency Daily Rate or Alternative Currency Term Rate, as applicable, to the extent necessary to add the applicable rate for such currency and any applicable adjustment for such rate and (iv) to the extent the definition of Alternative Currency Daily Rate or Alternative Currency Term Rate, as applicable, has been amended to reflect the appropriate rate for such currency, such currency shall thereupon be deemed for all purposes to be an Alternative Currency, for purposes of any Letter of Credit issuances. If the Administrative Agent shall fail to obtain consent to any request for an additional currency under this Section 1.09, the Administrative Agent shall promptly so notify the Company.

1.10        Change of Currency.

(a)            Each obligation of any of the Borrowers to make a payment denominated in the national currency unit of any member state of the European Union that adopts the Euro as its lawful currency after the date hereof shall be redenominated into Euro at the time of such adoption. If, in relation to the currency of any such member state, the basis of accrual of interest expressed in this Agreement in respect of that currency shall be inconsistent with any convention or practice in the interbank market for the basis of accrual of interest in respect of the Euro, such expressed basis shall be replaced by such convention or practice with effect from the date on which such member state adopts the Euro as its lawful currency; provided that if any Borrowing in the currency of such member state is outstanding immediately prior to such date, such replacement shall take effect, with respect to such Borrowing, at the end of the then current Interest Period.

(b)            Each provision of this Agreement shall be subject to such reasonable changes of construction as the Administrative Agent may from time to time specify to be appropriate to reflect the adoption of the Euro by any member state of the European Union and any relevant market conventions or practices relating to the Euro.

(c)            Each provision of this Agreement also shall be subject to such reasonable changes of construction as the Administrative Agent may from time to time specify to be appropriate to reflect a change in currency of any other country and any relevant market conventions or practices relating to the change in currency.

ARTICLE II.

THE COMMITMENTS AND CREDIT EXTENSIONS

2.01        Committed Loans. Subject to the terms and conditions set forth herein, each Lender (or, in the case of Loans made under a Designated Borrower Sublimit, each Designated Lender with respect to such Designated Borrower Sublimit) severally agrees to make loans (each such loan, a “Committed Loan”) to the Borrowers in Dollars or in one or more Alternative Currencies from time to time, on any Business Day during the Availability Period, in an aggregate amount not to exceed at any time outstanding the amount of such Lender’s Commitment; provided, however, that after giving effect to any Committed Borrowing, (i) the Total Outstandings shall not exceed the Aggregate Commitments, (ii) the Credit Exposure of any Lender shall not exceed such Lender’s Commitment, (iii) the aggregate Outstanding Amount of all Committed Loans made to the Company and any Designated Borrower under the Designated Borrower Sublimit applicable to such Designated Borrower shall not exceed such Designated Borrower Sublimit, and (iv) the aggregate Outstanding Amount of all Loans and L/C Obligations made to the Company under the Company Sublimit shall not exceed the Company Sublimit then in effect. Within the limits of each Lender’s Commitment, and subject to the other terms and conditions hereof, the Borrowers may borrow under this Section 2.01, prepay under Section 2.05, and reborrow under this Section 2.01. Committed Loans may be Base Rate Loans, Term SOFR Loans, Alternative Currency Daily Rate Loans or Alternative Currency Term Rate Loans, as further provided herein; provided that any Borrowings made on the Closing Date or any of the three (3) Business Days following the Closing Date shall be made as Base Rate Loans unless the applicable Borrower delivers a funding indemnity letter in form and substance reasonably acceptable to the Administrative Agent not less than three Business Days prior to the date of such Borrowing.

2.02        Borrowings, Conversions and Continuations of Committed Loans.

(a)            Each Committed Borrowing, each conversion of Committed Loans from one Type to the other, and each continuation of an Alternative Currency Term Rate Loan or a Term SOFR Loan shall be made upon the Company’s irrevocable notice to the Administrative Agent, which may be given by (A) telephone or (B) a Committed Loan Notice; provided that any telephonic notice must be confirmed immediately by delivery to the Administrative Agent of a Committed Loan Notice. Each such Committed Loan Notice must be received by the Administrative Agent not later than (i) in the case of Term SOFR Loans, 11:00 a.m. two Business Days prior to the requested date of any Borrowing of, or conversion or continuation of Term SOFR Loans or of any conversion of Term SOFR Loans to Base Rate Loans, (ii) in the case of Alternative Currency Loans, 11:00 a.m. three Business Days (or five Business Days, in the case of a Special Notice Currency) prior to the requested date of any Borrowing or, in the case of Alternative Currency Term Rate Loans, any continuation, and (iii) 11:00 a.m. on the requested date of any Borrowing of Base Rate Committed Loans. Each Borrowing of, conversion to or continuation of Alternative Currency Loans or Term SOFR Loan shall be in a principal amount of the Dollar Equivalent of $5,000,000 or a whole multiple of the Dollar Equivalent of $1,000,000 in excess thereof. Except as provided in Sections 2.03(c) and 2.04(c), each Committed Borrowing of or conversion to Base Rate Committed Loans shall be in a principal amount of the Dollar Equivalent of $500,000 or a whole multiple of the Dollar Equivalent of $100,000 in excess thereof. Each Committed Loan Notice shall specify (i) whether the Company is requesting a Committed Borrowing, a conversion of Committed Loans from one Type to the other, or a continuation of Alternative Currency Term Rate Loans or Term SOFR Loans, (ii) the requested date of the Borrowing, conversion or continuation, as the case may be (which shall be a Business Day), (iii) the principal amount of Committed Loans to be borrowed, converted or continued, (iv) the Type of Committed Loans to be borrowed or to which existing Committed Loans are to be converted, (v) if applicable, the duration of the Interest Period with respect thereto, (vi) the currency of the Committed Loans to be borrowed, (vii) if any Designated Borrower Sublimit is then in effect, the Borrower to whom such Committed Loan is to be made, and (viii) if any Designated Borrower Sublimit is then in effect and such Committed Loan is to be made to the Company, the Sublimit under which such Committed Loan is to be made. If the Company fails to specify a currency in a Committed Loan Notice requesting a Borrowing, then the Committed Loans so requested shall be made in Dollars. If the Company fails to specify a Type of Committed Loan in a Committed Loan Notice then the applicable Committed Loans shall be made as Base Rate Loans. If the Company fails to give a timely notice requesting a conversion or continuation, then the applicable Committed Loans shall be made as, or converted to, Base Rate Loans; provided, however, that in the case of a failure to timely request a continuation of Alternative Currency Term Rate Loans, such Committed Loans shall be continued as Alternative Currency Term Rate Loans in their original currency with an Interest Period of one (1) month. Any such automatic conversion to Base Rate Loans shall be effective as of the last day of the Interest Period then in effect with respect to the applicable Term SOFR Loans. If the applicable Borrower requests a Borrowing of, conversion to, or continuation of Alternative Currency Term Rate Loans or Term SOFR Loans in any such Committed Loan Notice, but fails to specify an Interest Period, it will be deemed to have specified an Interest Period of one month. Except as provided pursuant to Section 2.12(a) and 3.03, no Committed Loan may be converted into or continued as a Committed Loan denominated in a different currency, but instead must be prepaid in the original currency of such Committed Loan and reborrowed in the other currency. If the Company requests a Borrowing but fails to identify the Borrower or the applicable Sublimit, it shall be deemed to be a request for a Borrowing by the Company under the Company Sublimit, subject to availability under that Sublimit.

(b)            Following receipt of a Committed Loan Notice, the Administrative Agent shall promptly notify each Lender of the amount (and currency) of its Applicable Percentage of the applicable Committed Loans, and if no timely notice of a conversion or continuation is provided by the Company, the Administrative Agent shall notify each Lender of the details of any automatic conversion to Base Rate Loans or continuation of Alternative Currency Term Rate Loans described in the preceding subsection. In the case of a Committed Borrowing, each Lender shall make the amount of its Committed Loan available to the Administrative Agent in Same Day Funds at the Administrative Agent’s Office for the applicable currency not later than 1:00 p.m., in the case of any Committed Loan denominated in Dollars, and not later than the Applicable Time specified by the Administrative Agent in the case of any Committed Loan in an Alternative Currency, in each case on the Business Day specified in the applicable Committed Loan Notice. Upon satisfaction of the applicable conditions set forth in Section 4.02 (and, if such Borrowing is the initial Credit Extension, Section 4.01), the Administrative Agent shall make all funds so received available to the Company or the other applicable Borrower in like funds as received by the Administrative Agent either by (i) crediting the account of such Borrower on the books of Bank of America with the amount of such funds or (ii) wire transfer of such funds, in each case in accordance with instructions provided to (and reasonably acceptable to) the Administrative Agent by the Company; provided, however, that if, on the date the Committed Loan Notice with respect to such Borrowing denominated in Dollars is given by the Company, there are L/C Borrowings outstanding, then the proceeds of such Borrowing, first, shall be applied to the payment in full of any such L/C Borrowings, and, second, shall be made available to the applicable Borrower as provided above.

(c)            Except as otherwise provided herein, an Alternative Currency Term Rate Loan and a Term SOFR Loan may be continued or converted only on the last day of an Interest Period for such Alternative Currency Term Rate Loan or such Term SOFR Loan. During the existence of a Default, no Committed Loans may be requested as, or converted to Alternative Currency Daily Rate Loans or converted to or continued as Alternative Currency Term Rate Loans Term SOFR Loans, as applicable, without the consent of the Required Lenders.

(d)            The Administrative Agent shall promptly notify the Company and the Lenders of the interest rate applicable to any Interest Period for Term SOFR Loans upon determination of such interest rate.

(e)            After giving effect to all Committed Borrowings, all conversions of Committed Loans from one Type to the other, and all continuations of Committed Loans as the same Type, there shall not be more than ten Interest Periods in effect at any time with respect to Committed Loans.

(f)             Notwithstanding anything to the contrary in this Agreement, any Lender may exchange, continue or rollover all of the portion of its Loans in connection with any refinancing, extension, loan modification or similar transaction permitted by the terms of this Agreement, pursuant to a cashless settlement mechanism approved by the Company, the Administrative Agent, and such Lender.

(g)            With respect to any Alternative Currency Daily Rate, SOFR or Term SOFR, the Administrative Agent will have the right, in consultation with the Borrower, to make Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Loan Document; provided that, with respect to any such amendment effected, the Administrative Agent shall post each such amendment implementing such Conforming Changes to the Borrower and the Lenders reasonably promptly after such amendment becomes effective.

2.03        Letters of Credit and Bankers’ Acceptances.

(a)            The Letter of Credit and Bankers’ Acceptances Commitment.

(i)            Subject to the terms and conditions set forth herein, (A) each L/C Issuer agrees, in reliance upon the agreements of the Lenders set forth in this Section 2.03, (1) from time to time on any Business Day during the period from the Closing Date until the Letter of Credit Expiration Date, to issue Letters of Credit denominated in Dollars or in one or more Alternative Currencies under the Company Sublimit for the account of the Company or its Subsidiaries, and to amend or extend Letters of Credit previously issued by it, in accordance with subsection (b) below, (2) to honor drawings under the Letters of Credit and (3) with respect to Acceptance Credits, to create Bankers’ Acceptances in accordance with the terms thereof and hereof; and (B) the Lenders severally agree to participate in Letters of Credit and Bankers’ Acceptances issued for the account of the Company or its Subsidiaries and any drawings thereunder; provided that after giving effect to any L/C Credit Extension with respect to any Letter of Credit, (v) the Total Outstandings shall not exceed the Aggregate Commitments, (w) the Credit Exposure of any Lender shall not exceed such Lender’s Commitment, (x) the Outstanding Amount of all Loans and L/C Obligations under the Company Sublimit shall not exceed the Company Sublimit then in effect, (y) the Outstanding Amount of the L/C Obligations shall not exceed the Letter of Credit Sublimit and (z) the Outstanding Amount of the L/C Obligations under Letters of Credit issued by such L/C Issuer shall not exceed such L/C Issuer’s L/C Issuer Sublimit. Each request by the Company for the issuance or amendment of a Letter of Credit shall be deemed to be a representation by the Company that the L/C Credit Extension so requested complies with the conditions set forth in the proviso to the preceding sentence. Within the foregoing limits, and subject to the terms and conditions hereof, the Company’s ability to obtain Letters of Credit shall be fully revolving, and accordingly the Company may, during the foregoing period, obtain Letters of Credit to replace Letters of Credit that have expired or that have been drawn upon and reimbursed. All Existing Letters of Credit shall be deemed to have been issued pursuant hereto, and from and after the Closing Date shall be subject to and governed by the terms and conditions hereof. Notwithstanding the foregoing, neither Barclays nor any of its Affiliates shall have any obligation under this Section 2.03(a)(i) to issue commercial Letters of Credit or create Bankers’ Acceptances.

(ii)           No L/C Issuer shall issue any Letter of Credit if the expiry date of such requested Letter of Credit (or the expiry date of any Bankers’ Acceptance) would occur after the Letter of Credit Expiration Date, unless all the Lenders have approved such expiry date.

(iii)          No L/C Issuer shall be under any obligation to issue any Letter of Credit if:

(A)           any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain such L/C Issuer from issuing such Letter of Credit or any related Bankers’ Acceptance, or any Law applicable to such L/C Issuer or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over such L/C Issuer shall prohibit, or request that such L/C Issuer refrain from, the issuance of letters of credit or any related bankers’ acceptance generally or such Letter of Credit or any related Bankers’ Acceptance in particular or shall impose upon such L/C Issuer with respect to such Letter of Credit or related Bankers’ Acceptance any restriction, reserve or capital requirement (for which such L/C Issuer is not otherwise compensated hereunder) not in effect on the Closing Date, or shall impose upon such L/C Issuer any unreimbursed loss, cost or expense which was not applicable on the Closing Date and which such L/C Issuer in good faith deems material to it;

(B)            the issuance of such Letter of Credit would violate one or more policies of such L/C Issuer applicable to letters of credit generally;

(C)            the maturity date of any Bankers’ Acceptance issued under any such requested Acceptance Credit would occur earlier than 30 days or later than 120 days from the date of issuance of the Bankers’ Acceptance, unless the Required Lenders have approved such expiry date;

(D)            except as otherwise agreed by the Administrative Agent and such L/C Issuer, such Letter of Credit or related Bankers’ Acceptance is in an initial stated amount less than the Dollar Equivalent of $100,000, in the case of a commercial Letter of Credit, or the Dollar Equivalent of $500,000, in the case of a standby Letter of Credit;

(E)            except as otherwise agreed by the Administrative Agent and such L/C Issuer, such Letter of Credit is to be denominated in a currency other than Dollars or an Alternative Currency;

(F)            such L/C Issuer does not as of the issuance date of such requested Letter of Credit issue Letters of Credit in the requested currency;

(G)            any Lender is at that time a Defaulting Lender, unless such L/C Issuer has entered into arrangements, including the delivery of Cash Collateral, satisfactory to such L/C Issuer with the Company or such Lender to eliminate such L/C Issuer’s actual or potential Fronting Exposure (after giving effect to Section 2.18(a)(iv)) with respect to the Defaulting Lender arising from either the Letter of Credit then proposed to be issued or that Letter of Credit and all other L/C Obligations as to which such L/C Issuer has actual or potential Fronting Exposure, as it may elect in its sole discretion;

(H)            as to Acceptance Credits, if the Bankers’ Acceptance created or to be created thereunder shall not be an eligible bankers’ acceptance under Section 13 of the Federal Reserve Act (12 U.S.C. 372); or

(I)            subject to Section 2.03(b)(iii), the expiry date of such requested Letter of Credit would occur more than twelve months after the date of issuance or last renewal, provided that Bank of America agrees, in its capacity as an L/C Issuer and subject to the other conditions herein, to provide Letters of Credit (including Existing Letters of Credit) with expiry dates more than twelve months after the dates of issuance or last renewal in an aggregate face amount at any time outstanding (determined in accordance with Section 1.06) of up to $5,000,000.

(iv)            No L/C Issuer shall be under any obligation to amend any Letter of Credit if (A) such L/C Issuer would have no obligation at such time to issue such Letter of Credit in its amended form under the terms hereof or (B) the Beneficiary of such Letter of Credit does not accept the proposed amendment to such Letter of Credit.

(v)            Each L/C Issuer shall act on behalf of the Lenders with respect to any Letters of Credit and Bankers’ Acceptances issued by it and the documents associated therewith, and each L/C Issuer shall have all of the benefits and immunities (A) provided to the Administrative Agent in Article IX with respect to any acts taken or omissions suffered by such L/C Issuer in connection with Letters of Credit and Bankers’ Acceptances issued by it or proposed to be issued by it and Issuer Documents and Acceptance Documents pertaining to such Letters of Credit and Bankers’ Acceptances as fully as if the term “Administrative Agent” as used in Article IX included such L/C Issuer with respect to such acts or omissions, and (B) as additionally provided herein with respect to the L/C Issuer.

(b)            Procedures for Issuance and Amendment of Letters of Credit; Auto-Extension Letters of Credit.

(i)            Each Letter of Credit shall be issued or amended, as the case may be, upon the request of the Company delivered to one of the L/C Issuers (with a copy to the Administrative Agent) in the form of a Letter of Credit Application, appropriately completed and signed by a Borrowing Officer. Such Letter of Credit Application may be sent by facsimile, by United States mail, by overnight courier, by electronic transmission using the system provided by the L/C Issuer, by personal delivery or by any other means acceptable to the L/C Issuer. Such Letter of Credit Application must be received by such L/C Issuer and the Administrative Agent not later than 11:00 a.m. at least two Business Days (or such later date and time as the Administrative Agent and such L/C Issuer may agree in a particular instance in their sole discretion) prior to the proposed issuance date or date of amendment, as the case may be. In the case of a request for an initial issuance of a Letter of Credit, such Letter of Credit Application shall specify in form and detail reasonably satisfactory to such L/C Issuer: (A) the proposed issuance date of the requested Letter of Credit (which shall be a Business Day); (B) the amount and currency thereof; (C) the expiry date thereof; (D) the name and address of the Beneficiary thereof; (E) the documents to be presented by such Beneficiary in case of any drawing thereunder; (F) the full text of any certificate to be presented by such Beneficiary in case of any drawing or presentation thereunder; and (G) such other matters as such L/C Issuer may require. In the case of a request for an amendment of any outstanding Letter of Credit, such Letter of Credit Application shall specify in form and detail reasonably satisfactory to the applicable L/C Issuer (A) the Letter of Credit to be amended; (B) the proposed date of amendment thereof (which shall be a Business Day); (C) the nature of the proposed amendment; and (D) such other matters as such L/C Issuer may reasonably require. Additionally, the Company shall furnish to the applicable L/C Issuer and the Administrative Agent such other documents and information pertaining to such requested Letter of Credit issuance or amendment, including any Issuer Documents, as such L/C Issuer or the Administrative Agent may reasonably require.

(ii)            Promptly after receipt of any Letter of Credit Application, the applicable L/C Issuer will confirm with the Administrative Agent (by telephone or in writing) that the Administrative Agent has received a copy of such Letter of Credit Application from the Company and, if not, such L/C Issuer will provide the Administrative Agent with a copy thereof. Unless the applicable L/C Issuer has received written notice from any Lender, the Administrative Agent or any Borrower, at least one Business Day prior to the requested date of issuance or amendment of the applicable Letter of Credit, that one or more applicable conditions contained in Article IV shall not then be satisfied, then, subject to the terms and conditions hereof, such L/C Issuer shall, on the requested date, issue a Letter of Credit for the account of the Company (or the applicable Subsidiary) or enter into the applicable amendment, as the case may be, in each case in accordance with such L/C Issuer’s usual and customary business practices. Immediately upon the issuance of each Letter of Credit, each Lender having a commitment under the Company Sublimit at the time of such issuance shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the applicable L/C Issuer a risk participation in such Letter of Credit in an amount equal to the product of such Lender’s Applicable Percentage of the Company Sublimit times the amount of such Letter of Credit. Immediately upon the creation of each Bankers’ Acceptance, each Lender having a commitment under the Company Sublimit at the time of such creation shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the applicable L/C Issuer a risk participation in such Bankers’ Acceptance in an amount equal to the product of such Lender’s Applicable Percentage of the Company Sublimit times the amount of such Bankers’ Acceptance.

(iii)            If the Company so requests in any applicable Letter of Credit Application, (A) the applicable L/C Issuer agrees to issue a standby Letter of Credit that has automatic extension provisions (each, a “Mandatory Auto-Extension Letter of Credit”); provided that after giving effect to any L/C Credit Extension with respect to any Mandatory Auto-Extension Letter of Credit, the Outstanding Amount of the L/C Obligations in respect of all Mandatory Auto-Extension Letters of Credit shall not exceed the Mandatory Auto-Extension Letter of Credit Sublimit and (B) the applicable L/C Issuer may, in its sole and absolute discretion, agree to issue a standby Letter of Credit that has automatic extension provisions (each, a “Permitted Auto-Extension Letter of Credit”); provided that any such Mandatory Auto-Extension Letter of Credit or Permitted Auto-Extension Letter of Credit must permit such L/C Issuer to prevent any such extension at least once in each twelve-month period (commencing with the date of issuance of such standby Letter of Credit) by giving prior notice to the Beneficiary thereof not later than a day (the “Non-Extension Notice Date”) in each such twelve-month period to be agreed upon at the time such standby Letter of Credit is issued. Unless otherwise directed by the applicable L/C Issuer, the Company shall not be required to make a specific request to such L/C Issuer for any such extension. Once a Mandatory Auto-Extension Letter of Credit or Permitted Auto-Extension Letter of Credit has been issued, the Lenders shall be deemed to have authorized (but may not require) the applicable L/C Issuer to extend such standby Letter of Credit at any time to an expiry date not later than the Letter of Credit Expiration Date; provided, however, that such L/C Issuer shall not extend such standby Letter of Credit if (A) such L/C Issuer has determined that it would not be permitted, or would have no obligation, at such time to issue such standby Letter of Credit in its revised form (as extended) under the terms hereof (by reason of the provisions of clauses (ii) or (iii) of Section 2.03(a) or otherwise), or (B) it has received notice (which may be by telephone or in writing) on or before the day that is five Business Days before the Non-Extension Notice Date (1) in the case of a Permitted Auto-Extension Letter of Credit, from the Administrative Agent that the Required Lenders have elected not to permit such extension or (2) from the Administrative Agent, any Lender or the Company that one or more of the applicable conditions specified in Section 4.02 is not then satisfied, and in each such case directing such L/C Issuer not to permit such extension.

(iv)            Promptly after its delivery of any Letter of Credit or any amendment to a Letter of Credit to an advising bank with respect thereto or to the Beneficiary thereof, the applicable L/C Issuer will also deliver to the Company and the Administrative Agent a true and complete copy of such Letter of Credit or amendment.

(c)            Drawings and Reimbursements; Funding of Participations.

(i)            Upon receipt from the Beneficiary of any Letter of Credit of any notice of a drawing or, with respect to any Acceptance Credit, presentation of documents, under such Letter of Credit, or any presentation for payment of a Bankers’ Acceptance, the applicable L/C Issuer shall notify the Company and the Administrative Agent thereof. In the case of a Letter of Credit denominated in an Alternative Currency, the Company shall reimburse the applicable L/C Issuer in such Alternative Currency, unless the Company shall have notified such L/C Issuer promptly following receipt of the notice of drawing that the Company will reimburse such L/C Issuer in Dollars. In the case of any such reimbursement in Dollars of a drawing under a Letter of Credit denominated in an Alternative Currency, the applicable L/C Issuer shall notify the Company of the Dollar Equivalent of the amount of the drawing promptly following the determination thereof. In the event the Company receives such notice not later than 9:00 a.m. on the date of any payment by the applicable L/C Issuer under a Letter of Credit or Bankers’ Acceptance to be reimbursed in Dollars, or the Applicable Time on the date of any payment by such L/C Issuer under a Letter of Credit to be reimbursed in an Alternative Currency (each such date, an “Honor Date”), the Company shall reimburse such L/C Issuer through the Administrative Agent in an amount equal to the amount of such drawing or Bankers’ Acceptance, as applicable, and in the applicable currency not later than 11:00 a.m. on such Honor Date. In the event the Company receives such notice after 9:00 a.m. on any Honor Date, the Company shall reimburse such L/C Issuer through the Administrative Agent in an amount equal to the amount of such drawing or Bankers’ Acceptance, as applicable, and in the applicable currency not later than 11:00 a.m. on the immediately succeeding Business Day. If the Company fails to so reimburse the applicable L/C Issuer by such time, the Administrative Agent shall promptly notify each Lender having a commitment under the Company Sublimit at such time of the Honor Date, the amount of the unreimbursed drawing or payment (in the case of a Letter of Credit denominated in an Alternative Currency, expressed in the Dollar Equivalent thereof) (the “Unreimbursed Amount”), and the amount of such Lender’s Applicable Percentage of the Company Sublimit. In such event, the Company shall be deemed to have requested a Committed Borrowing of Base Rate Loans under the Company Sublimit to be disbursed on the Honor Date, or the immediately succeeding Business Day, as the case may be, in an amount equal to the Unreimbursed Amount, without regard to the minimum and multiples specified in Section 2.02 for the principal amount of Base Rate Loans, but subject to the amount of the unutilized portion of the commitments then in effect of each Lender under the Company Sublimit and the conditions set forth in Section 4.02 (other than the delivery of a Committed Loan Notice). Any notice given by the applicable L/C Issuer or the Administrative Agent pursuant to this Section 2.03(c)(i) may be given by telephone if immediately confirmed in writing; provided that the lack of such an immediate confirmation shall not affect the conclusiveness or binding effect of such notice.

(ii)            Each Lender having a commitment under the Company Sublimit at the time of any notice given pursuant to Section 2.03(c)(i) shall, upon such notice, make funds available (and the Administrative Agent may apply Cash Collateral provided for this purpose) for the account of the applicable L/C Issuer, in Dollars, at the Administrative Agent’s Office for Dollar-denominated payments in an amount equal to its Applicable Percentage of the Company Sublimit of the Unreimbursed Amount not later than 1:00 p.m. on the Business Day specified in such notice by the Administrative Agent, whereupon, subject to the provisions of Section 2.03(c)(iii), each Lender that so makes funds available shall be deemed to have made a Base Rate Committed Loan under the Company Sublimit to the Company in such amount. The Administrative Agent shall remit the funds so received to the applicable L/C Issuer in Dollars.

(iii)            With respect to any Unreimbursed Amount that is not fully refinanced by a Committed Borrowing of Base Rate Loans under the Company Sublimit because the conditions set forth in Section 4.02 cannot be satisfied or for any other reason, the Company shall be deemed to have incurred from the applicable L/C Issuer an L/C Borrowing in the amount of the Unreimbursed Amount that is not so refinanced, which L/C Borrowing shall be due and payable on demand (together with interest) and shall bear interest at the Default Rate. In such event, each applicable Lender’s payment to the Administrative Agent for the account of the applicable L/C Issuer pursuant to Section 2.03(c)(ii) shall be deemed payment in respect of its participation in such L/C Borrowing and shall constitute an L/C Advance from such Lender in satisfaction of its participation obligation under this Section 2.03.

(iv)            Until each applicable Lender funds its Committed Loan or L/C Advance pursuant to this Section 2.03(c) to reimburse the applicable L/C Issuer for any amount drawn under any Letter of Credit or payments made on any Bankers’ Acceptance, interest in respect of such Lender’s Applicable Percentage of such amount shall be solely for the account of such L/C Issuer.

(v)            Each applicable Lender’s obligation to make Committed Loans or L/C Advances to reimburse the applicable L/C Issuer for amounts drawn under Letters of Credit and payments made on Bankers’ Acceptances, as contemplated by this Section 2.03(c), shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any setoff, counterclaim, recoupment, defense or other right which such Lender may have against any L/C Issuer, the Company, any Subsidiary or any other Person for any reason whatsoever; (B) the occurrence or continuance of a Default, or (C) any other occurrence, event or condition, whether or not similar to any of the foregoing; provided, however, that each applicable Lender’s obligation to make Committed Loans pursuant to this Section 2.03(c) is subject to the conditions set forth in Section 4.02 (other than delivery by the Company of a Committed Loan Notice). No such making of an L/C Advance shall relieve or otherwise impair the obligation of the Company to reimburse any L/C Issuer for the amount of any payment made by such L/C Issuer under any Letter of Credit or Bankers’ Acceptance, together with interest as provided herein.

(vi)            If any applicable Lender fails to make available to the Administrative Agent for the account of the applicable L/C Issuer any amount required to be paid by such Lender pursuant to the foregoing provisions of this Section 2.03(c) by the time specified in Section 2.03(c)(ii), then, without limiting the other provisions of this Agreement, such L/C Issuer shall be entitled to recover from such Lender (acting through the Administrative Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to such L/C Issuer at a rate per annum equal to the applicable Overnight Rate from time to time in effect, plus any administrative, processing or similar fees customarily charged by such L/C Issuer in connection with the foregoing. If such Lender pays such amount (with interest and fees as aforesaid), the amount so paid shall constitute such Lender’s Committed Loan under the Company Sublimit included in the relevant Committed Borrowing or L/C Advance in respect of the relevant L/C Borrowing, as the case may be. A certificate of the applicable L/C Issuer submitted to any applicable Lender (through the Administrative Agent) with respect to any amounts owing under this clause (vi) shall be conclusive absent manifest error.

(d)            Repayment of Participations.

(i)            At any time after the applicable L/C Issuer has made a payment under any Letter of Credit or Bankers’ Acceptance and has received from any applicable Lender such Lender’s L/C Advance in respect of such payment in accordance with Section 2.03(c), if the Administrative Agent receives for the account of such L/C Issuer any payment in respect of the related Unreimbursed Amount or interest thereon (whether directly from the Company or otherwise, including proceeds of Cash Collateral applied thereto by the Administrative Agent), the Administrative Agent will distribute to such Lender its Applicable Percentage of the Company Sublimit in Dollars and in the same funds as those received by the Administrative Agent.

(ii)            If any payment received by the Administrative Agent for the account of any L/C Issuer pursuant to Section 2.03(c)(i) is required to be returned under any of the circumstances described in Section 10.05 (including pursuant to any settlement entered into by such L/C Issuer in its discretion), each applicable Lender shall pay to the Administrative Agent for the account of such L/C Issuer its Applicable Percentage of the Company Sublimit on demand of the Administrative Agent, plus interest thereon from the date of such demand to the date such amount is returned by such Lender, at a rate per annum equal to the applicable Overnight Rate from time to time in effect. The obligations of the applicable Lenders under this clause shall survive the payment in full of the Obligations and the termination of this Agreement.

(e)            Obligations Absolute. The obligation of the Company to reimburse the applicable L/C Issuer for each drawing under each Letter of Credit and each payment under any Bankers’ Acceptance and to repay each L/C Borrowing shall be absolute, unconditional and irrevocable, and shall be paid strictly in accordance with the terms of this Agreement under all circumstances, including the following:

(i)              any lack of validity or enforceability of such Letter of Credit or Bankers’ Acceptance, this Agreement, or any other Loan Document;

(ii)             the existence of any claim, counterclaim, setoff, defense or other right that the Company or any Subsidiary may have at any time against any Beneficiary or any transferee of such Letter of Credit or Bankers’ Acceptance (or any Person for whom any such Beneficiary or any such transferee may be acting), such L/C Issuer or any other Person, whether in connection with this Agreement, the transactions contemplated hereby or by such Letter of Credit or Bankers’ Acceptance or any agreement or instrument relating thereto, or any unrelated transaction;

(iii)            any draft, demand, certificate or other document or endorsement presented under or in connection with such Letter of Credit or Bankers’ Acceptance proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect; or any loss or delay in the transmission or otherwise of any document required in order to make a drawing under such Letter of Credit or obtain payment under any Bankers’ Acceptance;

(iv)            waiver by the applicable L/C Issuer of any requirement that exists solely for such L/C Issuer’s protection and not the protection of the Company;

(v)            honor of a demand for payment presented electronically even if such Letter of Credit or Bankers’ Acceptance, as applicable, requires that demand be in the form of a draft;

(vi)            any payment made by the applicable L/C Issuer in respect of an otherwise complying item presented after the date specified as the expiration date of, or the date by which documents must be received (determined by giving effect to any provisions contained therein permitting receipt at a later date under enumerated circumstances) under such Letter of Credit or Bankers’ Acceptance, as applicable, if payment made in connection with a presentation after such date is required by the UCC, the ISP or the UCP, as applicable;

(vii)           any payment by such L/C Issuer under such Letter of Credit or Bankers’ Acceptance against presentation of a draft or certificate that does not strictly comply with the terms of such Letter of Credit; or any payment made by such L/C Issuer under such Letter of Credit or Bankers’ Acceptance to any Person purporting to be a trustee in bankruptcy, debtor-in-possession, assignee for the benefit of creditors, liquidator, receiver or other representative of or successor to any Beneficiary or any transferee of such Letter of Credit or Bankers’ Acceptance, including any arising in connection with any proceeding under any Debtor Relief Law;

(viii)          any adverse change in the relevant exchange rates or in the availability of the relevant Alternative Currency to the Company or any Subsidiary or in the relevant currency markets generally; or

(ix)            any other circumstance or happening whatsoever, whether or not similar to any of the foregoing, including any other circumstance that might otherwise constitute a defense available to, or a discharge of, the Company or any Subsidiary except for circumstances arising solely from the gross negligence or willful misconduct of such L/C Issuer.

The Company shall promptly examine a copy of each Letter of Credit and each amendment thereto, and each Bankers’ Acceptance, that is delivered to it and, in the event of any claim of noncompliance with the Company’s instructions or other irregularity, the Company will promptly notify the applicable L/C Issuer. The Company shall be conclusively deemed to have waived any such claim against the applicable L/C Issuer and its correspondents unless such notice is given as aforesaid.

(f)            Role of L/C Issuer. Each Lender and the Company agree that, in paying any drawing under a Letter of Credit or making any payment under a Bankers’ Acceptance, the applicable L/C Issuer shall not have any responsibility to obtain any document (other than any sight draft, certificates and documents expressly required by the Letter of Credit) or to ascertain or inquire as to the validity or accuracy of any such document or the authority of the Person executing or delivering any such document. None of any L/C Issuer, the Administrative Agent, any of their respective Related Parties nor any correspondent, participant or assignee of any L/C Issuer shall be liable to any Lender for (i) any action taken or omitted in connection herewith at the request or with the approval of the Lenders or the Required Lenders, as applicable; (ii) any action taken or omitted in the absence of gross negligence or willful misconduct; or (iii) the due execution, effectiveness, validity or enforceability of any document or instrument related to any Letter of Credit, Bankers’ Acceptance or Issuer Document. The Company hereby assumes all risks of the acts or omissions of any Beneficiary or transferee with respect to its use of any Letter of Credit or Bankers’ Acceptance; provided, however, that this assumption is not intended to, and shall not, preclude the Company’s pursuing such rights and remedies as it may have against the Beneficiary or transferee at law or under any other agreement. None of any L/C Issuer, the Administrative Agent, any of their respective Related Parties nor any correspondent, participant or assignee of any L/C Issuer shall be liable or responsible for any of the matters described in clauses (i) through (ix) of Section 2.03(e); provided, however, that anything in such clauses to the contrary notwithstanding, the Company may have a claim against an L/C Issuer, and such L/C Issuer may be liable to the Company, to the extent, but only to the extent, of any direct, as opposed to consequential or exemplary, damages suffered by the Company which the Company proves were caused by such L/C Issuer’s bad faith, willful misconduct or gross negligence or such L/C Issuer’s willful failure to pay under any Letter of Credit after the presentation to it by the Beneficiary of a sight draft and certificate(s) strictly complying with the terms and conditions of a Letter of Credit or to honor any Bankers’ Acceptance presented for payment in strict compliance with its terms an conditions. In furtherance and not in limitation of the foregoing, an L/C Issuer may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary, and such L/C Issuer shall not be responsible for the validity or sufficiency of any instrument endorsing, transferring or assigning or purporting to endorse, transfer or assign a Letter of Credit or Bankers’ Acceptance or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason. Each L/C Issuer may send a Letter of Credit or conduct any communication to or from the Beneficiary via the Society for Worldwide Interbank Financial Telecommunication (“SWIFT”) message or overnight courier, or any other commercially reasonable means of communicating with a Beneficiary.

(g)            Applicability of ISP and UCP; Limitation of Liability. Unless otherwise expressly agreed by the applicable L/C Issuer and the Company when a Letter of Credit is issued (including any such agreement applicable to an Existing Letter of Credit), (i) the rules of the ISP shall apply to each standby Letter of Credit, and (ii) the rules of the UCP shall apply to each commercial Letter of Credit. Notwithstanding the foregoing, each L/C Issuer shall not be responsible to the Company for, and such L/C Issuer’s rights and remedies against the Company shall not be impaired by, any action or inaction of such L/C Issuer required under any Law that is required to be applied to any Letter of Credit or this Agreement, including the Law of a jurisdiction where the L/C Issuer or the Beneficiary is located.

(h)            Letter of Credit Fees. The Company shall pay to the Administrative Agent for the account of each applicable Lender, subject to Section 2.18, in accordance with such Lender’s Applicable Percentage of the Company Sublimit and in Dollars, a Letter of Credit fee (the “Letter of Credit Fee”) for each Letter of Credit and each Bankers’ Acceptance that is issued and outstanding hereunder equal to the Applicable Rate times the Dollar Equivalent of the daily amount available to be drawn under such Letter of Credit or the maximum stated amount of such Bankers’ Acceptance, as the case may be, that is issued and outstanding hereunder. For purposes of computing the daily amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.06. Letter of Credit Fees shall be (i) due and payable on the fifteenth day after the end of each March, June, September and December, commencing with the first such date to occur after the issuance of such Letter of Credit or Bankers’ Acceptance, as the case may be, on the Letter of Credit Expiration Date and thereafter on demand and (ii) computed on a quarterly basis in arrears. If there is any change in the Applicable Rate during any quarter, the daily amount available to be drawn under each Letter of Credit or the maximum stated amount of each Bankers’ Acceptance, as the case may be, shall be computed and multiplied by the Applicable Rate separately for each period during such quarter that such Applicable Rate was in effect. Notwithstanding anything to the contrary contained herein, upon the request of the Required Lenders, while any Event of Default exists, all Letter of Credit Fees shall accrue at the Default Rate.

(i)            Fronting Fee and Documentary and Processing Charges Payable to L/C Issuer. The Company shall pay directly to the applicable L/C Issuer for its own account, in Dollars, a fronting fee (i) with respect to each commercial Letter of Credit and each Bankers’ Acceptance issued and outstanding, at the rate agreed between such L/C Issuer and the Company (whether pursuant to a Fee Letter or otherwise), computed on the Dollar Equivalent of the amount of such Letter of Credit or Bankers’ Acceptance, and payable upon the issuance thereof, (ii) with respect to any amendment of a commercial Letter of Credit or Bankers’ Acceptance increasing the amount of such Letter of Credit or Bankers’ Acceptance, at the rate agreed between such L/C Issuer and the Company (whether pursuant to a Fee Letter or otherwise), computed on the Dollar Equivalent of the amount of such increase, and payable upon the effectiveness of such amendment, and (iii) with respect to each standby Letter of Credit issued and outstanding, equal to the percentage per annum agreed between such L/C Issuer and the Company (whether pursuant to a Fee Letter or otherwise) times the Dollar Equivalent of the daily amount available to be drawn under such Letter of Credit or the maximum stated amount of such Bankers’ Acceptance, as the case may be. Such fronting fee with respect to standby Letters of Credit shall be (x) due and payable on the tenth Business Day after the end of each March, June, September and December in respect of the most recently-ended quarterly period (or portion thereof, in the case of the first payment), commencing with the first such date to occur after the issuance of such Letter of Credit, on the Letter of Credit Expiration Date and thereafter on demand and (y) computed on a quarterly basis in arrears. For purposes of computing the daily amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.06. In addition, the Company shall pay directly to the applicable L/C Issuer for its own account, in Dollars, the customary issuance, presentation, amendment and other processing fees, and other standard costs and charges, of such L/C Issuer relating to letters of credit and bankers’ acceptances as from time to time in effect. Such customary fees and standard costs and charges are due and payable on demand and are nonrefundable.

(j)            Conflict with Issuer Documents. In the event of any conflict between the terms hereof and the terms of any Issuer Document, the terms hereof shall control.

(k)            Letters of Credit Issued for Subsidiaries. Notwithstanding that a Letter of Credit issued or outstanding hereunder is in support of any obligations of, or is for the account of, a Subsidiary, the Company shall be obligated to reimburse the applicable L/C Issuer hereunder for any and all drawings under such Letter of Credit. The Company hereby acknowledges that the issuance of Letters of Credit for the account of Subsidiaries inures to the benefit of the Company, and that the Company’s business derives substantial benefits from the businesses of such Subsidiaries.

(l)            Additional L/C Issuers. In addition to Bank of America, Barclays, JPMorgan and each other Lender listed as an L/C Issuer on the signature pages hereto, the Company may from time to time, with notice to the Lenders and the consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed) and the applicable Lender being so appointed, appoint additional Lenders to be L/C Issuers hereunder, provided that the total number of L/C Issuers at any time shall not exceed eight Lenders. Each L/C Issuer shall agree with the Company and inform the Administrative Agent of its L/C Issuer Sublimit. Upon the appointment of a Lender as an L/C Issuer hereunder such Person shall become vested with all of the rights, powers, privileges and duties of an L/C Issuer hereunder.

(m)            Removal of L/C Issuers. The Company may at any time remove any Lender (other than Bank of America, Barclays and JPMorgan) from its role as an L/C Issuer hereunder upon not less than 30 days prior notice to such L/C Issuer (or such shorter period of time as may be acceptable to such L/C Issuer); provided that such removed L/C Issuer shall retain all the rights, powers, privileges and duties of a L/C Issuer hereunder with respect to all Letters of Credit outstanding as of the effective date of its removal as L/C Issuer and all L/C Obligations with respect thereto (including the right to require the Lenders to make Base Rate Loans or fund risk participations in Unreimbursed Amounts pursuant to Section 2.03(c)). Without limiting the foregoing, upon the removal of a Lender as an L/C Issuer hereunder, the Company may, or at the request of such removed L/C Issuer the Company shall use commercially reasonable efforts to, arrange for one or more of the other L/C Issuers to issue Letters of Credit hereunder in substitution for the Letters of Credit, if any, issued by such removed L/C Issuer and outstanding at the time of such removal, or make other arrangements satisfactory to the removed L/C Issuer to effectively cause another L/C Issuer to assume the obligations of the removed L/C Issuer with respect to any such Letters of Credit.

(n)            Reporting of Letter of Credit Information and L/C Issuer Sublimit. At any time that there is more than one L/C Issuer, then (i) on the last Business Day (or such other Business Day as the Administrative Agent may agree in its sole discretion) of each calendar month, (ii) on each date that a Letter of Credit is amended, terminated or otherwise expires, (iii) on each date that an L/C Credit Extension occurs with respect to any Letter of Credit, and (iv) upon the request of the Administrative Agent, each L/C Issuer (or, in the case of parts (ii), (iii) or (iv), the applicable L/C Issuer) shall deliver to the Administrative Agent a report setting forth in form and detail reasonably satisfactory to the Administrative Agent information (including, without limitation, any reimbursement, Cash Collateral, or termination in respect of Letters of Credit issued by such L/C Issuer) with respect to each Letter of Credit issued by such L/C Issuer that is outstanding hereunder. In addition, each L/C Issuer shall provide notice to the Administrative Agent of its L/C Issuer Sublimit, or any change thereto, promptly upon it becoming an L/C Issuer or making any change to its L/C Issuer Sublimit. No failure on the part of any L/C Issuer to provide such information pursuant to this Section 2.03(n) shall limit the obligation of the Company or any Lender hereunder with respect to its reimbursement and participation obligations, respectively, pursuant to this Section 2.03.

(o)            Deemed Letter of Credit Requests. The Company may, from time to time, request (a “Deemed LC Request”) that any undrawn letter of credit issued for the account of the Company or any of its Subsidiaries (which request may state that it is conditioned upon the occurrence or non-occurrence of any event specified therein, including the consummation of an acquisition by the Company or any of its Subsidiaries of the entity to whose account such letter of credit is issued) under a separate letter of credit facility with an L/C Issuer be terminated and deemed to be issued hereunder as a Letter of Credit for the account of the Company or any such Subsidiary (a “Deemed LC Issuance”). Any such Deemed LC Request shall identify the applicable Letter of Credit, and the Deemed LC Issuance specified therein shall, subject to the prior written consent of each of the Administrative Agent and the applicable L/C Issuer (which consent may be withheld in its sole discretion), the terms of such Letter of Credit not being prohibited under this Section 2.03 and the satisfaction or waiver of the conditions set forth in Section 4.02, be effective upon receipt of such written consent and the occurrence of any event specified in the Deemed LC Request, and from and after such effective date shall constitute an Obligation and shall be subject and governed by the terms and conditions hereof.

2.04            Swing Line Loans.

(a)            The Swing Line. Subject to the terms and conditions set forth herein, each applicable Swing Line Lender agrees, severally and not jointly and in reliance upon the agreements of the other Lenders set forth in this Section 2.04, to make loans in (as applicable) Dollars or Euros (each such loan, a “Swing Line Loan”) to the Company under the Company Sublimit from time to time on any Business Day during the Availability Period in an aggregate amount not to exceed at any time outstanding the amount of the Swing Line Sublimit applicable to Swing Line Loans in the requested currency; provided, however, that (x) after giving effect to any Swing Line Loan (and any other applicable extensions of credit or repayments under this Agreement on such date), (i) the Total Outstandings shall not exceed the Aggregate Commitments, (ii) the Credit Exposure of any Lender shall not exceed such Lender’s Commitment, (iii) the Outstanding Amount of all Loans and L/C Obligations under the Company Sublimit shall not exceed the Company Sublimit then in effect, (iv) the Outstanding Amount of the Swing Line Loans made by such Swing Line Lender shall not exceed such Swing Line Lender’s Swing Line Lender Sublimit, (v) the Applicable Percentage of the Outstanding Amount of Committed Loans and L/C Obligations of each Swing Line Lender (as a Lender) plus the Swing Line Loans made by such Swing Line Lender, after giving effect to any Loans and repayments or prepayments of Loans on such date, does not exceed such Swing Line Lender’s Commitment (as a Lender) and (vi) the aggregate amount of Swing Line Loans outstanding shall not exceed the Dollar Equivalent of $200,000,000, (y) the Company shall not use the proceeds of any Swing Line Loan to refinance any outstanding Swing Line Loan, and (z) no Swing Line Lender shall be under any obligation to make any Swing Line Loan if it shall determine (which determination shall be conclusive and binding absent manifest error) that it has, or by such Credit Extension may have, Fronting Exposure. Swing Line Loans shall be made ratably on a several and not joint basis by each applicable Swing Line Lender for the applicable currency, with each such Swing Line Lender only obligated to make its ratable portion of a requested Swing Line Loan based on the amount of its Swing Line Lender Sublimit in relation to the Swing Line Lender Sublimits of all such Swing Line Lenders. Within the foregoing limits, and subject to the other terms and conditions hereof, the Company may borrow under this Section 2.04, prepay under Section 2.05, and reborrow under this Section 2.04. Each Swing Line Loan in Dollars shall be a Base Rate Loan and each Swing Line Loan in Euros shall be a Euro Swing Line Rate Loan. Immediately upon the making of a Swing Line Loan, each Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the applicable Swing Line Lender a risk participation in such Swing Line Loan in an amount equal to the product of such Lender’s Applicable Percentage of the Company Sublimit times the Dollar Equivalent of such Swing Line Loan.

(b)            Borrowing Procedures. Each Swing Line Borrowing shall be made upon the Company’s irrevocable notice to the Administrative Agent, who shall then immediately notify each of the Swing Line Lenders, which may be given by telephone; provided that (i) in the case of any Swing Line Borrowing denominated in Euros to be made on a day that is a Business Day for Swing Line Loans denominated in Euros but not for Swing Line Loans denominated in Dollars, the irrevocable notice shall be made in writing (and not by telephone) and shall be provided to each Swing Line Lender providing Swing Line Loans denominated in Euros (with a copy to the Administrative Agent) and (ii) any telephonic notice must be confirmed immediately by delivery to the Administrative Agent (for distribution to the Swing Line Lenders) of a written Swing Line Loan Notice, appropriately completed and signed by a Borrowing Officer of the Company. Each such notice must be received by (x) in the case of Swing Line Loans denominated in Dollars, the Administrative Agent not later than 2:00 p.m. New York City time on the requested borrowing date or (y) in the case of Swing Line Loans denominated in Euros, the Administrative Agent (or, if such request is made at a time with respect to which proviso (i) of the immediately preceding sentence applies, each applicable Swing Line Lender) not later than 12:00 Noon London time, on the requested borrowing date, and each such notice shall (i) specify  the amount to be borrowed, which shall be a minimum of $500,000 or €500,000, as applicable, (ii) specify the requested borrowing date, which shall be a Business Day, (iii) include a representation from the Company that all of the conditions to the making of a Swing Line Loan (including the provisions of Section 2.04(a) above and of Article IV) are satisfied for the making of such Swing Line Loan and (iv) in the case of Swing Line Loans denominated in Euros made at a time with respect to which proviso (i) of the immediately preceding sentence applies, (A) information regarding the Borrower’s account for deposit of such Swing Line Loan, (B) a list of authorized signatories for the Borrower with sample signatures for each such authorized Person and (C) contact information for at least two individuals at the Borrower who can be contacted with respect to such request. Unless the applicable Swing Line Lender has received notice (by telephone or in writing) from the Administrative Agent (including at the request of any Lender) prior to 2:15 p.m. New York City time on the date of any proposed Swing Line Borrowing in Dollars or prior to 1:00 p.m. London time on the date of any proposed Swing Line Borrowing in Euros (A) directing such Swing Line Lender not to make such Swing Line Loan as a result of the limitations set forth in the proviso to the first sentence of Section 2.04(a), or (B) that one or more of the applicable conditions specified in Article IV is not then satisfied, then, subject to the terms and conditions hereof, such Swing Line Lender will, not later than 3:00 p.m. New York City time on the borrowing date specified in such Swing Line Loan Notice in the case of Swing Line Loans denominated in Dollars and 2:00 p.m. London time on the borrowing date specified in such Swing Line Loan Notice in the case of Swing Line Loans denominated in Euros, make the amount of its Swing Line Loan available to the Company at its office by crediting the account of the Company on the books of such Swing Line Lender in Same Day Funds.

(c)            Refinancing of Swing Line Loans.

(i)            Any Swing Line Lender at any time in its sole and absolute discretion may request, on behalf of the Company (which hereby irrevocably authorizes each Swing Line Lender to so request on its behalf), that each other Lender having a commitment under the Company Sublimit at the time of such request make a Base Rate Committed Loan under the Company Sublimit for Swing Line Loans denominated in Dollars or an Alternative Currency Term Rate Loan under the Company Sublimit for Swing Line Loans denominated in Euros, in each case in an amount equal to such Lender’s Applicable Percentage of the Company Sublimit of the amount of Swing Line Loans made by such Swing Line Lender and then outstanding. Such request shall be made in writing (which written request shall be deemed to be a Committed Loan Notice for purposes hereof) and in accordance with the requirements of Section 2.02, without regard to the minimum and multiples specified therein for the principal amount of Base Rate Committed Loans or Alternative Currency Term Rate Loans, but subject to the unutilized portion of the Company Sublimit and the conditions set forth in Section 4.02. The applicable Swing Line Lender shall furnish the Company with a copy of the applicable Committed Loan Notice promptly after delivering such notice to the Administrative Agent. Each applicable Lender shall make an amount equal to its Applicable Percentage of the Company Sublimit of the amount specified in such Committed Loan Notice available to the Administrative Agent in Same Day Funds (and the Administrative Agent may apply Cash Collateral available with respect to the applicable Swing Line Loan) for the account of such Swing Line Lender at the applicable Administrative Agent’s Office not later than 1:00 p.m. New York City time on the day specified in such Committed Loan Notice for Base Rate Committed Loans denominated in Dollars and 1:00 p.m. London time on the day specified in such Committed Loan Notice for Alternative Currency Term Rate Loans denominated in Euros, whereupon, subject to Section 2.04(c)(ii), each Lender that so makes funds available shall be deemed to have made a Base Rate Committed Loan or Alternative Currency Term Rate Loan, as applicable, under the Company Sublimit to the Company in such amount. The Administrative Agent shall remit the funds so received to such Swing Line Lender.

(ii)            If for any reason any Swing Line Loan cannot be refinanced by such a Committed Borrowing under the Company Sublimit in accordance with Section 2.04(c)(i), the request for Base Rate Committed Loans or Alternative Currency Term Rate Loans submitted by the applicable Swing Line Lender as set forth herein shall be deemed to be a request by such Swing Line Lender that each applicable Lender fund its risk participation in the relevant Swing Line Loan and each applicable Lender’s payment to the Administrative Agent for the account of such Swing Line Lender pursuant to Section 2.04(c)(i) shall be deemed payment in respect of such participation.

(iii)            If any Lender fails to make available to the Administrative Agent for the account of the applicable Swing Line Lender any amount required to be paid by such Lender pursuant to the foregoing provisions of this Section 2.04(c) by the time specified in Section 2.04(c)(i), such Swing Line Lender shall be entitled to recover from such Lender (acting through the Administrative Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to such Swing Line Lender at a rate per annum equal to the applicable Overnight Rate from time to time in effect, plus any administrative, processing or similar fees customarily charged by such Swing Line Lender in connection with the foregoing. If such Lender pays such amount (with interest and fees as aforesaid), the amount so paid shall constitute such Lender’s Committed Loan under the Company Sublimit included in the relevant Committed Borrowing or funded participation in the relevant Swing Line Loan, as the case may be. A certificate of such Swing Line Lender submitted to any Lender (through the Administrative Agent) with respect to any amounts owing under this clause (iii) shall be conclusive absent manifest error.

(iv)            Each Lender’s obligation to make Committed Loans under the Company Sublimit or to purchase and fund risk participations in Swing Line Loans pursuant to this Section 2.04(c) shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any setoff, counterclaim, recoupment, defense or other right which such Lender may have against any Swing Line Lender, the Company or any other Person for any reason whatsoever, (B) the occurrence or continuance of a Default, or (C) any other occurrence, event or condition, whether or not similar to any of the foregoing; provided, however, that each Lender’s obligation to make Committed Loans under the Company Sublimit pursuant to this Section 2.04(c) is subject to the conditions set forth in Section 4.02. No such funding of risk participations shall relieve or otherwise impair the obligation of the Company to repay Swing Line Loans, together with interest as provided herein.

(d)            Repayment of Participations.

(i)            At any time after any applicable Lender has purchased and funded a risk participation in a Swing Line Loan, if the applicable Swing Line Lender receives any payment on account of such Swing Line Loan, such Swing Line Lender will distribute to such Lender its Applicable Percentage of the Company Sublimit in the same funds as those received by such Swing Line Lender.

(ii)            If any payment received by the applicable Swing Line Lender in respect of principal or interest on any Swing Line Loan is required to be returned by such Swing Line Lender under any of the circumstances described in Section 10.05 (including pursuant to any settlement entered into by such Swing Line Lender in its discretion), each applicable Lender shall pay to such Swing Line Lender its Applicable Percentage of the Company Sublimit of such amount required to be returned on demand of the Administrative Agent, plus interest thereon from the date of such demand to the date such amount is returned, at a rate per annum equal to the applicable Overnight Rate. The Administrative Agent will make such demand upon the request of such Swing Line Lender. The obligations of the Lenders under this clause shall survive the payment in full of the Obligations and the termination of this Agreement.

(e)            Interest for Account of Swing Line Lenders. Each Swing Line Lender shall be responsible for invoicing the Company for interest on the Swing Line Loans made by such Swing Line Lender to the Company. Until each applicable Lender funds its Base Rate Committed Loan, Alternative Currency Term Rate Loan or risk participation pursuant to this Section 2.04 to refinance such Lender’s Applicable Percentage of the Company Sublimit of any Swing Line Loan, interest in respect of such Applicable Percentage shall be solely for the account of the applicable Swing Line Lender.

(f)            Payments Directly to Swing Line Lender. The Company shall make all payments of principal and interest in respect of the Swing Line Loans directly to the applicable Swing Line Lender and with any repayment of a Swing Line Loan to be allocated ratably among the Swing Line Lenders thereof based on the portion of such Swing Line Loan made by each applicable Swing Line Lender.

2.05            Prepayments.

(a)            Each Borrower may, upon notice from the Company to the Administrative Agent, at any time or from time to time voluntarily prepay Committed Loans in whole or in part without premium or penalty; provided that (i) such notice must be received by the Administrative Agent not later than 11:00 a.m. (A) two Business Days prior to any date of prepayment of Term SOFR Loans denominated in Dollars, (B) three Business Days (or five, in the case of prepayment of Loans denominated in Special Notice Currencies) prior to any date of prepayment of any Alternative Currency Loans, and (C) on the date of prepayment of Base Rate Committed Loans; (ii) any prepayment of Term SOFR Loans or Alternative Currency Loans shall be in a principal amount of the Dollar Equivalent of $5,000,000 or a whole multiple of the Dollar Equivalent of $1,000,000 in excess thereof; and (iii) any prepayment of Base Rate Committed Loans shall be in a principal amount of $500,000 or a whole multiple of $100,000 in excess thereof or, in each case, if less, the entire principal amount thereof then outstanding. Each such notice shall specify the date, amount and currency of such prepayment and the Type(s) of Committed Loans to be prepaid, and if Alternative Currency Term Rate Loans or Term SOFR Loans are to be prepaid, the Interest Period(s) of such Loans, and subject to Section 3.05, any such notice may state that it is conditioned upon the occurrence or non-occurrence of any event specified therein (including the effectiveness of other credit facilities), in which case such notice may be revoked by the Borrower (by written notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied. The Administrative Agent will promptly notify each Lender of its receipt of each such notice, and of the amount of such Lender’s Applicable Percentage of such prepayment. If such notice is given by the Company, the applicable Borrower shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein. Any prepayment of any Loan shall be accompanied by all accrued interest on the amount prepaid, together with, in the case of any Term SOFR Loan and any Alternative Currency Loan, any additional amounts required pursuant to Section 3.05. Subject to Section 2.18, each such prepayment shall be applied to the Committed Loans of the Lenders in accordance with their respective Applicable Percentages.

(b)            The Company may, upon notice to the applicable Swing Line Lenders (with a copy to the Administrative Agent), at any time or from time to time, voluntarily prepay Swing Line Loans in whole or in part without premium or penalty with any such prepayment to be allocated ratably among the Swing Line Lenders thereof based on the portion of such Swing Line Loan made by each applicable Swing Line Lender; provided that (i) such notice must be received by such Swing Line Lender and the Administrative Agent not later than 1:00 p.m. New York City time on the date of the prepayment in the case of Swing Line Loans denominated in Dollars and 12:00 Noon London time on the date of the prepayment in the case of Swing Line Loans denominated in Euros, and (ii) any such prepayment shall be in a minimum principal amount of $100,000 or €100,000, as applicable (or, if less, the entire principal amount thereof then outstanding). Each such notice shall specify the date and amount of such prepayment. If such notice is given by the Company, the Company shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein.

(c)            If the Administrative Agent notifies the Company at any time that the Total Outstandings at such time exceed an amount equal to 102% of the Aggregate Commitments then in effect, then, within two Business Days after receipt of such notice, the Borrowers shall prepay Loans and/or the Company shall Cash Collateralize the L/C Obligations in an aggregate amount sufficient to reduce such Outstanding Amount as of such date of payment to an amount not to exceed 100% of the Aggregate Commitments then in effect; provided, however, that the Company shall not be required to Cash Collateralize the L/C Obligations pursuant to this Section 2.05(c) unless after the prepayment in full of the Loans the Total Outstandings exceed the Aggregate Commitments then in effect. The Administrative Agent may, at any time and from time to time after the initial deposit of such cash collateral, request that additional cash collateral be provided in order to protect against the results of further exchange rate fluctuations.

(d)            If the Administrative Agent notifies the Company at any time that the Outstanding Amount of all Loans to the Company and any Designated Borrower outstanding under the Designated Borrower Sublimit of such Designated Borrower at such time exceeds an amount equal to such Designated Borrower Sublimit then in effect, then, within two Business Days after receipt of such notice, the Company or the relevant Designated Borrower, as applicable, shall prepay Loans in an aggregate amount sufficient to reduce such Outstanding Amount as of such date of payment to an amount not to exceed the Designated Borrower Sublimit then in effect with respect to such Designated Borrower.

(e)            If the Administrative Agent notifies the Company at any time that the Outstanding Amount of all Loans and L/C Obligations outstanding under the Company Sublimit at such time exceeds an amount equal to the Company Sublimit then in effect, then, within two Business Days after receipt of such notice, the Company shall prepay Loans and/or Cash Collateralize L/C Obligations in an aggregate amount sufficient to reduce such Outstanding Amount as of such date of payment to an amount not to exceed the Company Sublimit then in effect.

2.06            Termination or Reduction of Commitments. The Company may, upon notice to the Administrative Agent, terminate the Aggregate Commitments or from time to time permanently reduce the Aggregate Commitments; provided that (a) any such notice shall be received by the Administrative Agent not later than 11:00 a.m. three Business Days prior to the date of termination or reduction (or such shorter period of time as the Administrative Agent may determine), (b) any such partial reduction shall be in an aggregate amount of $10,000,000 or any whole multiple of $1,000,000 in excess thereof, (c) any such notice may state that it is conditioned upon the occurrence or non-occurrence of any event specified therein (including the effectiveness of other credit facilities), in which case such notice may, subject to Section 3.05, be revoked by the Borrower (by written notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied, (d) any such partial reduction shall be applied to reduce each Sublimit then in effect in a manner that will allow such reduction of the Aggregate Commitments to be applied pro rata across the Commitments of all the Lenders according to their Applicable Percentages with respect to the Aggregate Commitments, as determined by the Company in consultation with the Administrative Agent, (e) the Company shall not terminate or reduce the Aggregate Commitments if, after giving effect thereto and to any concurrent prepayments hereunder, the Total Outstandings would exceed the Aggregate Commitments, and (f) if, after giving effect to any reduction of the Aggregate Commitments, the Letter of Credit Sublimit or the Swing Line Sublimit exceeds the amount of the Aggregate Commitments or, if less, the Company Sublimit, such sublimit shall be automatically reduced by the amount of such excess. The Administrative Agent will promptly notify the Lenders of any such notice of termination or reduction of the Aggregate Commitments and of the amount of each of the Sublimits after giving effect thereto. The amount of any such Aggregate Commitment reduction shall not reduce the Letter of Credit Sublimit unless otherwise specified by the Company or unless required by proviso (e) of this Section. For the avoidance of doubt and in connection with proviso (c) of this Section, any reduction of the Aggregate Commitments shall be applied to the Commitment of each Lender according to its Applicable Percentage with respect to the Aggregate Commitments (and not with respect to any Designated Borrower Sublimit). All fees accrued until the effective date of any termination of the Aggregate Commitments shall be paid on the effective date of such termination.

2.07            Repayment of Loans.

(a)            Each Borrower shall repay to the Lenders on the Maturity Date the aggregate principal amount of Committed Loans made to such Borrower outstanding on such date.

(b)            The Company shall repay each Swing Line Loan on the earlier to occur of (i) the date ten Business Days after such Loan is made and (ii) the Maturity Date.

2.08            Interest.

(a)            Subject to the provisions of subsection (b) below, (i) each Term SOFR Loan shall bear interest on the outstanding principal amount thereof for each Interest Period at a rate per annum equal to the Term SOFR for such Interest Period plus the Applicable Rate for Term SOFR Loans; (ii) each Base Rate Loan shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to the Base Rate plus the Applicable Rate for Base Rate Loans; (iii) each Alternative Currency Daily Rate Loan shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to the Alternative Currency Daily Rate plus the Applicable Rate for Alternative Currency Daily Rate Loans; (iv) each Alternative Currency Term Rate Loan shall bear interest on the outstanding principal amount thereof for each Interest Period at a rate per annum equal to the Alternative Currency Term Rate for such Interest Period plus the Applicable Rate for Alternative Currency Term Rate Loans; (v) each Swing Line Loan denominated in Dollars shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to the Base Rate plus the Applicable Rate for Base Rate Loans and (vi) each Swing Line Loan denominated in Euros shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to the Euro Swing Line Rate plus the Applicable Rate for Alternative Currency Term Rate Loans.

(b)            (i)  If any amount of principal of any Loan is not paid when due (without regard to any applicable grace periods), whether at stated maturity, by acceleration or otherwise, such amount shall thereafter bear interest at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws.

(ii)            If any amount (other than principal of any Loan) payable by any Borrower under any Loan Document is not paid when due (without regard to any applicable grace periods), whether at stated maturity, by acceleration or otherwise, then upon the request of the Required Lenders, such amount shall thereafter bear interest at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws.

(iii)            Accrued and unpaid interest on past due amounts (including interest on past due interest) shall be due and payable upon demand.

(c)            Interest on each Loan shall be due and payable in arrears on each Interest Payment Date applicable thereto and at such other times as may be specified herein. Interest hereunder shall be due and payable in accordance with the terms hereof before and after judgment, and before and after the commencement of any proceeding under any Debtor Relief Law.

(d)            For the purposes of the Interest Act (Canada), (i) whenever a rate of interest or fee rate hereunder is calculated on the basis of a year (the “deemed year”) that contains fewer days than the actual number of days in the calendar year of calculation, such rate of interest or fee rate shall be expressed as a yearly rate by multiplying such rate of interest or fee rate by the actual number of days in the calendar year of calculation and dividing it by the number of days in the deemed year, (ii) the principle of deemed reinvestment of interest shall not apply to any interest calculation hereunder and (iii) the rates of interest stipulated herein are intended to be nominal rates and not effective rates or yields.

2.09            Fees. In addition to certain fees described in subsections (h) and (i) of Section 2.03:

(a)            Facility Fee. The Company shall pay to the Administrative Agent for the account of each Lender in accordance with its Applicable Percentage, a facility fee, in Dollars, equal to the Applicable Rate for facility fees times the actual daily amount of the Aggregate Commitments (or, if the Aggregate Commitments have terminated, on the Outstanding Amount of all Committed Loans, Swing Line Loans and L/C Obligations), regardless of usage, subject to adjustment as provided in Section 2.18. The facility fee shall accrue at all times during the Availability Period (and thereafter so long as any Committed Loans, Swing Line Loans or L/C Obligations remain outstanding), including at any time during which one or more of the conditions in Article IV are not met, and shall be due and payable quarterly in arrears on the last Business Day of each March, June, September and December, commencing with the first such date to occur after the Closing Date, and on the last day of the Availability Period (and, if applicable, thereafter on demand). The facility fee shall be calculated quarterly in arrears, and if there is any change in the Applicable Rate for facility fees during any quarter, the actual daily amount shall be computed and multiplied by the Applicable Rate for facility fees separately for each period during such quarter that such Applicable Rate for facility fees was in effect.

(b)            Other Fees. The Company shall pay to the Arrangers and the Administrative Agent for their own respective accounts fees, in Dollars, in the amounts and at the times specified in their respective Fee Letters. Such fees shall be fully earned when paid and shall not be refundable for any reason whatsoever.

2.10            Computation of Interest and Fees. All computations of interest for Base Rate Loans (including Base Rate Loans determined by reference to the Term SOFR) and for Loans denominated in Alternative Currencies (other than Alternative Currency Loans with respect to SARON, EURIBOR and TIBOR) shall be made on the basis of a year of 365 or 366 days, as the case may be, and actual days elapsed, or, in the case of interest in respect of Loans denominated in Alternative Currencies as to which market practice differs from the foregoing, in accordance with such market practice. All other computations of fees and interest, including those with respect to Term SOFR Loans and Alternative Currency Loans determined by reference to SARON, EURIBOR and TIBOR, shall be made on the basis of a 360-day year and actual days elapsed (which results in more fees or interest, as applicable, being paid than if computed on the basis of a 365-day year). Interest shall accrue on each Loan for the day on which the Loan is made, and shall not accrue on a Loan, or any portion thereof, for the day on which the Loan or such portion is paid, provided that any Loan that is repaid on the same day on which it is made shall, subject to Section 2.12(a), bear interest for one day. Each determination by the Administrative Agent of an interest rate or fee hereunder shall be conclusive and binding for all purposes, absent manifest error.

2.11            Evidence of Debt.

(a)            The Credit Extensions made by each Lender shall be evidenced by one or more accounts or records maintained by such Lender and by the Administrative Agent in the ordinary course of business. The accounts or records maintained by the Administrative Agent and each Lender shall be conclusive absent manifest error of the amount of the Credit Extensions made by the Lenders to the Borrowers and the interest and payments thereon. Any failure to so record or any error in doing so shall not, however, limit or otherwise affect the obligation of the Borrowers hereunder to pay any amount owing with respect to the Obligations. In the event of any conflict between the accounts and records maintained by any Lender and the accounts and records of the Administrative Agent in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error. Upon the request of any Lender to a Borrower made through the Administrative Agent, such Borrower shall execute and deliver to such Lender (through the Administrative Agent) a Note, which shall evidence such Lender’s Loans to such Borrower in addition to such accounts or records. Each Lender may attach schedules to its Note and endorse thereon the date, Type (if applicable), amount, currency and maturity of its Loans and payments with respect thereto.

(b)            In addition to the accounts and records referred to in subsection (a) above, each Lender and the Administrative Agent shall maintain in accordance with its usual practice accounts or records evidencing the purchases and sales by such Lender of participations in Letters of Credit and Swing Line Loans. In the event of any conflict between the accounts and records maintained by the Administrative Agent and the accounts and records of any Lender in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error.

2.12            Payments Generally; Administrative Agent’s Clawback.

(a)            General. All payments to be made by the Borrowers shall be made free and clear of and without condition or deduction for any counterclaim, defense, recoupment or setoff. Except as otherwise expressly provided herein and except with respect to principal of and interest on Loans denominated in an Alternative Currency, all payments by the Borrowers hereunder shall be made to the Administrative Agent, for the account of the respective Lenders to which such payment is owed, at the applicable Administrative Agent’s Office in Dollars and in Same Day Funds not later than 2:00 p.m. on the date specified herein. Except as otherwise expressly provided herein, all payments by the Borrowers hereunder with respect to principal and interest on Loans denominated in an Alternative Currency shall be made to the Administrative Agent, for the account of the respective Lenders to which such payment is owed, at the applicable Administrative Agent’s Office in such Alternative Currency and in Same Day Funds not later than the Applicable Time specified by the Administrative Agent on the dates specified herein. Without limiting the generality of the foregoing, the Administrative Agent may require that any payments due under this Agreement be made in the United States. If, for any reason, any Borrower is prohibited by any Law from making any required payment hereunder in an Alternative Currency, such Borrower shall make such payment in Dollars in the Dollar Equivalent of the Alternative Currency payment amount. The Administrative Agent will promptly distribute to each Lender its Applicable Percentage (or other applicable share as provided herein) of such payment in like funds as received by wire transfer to such Lender’s Lending Office. All payments received by the Administrative Agent (i) after 2:00 p.m., in the case of payments in Dollars, or (ii) after the Applicable Time specified by the Administrative Agent in the case of payments in an Alternative Currency, shall in each case be deemed received on the next succeeding Business Day and any applicable interest or fee shall continue to accrue. If any payment to be made by any Borrower shall come due on a day other than a Business Day, payment shall be made on the next following Business Day, and such extension of time shall be reflected in computing interest or fees, as the case may be.

(b)            (i)  Funding by Lenders; Presumption by Administrative Agent. Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Committed Borrowing of Term SOFR Loans or Alternative Currency Loans (or, in the case of any Committed Borrowing of Base Rate Loans, prior to 12:00 noon on the date of such Committed Borrowing) that such Lender will not make available to the Administrative Agent such Lender’s share of such Committed Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with Section 2.02 (or, in the case of a Committed Borrowing of Base Rate Loans, that such Lender has made such share available in accordance with and at the time required by Section 2.02) and may, in reliance upon such assumption, make available to the applicable Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Committed Borrowing available to the Administrative Agent, then the applicable Lender and the applicable Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount in Same Day Funds with interest thereon, for each day from and including the date such amount is made available to such Borrower to but excluding the date of payment to the Administrative Agent, at (A) in the case of a payment to be made by such Lender, the applicable Overnight Rate, plus any administrative, processing or similar fees customarily charged by the Administrative Agent in connection with the foregoing, and (B) in the case of a payment to be made by such Borrower, the interest rate applicable to Base Rate Loans, or in the case of Alternative Currencies, in accordance with such market practice, in each case, as applicable. If such Borrower and such Lender shall pay such interest to the Administrative Agent for the same or an overlapping period, the Administrative Agent shall promptly remit to such Borrower the amount of such interest paid by such Borrower for such period. If such Lender pays its share of the applicable Committed Borrowing to the Administrative Agent, then the amount so paid shall constitute such Lender’s Committed Loan included in such Committed Borrowing. Any payment by such Borrower shall be without prejudice to any claim such Borrower may have against a Lender that shall have failed to make such payment to the Administrative Agent.

(ii)            Payments by Borrowers; Presumptions by Administrative Agent. Unless the Administrative Agent shall have received notice from a Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders or the applicable L/C Issuer hereunder that such Borrower will not make such payment, the Administrative Agent may assume that such Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders or such L/C Issuer, as the case may be, the amount due. With respect to any payment that the Administrative Agent makes for the account of the Lenders or any L/C Issuer hereunder as to which the Administrative Agent determines (which determination shall be conclusive absent manifest error) that any of the following applies (such payment referred to as the “Rescindable Amount”): (1) the applicable Borrower has not in fact made such payment; (2) the Administrative Agent has made a payment in excess of the amount so paid by such Borrower (whether or not then owed); or (3) the Administrative agent has for any reason otherwise erroneously made such payment, then each of the Lenders or the applicable L/C Issuer, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the Rescindable Amount so distributed to such Lender or such L/C Issuer, in Same Day Funds with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the Overnight Rate.

A notice of the Administrative Agent to any Lender or any Borrower with respect to any amount owing under this subsection (b) shall be conclusive, absent manifest error.

(c)            Failure to Satisfy Conditions Precedent. If any Lender makes available to the Administrative Agent funds for any Loan to be made by such Lender to any Borrower as provided in the foregoing provisions of this Article II, and such funds are not made available to such Borrower by the Administrative Agent because the conditions to the applicable Credit Extension set forth in Article IV are not satisfied or waived in accordance with the terms hereof, the Administrative Agent shall return such funds (in like funds as received from such Lender) to such Lender, without interest.

(d)            Obligations of Lenders Several. The obligations of the Lenders hereunder to make Committed Loans, to fund participations in Letters of Credit and Swing Line Loans and to make payments pursuant to Section 10.04(c) are several and not joint. The failure of any Lender to make any Committed Loan, to fund any such participation or to make any payment under Section 10.04(c) on any date required hereunder shall not relieve any other Lender of its corresponding obligation to do so on such date, and no Lender shall be responsible for the failure of any other Lender to so make its Committed Loan, to purchase its participation or to make its payment under Section 10.04(c).

(e)            Funding Source. Nothing herein shall be deemed to obligate any Lender to obtain the funds for any Loan in any particular place or manner or to constitute a representation by any Lender that it has obtained or will obtain the funds for any Loan in any particular place or manner.

2.13            Sharing of Payments by Lenders. If any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of the Committed Loans made by it, or the participations in L/C Obligations or in Swing Line Loans held by it, resulting in such Lender’s receiving payment of a proportion of the aggregate amount of such Committed Loans or participations and accrued interest thereon greater than its pro rata share thereof as provided herein (including giving effect to applicable Sublimits), then the Lender receiving such greater proportion shall (a) notify the Administrative Agent of such fact, and (b) purchase (for cash at face value) participations in the Committed Loans and subparticipations in L/C Obligations and Swing Line Loans of the other Lenders, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Committed Loans and other amounts owing them, provided that:

(i)            if any such participations or subparticipations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations or subparticipations shall be rescinded and the purchase price restored to the extent of such recovery, without interest; and

(ii)            the provisions of this Section shall not be construed to apply to (A) any payment made by or on behalf of a Borrower pursuant to and in accordance with the express terms of this Agreement (including the application of funds arising from the existence of a Defaulting Lender), (B) the application of Cash Collateral provided for in Section 2.17, or (C) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Committed Loans or subparticipations in L/C Obligations or Swing Line Loans to any assignee or participant, other than any assignment to the Company or any Subsidiary thereof (as to which the provisions of this Section shall apply).

Each Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable Law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against such Borrower rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of such Borrower in the amount of such participation. Nothing in this Section 2.13 shall expand the Obligations of any Designated Borrower that is an Eligible Foreign Subsidiary, which shall be limited as provided in Section 2.14(b).

2.14            Designated Borrowers.

(a)            Designated Borrower Joinder Agreement; Designated Borrower Notice.

(i)            The Company may at any time, upon not less than 15 Business Days’ notice from the Company to the Administrative Agent (or such shorter period, which shall not be less than five Business Days’, as may be agreed by the Administrative Agent in its sole discretion), designate any Domestic Subsidiary or any Eligible Foreign Subsidiary of the Company (an “Applicant Borrower”) as a “Designated Borrower” to receive Committed Loans hereunder by delivering to the Administrative Agent (which shall promptly deliver counterparts thereof to each Lender) a duly executed agreement in substantially the form of Exhibit G (a “Designated Borrower Joinder Agreement”) and setting out the proposed Designated Borrower Sublimit with respect to such Designated Borrower; provided that (x) there shall be no more than ten Designated Borrowers designated hereunder at any time, (y) after giving effect to such Designated Borrower and its Designated Borrower Sublimit and any repayment of Loans by the Company made prior to the effectiveness of such Designated Borrower, the Outstanding Amount of all Loans and L/C Obligations under the Company Sublimit shall not exceed the Company Sublimit then in effect, and (z) after giving effect to such Designated Borrower and its Designated Borrower Sublimit, the aggregate amount of the Designated Borrower Sublimits shall not exceed the Aggregate Commitments less the Outstanding Amount of all Loans and L/C Obligations under the Company Sublimit at such time. Within ten Business Days of receipt of such Designated Borrower Joinder Agreement, (A) each Lender that is not legally able through its Lending Office to lend to such Designated Borrower (as to such Designated Borrower, each a “Non-Participating Lender”) shall provide written notice of such fact to the Administrative Agent, and (B) each Lender that is legally able through its Lending Office to lend to such Designated Borrower (as to such Designated Borrower, each a “Participating Lender”) shall provide written notice of such fact to the Administrative Agent.

(ii)            The parties hereto acknowledge and agree that prior to any Applicant Borrower becoming entitled to utilize the credit facility provided for herein, the Administrative Agent and the Participating Lenders shall have received such supporting resolutions, incumbency certificates, opinions of counsel, information required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations (including the Patriot Act) and other documents or information, in form, content and scope reasonably satisfactory to the Administrative Agent, as may be required by the Administrative Agent or the Designated Lenders in their reasonable discretion (but which in no event shall be more onerous, taken as a whole, to the Company or any of its Subsidiaries than the equivalent documents delivered by the Company in Article IV hereof, except as necessary to comply with the equivalent conditions under the applicable law of the jurisdiction of such Designated Borrower), and Notes signed by such Applicant Borrower to the extent any Participating Lenders so require. Promptly following receipt of all such requested resolutions, incumbency certificates, opinions of counsel and other documents or information, the Administrative Agent shall send a notice in substantially the form of Exhibit H (a “Designated Borrower Notice”) to the Company and each Participating Lender specifying the effective date upon which the Applicant Borrower shall constitute a “Designated Borrower” for purposes hereof, whereupon each Participating Lender agrees to permit such Designated Borrower to receive Committed Loans hereunder, on the terms and conditions set forth herein, and each Participating Lender and the Administrative Agent agree that such Designated Borrower otherwise shall be a “Borrower” for all purposes of this Agreement. Notwithstanding the foregoing, in the event that any Participating Lender is entitled to indemnification for Indemnified Taxes relating to the deduction or withholding of any Tax from any payment made by a Designated Borrower to such Participating Lender pursuant to Section 3.01, the Company may, upon notice to such Participating Lender and the Administrative Agent, exclude such Participating Lender from the group of Participating Lenders entitled to make Committed Loans to such Designated Borrower (such group with respect to such Designated Borrower, the “Designated Lenders”).

(iii)            After determination of the Designated Lenders with respect to any Designated Borrower Sublimit, the Administrative Agent shall allocate the commitments of such Designated Lenders to such Designated Borrower Sublimit ratably with respect to the Commitments of such Designated Lenders to the extent possible, but taking into account the amount of the Commitments of each such Designated Lender not otherwise allocated to other Designated Borrower Sublimits. The Administrative Agent shall, promptly after receipt of all information necessary therefor as reasonably determined by the Administrative Agent, provide notice to the Company and the Lenders of the allocations of each Designated Borrower Sublimit. Notwithstanding the foregoing or anything to the contrary in this Section 2.14, in no event shall the aggregate amount of the commitment of any Lender allocated to all Sublimits exceed the Commitment of such Lender.

(iv)            In order to comply with the provisions of this Section 2.14(a), or for any other reason, the Company may, by at least five Business Days advance notice to the Administrative Agent, from time to time reduce the size of any particular Designated Borrower Sublimit, so long as the Outstanding Amount of all Committed Loans to the Company and the relevant Designated Borrower under such Designated Borrower Sublimit does not exceed the reduced amount of such Designated Borrower Sublimit, after giving effect to any repayment of Committed Loans made in connection therewith. Upon any such reduction, (A) the Administrative Agent shall reallocate the commitments of each Designated Lender under such Designated Borrower Sublimit to the Company Sublimit and (B) in connection with such reallocation, the Company Sublimit shall increase, which may then be utilized to provide a new Designated Borrower Sublimit for another Designated Borrower in compliance with this Section 2.14. In addition, the Company may, by at least five Business Days advance notice to the Administrative Agent, from time to time increase the size of any particular Designated Borrower Sublimit, so long as the Administrative Agent has confirmed with the Designated Lenders with respect to such Designated Borrower Sublimit that such Designated Lenders are willing to provide, and have available unutilized Commitments sufficient to effectuate, such increase. In connection with any such increase, the Administrative Agent shall make necessary allocations of the unutilized Commitments of each Designated Lender to such Designated Borrower Sublimit, on a pro rata basis to the extent possible, but otherwise in a manner in the Administrative Agent’s reasonable discretion, and each such Designated Lender’s commitment to the Company Sublimit (or, if another Designated Borrower Sublimit is being reduced simultaneously therewith, to such Designated Borrower Sublimit) shall be accordingly reduced, all as reasonably determined by the Administrative Agent. The Administrative Agent shall provide notice to the Company and the Lenders of all adjustments to any Sublimit made pursuant to this subsection (v) one Business Day prior to the effectiveness of such adjustments. Notwithstanding this subsection (v), any reduction of the Aggregate Commitments pursuant to Section 2.06 shall be applied to the Sublimits as provided in such Section 2.06.

(v)            The Designated Borrower Sublimit of any Designated Borrower shall be composed solely of the commitments of the Designated Lenders providing Committed Loans to such Designated Borrower, with allocations being determined by the Administrative Agent as provided herein. Committed Loans may be made under a Designated Borrower Sublimit to either the Company or the Designated Borrower to which such Designated Borrower Sublimit applies, and shall only be made by the Designated Lenders participating in such Designated Borrower Sublimit, based on the Applicable Percentage of such Designated Lenders with respect to such Designated Borrower Sublimit.

(vi)            No Committed Loan Notice or Letter of Credit Application may be submitted by or on behalf of such Designated Borrower until the date five Business Days after the later of (A) the effective date set forth in such Designated Borrower Notice and (B) the date after which the Administrative Agent has provided notice of the allocations to such Designated Borrower Sublimit to the Company and the Lenders.

(vii)          For the avoidance of doubt, in the event any Lender is a Non-Participating Lender or any Participating Lender is not a Designated Lender, (A) no such Non-Participating Lender or Participating Lender that is not a Designated Lender shall constitute a Lender under the Designated Borrower Sublimit of such Designated Borrower, (B) there shall be no reduction in the Aggregate Commitments, (C) no Designated Lender shall be required to increase its Commitment, and (D) Committed Loans to the Company or any Designated Borrower under a Designated Borrower Sublimit shall be made only by the Lenders that have provided a commitment to the Designated Borrower Sublimit under which such Committed Loans are being made.

(b)           The Obligations of the Company and all Designated Borrowers that are Domestic Subsidiaries (other than with respect to the Borrowers, any Swap Obligations of the Borrower that would be Excluded Swap Obligations of such Borrower if such Borrower’s joint and several liability with respect to such Swap Obligations were treated as a Guarantee for purposes of the definition of “Excluded Swap Obligation”) shall be joint and several in nature. The Obligations of the Designated Borrowers that are Eligible Foreign Subsidiaries shall be several and not joint in nature, each Eligible Foreign Subsidiary shall be liable solely for the Obligations directly incurred by it as a Designated Borrower hereunder, and it shall not be responsible for the Obligations of the Company, any Domestic Subsidiary or any other Eligible Foreign Subsidiary. The Obligations of the Designated Borrowers that are Eligible Foreign Subsidiaries shall be guaranteed by the Company pursuant to the terms of the Company Guaranty.

(c)           Each Subsidiary of the Company that is or becomes a “Designated Borrower” pursuant to this Section 2.14 hereby irrevocably appoints the Company as its agent for all purposes relevant to this Agreement and each of the other Loan Documents, including (i) the giving and receipt of notices, (ii) the execution and delivery of all documents, instruments and certificates contemplated herein and all modifications hereto, and (iii) the receipt of the proceeds of any Committed Loans made by the Lenders to any such Designated Borrower hereunder. Any acknowledgment, consent, direction, certification or other action which might otherwise be valid or effective only if given or taken by all Borrowers, or by each Borrower acting singly, shall be valid and effective if given or taken only by the Company, whether or not any such other Borrower joins therein. Any notice, demand, consent, acknowledgement, direction, certification or other communication delivered to the Company in accordance with the terms of this Agreement shall be deemed to have been delivered to each Designated Borrower.

(d)           The Company may from time to time, upon not less than 15 Business Days’ notice from the Company to the Administrative Agent (or such shorter period as may be agreed by the Administrative Agent in its reasonable discretion), terminate a Designated Borrower’s status as such; provided that there are no outstanding Loans payable by such Designated Borrower, or other amounts payable by such Designated Borrower on account of any Loans made to it, as of the effective date of such termination. If after such termination any Loans remain outstanding to the Company under the Designated Borrower Sublimit applicable to such Designated Borrower, such Loans may remain outstanding under such Designated Borrower Sublimit, or the Company may repay all such Loans and terminate such Designated Borrower Sublimit, reallocating the amount of such Designated Borrower Sublimit to the Company Sublimit and reallocating the commitments of the Designated Lenders under such Designated Borrower Sublimit to the Company Sublimit in accordance with this Section 2.14. The Administrative Agent will promptly notify the Lenders of any such termination of a Designated Borrower’s status.

(e)           Each Lender may, at its option, make any Committed Loans available to the Designated Borrower by causing any foreign or domestic branch or Affiliate of such Lender to make such Committed Loans; provided that any exercise of such option (i) shall not affect the obligation of such Lender to make Committed Loans or the obligation of the Designated Borrower to repay such Committed Loans in accordance with the terms of this Agreement and (ii) shall not result in any increased cost or expense to the Company or the Designated Borrower.

2.15        Extension of Maturity Date.

(a)           Requests for Extension. The Company may, by notice to the Administrative Agent (who shall promptly notify the Lenders) not earlier than 120 days and not later than 35 days prior to any anniversary of the Closing Date (each an “Extension Date”), request that each Lender extend such Lender’s Maturity Date for an additional 365 days from the Maturity Date then in effect hereunder (the “Existing Maturity Date”).

(b)           Lender Elections to Extend. Each Lender, acting in its sole and individual discretion, shall, by notice to the Administrative Agent given not earlier than 90 days prior to the applicable Extension Date and not later than the date (the “Notice Date”) that is 20 days prior to the applicable Extension Date, advise the Administrative Agent whether or not such Lender agrees to such extension. Each Lender that determines not to so extend its Maturity Date (a “Non-Extending Lender”) shall notify the Administrative Agent of such fact promptly after such determination (but in any event no later than the Notice Date), and any Lender that does not so advise the Administrative Agent on or before the Notice Date shall be deemed to be a Non-Extending Lender. The election of any Lender to agree to such extension shall not obligate any other Lender to so agree.

(c)           Notification by Administrative Agent. The Administrative Agent shall notify the Company of each Lender’s determination under this Section no later than the date 15 days prior to the applicable Extension Date (or, if such date is not a Business Day, on the next preceding Business Day).

(d)           Additional Commitment Lenders. The Company shall have the right on or before the applicable Extension Date to replace the Commitments of any Non-Extending Lenders, and add as “Lenders” under this Agreement, one or more Eligible Assignees (each, an “Additional Commitment Lender”) as provided in Section 10.13, each of which Additional Commitment Lenders shall have entered into an Assignment and Assumption pursuant to which such Additional Commitment Lender shall, effective as of the applicable Extension Date, undertake a Commitment (and, if any such Additional Commitment Lender is already a Lender, its Commitment shall be in addition to such Lender’s Commitment hereunder on such date).

(e)           Minimum Extension Requirement. If (and only if) the total of the Commitments of the Lenders that have agreed so to extend their Maturity Date (each, an “Extending Lender”) and the additional Commitments of the Additional Commitment Lenders shall be more than 50% of the aggregate amount of the Commitments in effect immediately prior to the applicable Extension Date, then, effective as of such Extension Date, the Maturity Date of each Extending Lender and of each Additional Commitment Lender shall be extended to the date falling 365 days after the Existing Maturity Date (except that, if such date is not a Business Day, such Maturity Date as so extended shall be the next preceding Business Day) and each Additional Commitment Lender shall thereupon become a “Lender” for all purposes of this Agreement; provided, however, that there shall be no change in the Maturity Date of any Non-Extending Lender.

(f)            Conditions to Effectiveness of Extensions. Notwithstanding the foregoing, the extension of the Maturity Date pursuant to this Section shall not be effective with respect to any Lender unless:

(i)              no Default exists on the date of such extension and after giving effect thereto;

(ii)             the representations and warranties contained in Article V and the other Loan Documents are true and correct in all material respects on and as of the applicable Extension Date (provided that any representation and warranty that is qualified as to “materiality,” “Material Adverse Effect” or similar language shall be true and correct (after giving effect to any qualification therein) in all respects), except to the extent that such representations and warranties specifically refer to an earlier date, in which case they are true and correct in all material respects as of such earlier date (provided that any representation and warranty that is qualified as to “materiality,” “Material Adverse Effect” or similar language shall be true and correct (after giving effect to any qualification therein) in all respects as of such earlier date), and except that for purposes of this Section 2.15, the representations and warranties contained in subsections (a) and (b) of Section 5.05 shall be deemed to refer to the most recent statements furnished pursuant to clauses (a) and (b), respectively, of Section 6.01; and

(iii)            on the Maturity Date of each Non-Extending Lender, the Borrowers shall prepay Committed Loans outstanding on such date (and pay any additional amounts required pursuant to Section 3.05) to the extent necessary to repay, nonratably, the Committed Loans of all Non-Extending Lenders and the Applicable Percentages of the remaining Lenders shall be revised effective as of such date.

(g)           Conflicting Provisions. This Section shall supersede any provisions in Section 2.13 or 10.01 to the contrary.

2.16        Increase in Commitments.

(a)           Request for Increase. Provided no Default exists, upon notice to the Administrative Agent (which shall promptly notify the Lenders), the Company may from time to time request an increase in the Aggregate Commitments by an amount (for all such requests) not exceeding $1,000,000,000; provided that any such request for an increase shall be in a minimum amount of $10,000,000 or any whole multiple of $10,000,000 in excess thereof. No Lender shall be required to increase its Commitment as a result of any such request and only the Lenders who agree to increase their respective Commitments shall be required to consent to such request. At the time of sending such notice, the Company (in consultation with the Administrative Agent) shall specify the time period within which each Lender is requested to respond (which shall in no event be less than ten Business Days from the date of delivery of such notice to the Lenders).

(b)           Lender Elections to Increase. Each Lender shall notify the Administrative Agent within such time period whether or not it agrees to increase its Commitment and, if so, whether by an amount equal to, greater than, or less than its Applicable Percentage of such requested increase. Any Lender not responding within such time period shall be deemed to have declined to increase its Commitment.

(c)           Notification by Administrative Agent; Additional Lenders. The Administrative Agent shall notify the Company and each Lender of the Lenders’ responses to each request made hereunder. Subject to the approval of the Administrative Agent, the L/C Issuers and the Swing Line Lenders (which approvals shall not be unreasonably withheld), the Company may also invite additional Eligible Assignees to become Lenders pursuant to a joinder agreement in form and substance reasonably satisfactory to the Administrative Agent. The Company shall not be required to include any Lenders in the increased Commitments and may, at its election, assemble the increased Commitments from Lenders, additional Eligible Assignees or both.

(d)           Increase Effective Date and Allocations. If the Aggregate Commitments are increased in accordance with this Section, the Administrative Agent and the Company shall determine the effective date (the “Increase Effective Date”) and the final allocation of such increase. The Administrative Agent shall promptly notify the Company and the Lenders of the final allocation of such increase and the Increase Effective Date.

(e)           Conditions to Effectiveness of Increase. As a condition precedent to such increase, the Company shall deliver to the Administrative Agent a certificate of each Loan Party dated as of the Increase Effective Date (in sufficient copies for each Lender) signed by a Responsible Officer of such Loan Party (i) certifying and attaching the resolutions adopted by such Loan Party approving or consenting to such increase, and (ii) in the case of the Company, certifying that, before and after giving effect to such increase, (A) the representations and warranties contained in Article V and the other Loan Documents are true and correct in all material respects (provided, that such materiality qualifier shall not be applicable to any representation or warranty that already is qualified or modified by materiality in the text thereof) on and as of the Increase Effective Date, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they are true and correct in all material respects (provided, that such materiality qualifier shall not be applicable to any representation or warranty that already is qualified or modified by materiality in the text thereof) as of such earlier date, and except that for purposes of this Section 2.16, the representations and warranties contained in subsections (a) and (b) of Section 5.05 shall be deemed to refer to the most recent statements furnished pursuant to clauses (a) and (b), respectively, of Section 6.01, and (B) no Default exists. The Loan Parties shall prepay any Committed Loans outstanding on the Increase Effective Date (and pay any additional amounts required pursuant to Section 3.05) to the extent necessary to keep the outstanding Committed Loans ratable with any revised Applicable Percentages arising from any nonratable increase in the Commitments under this Section.

(f)            Conflicting Provisions. This Section shall supersede any provisions in Section 2.13 or 10.01 to the contrary. No increase pursuant to Section 2.16(a) shall increase the Letter of Credit Sublimit or the Swing Line Sublimit without the written consent of each L/C Issuer or each Swing Line Lender, as applicable (and no Swing Line Lender Sublimit of a Swing Line Lender or L/C Issuer Sublimit of an L/C Issuer shall be increased without such Swing Line Lender’s or L/C Issuer’s written consent, as applicable).

2.17        Cash Collateral.

(a)           Certain Credit Support Events. If (i) an L/C Issuer has honored any full or partial drawing request under any Letter of Credit or paid a Bankers Acceptance and such drawing or payment has resulted in an L/C Borrowing, (ii) as of the Letter of Credit Expiration Date, any L/C Obligation for any reason remains outstanding, (iii) any Borrower shall be required to provide Cash Collateral pursuant to Section 8.02(c), or (iv) there shall exist a Defaulting Lender, the Company shall immediately (in the case of clause (iii) above) or within three Business Days (in all other cases) following any request by the Administrative Agent or the applicable L/C Issuer, provide Cash Collateral in an amount not less than the applicable Minimum Collateral Amount (determined in the case of Cash Collateral provided pursuant to clause (iv) above, after giving effect to Section 2.18(a)(iv) and any Cash Collateral provided by the Defaulting Lender). The Administrative Agent may, at any time and from time to time after the initial deposit of Cash Collateral, request that additional Cash Collateral be provided in order to protect against the results of exchange rate fluctuations.

(b)           Grant of Security Interest. As security for the obligations to which such Cash Collateral may be applied pursuant to Section 2.17(c), (i) upon providing any such Cash Collateral, the Company shall grant (and shall subject to the control of) the Administrative Agent, for the benefit of the Administrative Agent, each L/C Issuer and the Lenders (and shall enter into documentation reasonably satisfactory to the Administrative Agent for such purpose), and shall thereafter maintain, a first priority security interest in all such cash, deposit accounts and all balances therein, and all other property so provided as collateral pursuant hereto, and in all proceeds of the foregoing, and (ii) to the extent provided by any Defaulting Lender, such Defaulting Lender hereby grants to (and subjects to the control of) the Administrative Agent, for the benefit of the Administrative Agent, each L/C Issuer and the Lenders, and agrees to maintain, a first priority security interest in all such cash, deposit accounts and all balances therein, and all other property so provided as collateral pursuant hereto, and in all proceeds of the foregoing. If at any time the Administrative Agent determines that Cash Collateral is subject to any right or claim of any Person other than the Administrative Agent or each L/C Issuer as herein provided, or that the total amount of such Cash Collateral is less than the Minimum Collateral Amount, the Company will, promptly upon demand by the Administrative Agent, pay or provide to the Administrative Agent additional Cash Collateral in an amount sufficient to eliminate such deficiency. All Cash Collateral (other than credit support not constituting funds subject to deposit) shall be maintained in blocked, non-interest bearing deposit accounts at Bank of America. The Company shall pay on demand therefor from time to time all customary account opening, activity and other administrative fees and charges in connection with the maintenance and disbursement of Cash Collateral.

(c)           Application. Notwithstanding anything to the contrary contained in this Agreement, Cash Collateral provided under any of this Section 2.17 or Sections 2.03, 2.04, 2.05, 2.18 or 8.02 in respect of Letters of Credit or Bankers’ Acceptances shall be held and applied to the satisfaction of the specific L/C Obligations, obligations to fund participations therein (including, as to Cash Collateral provided by a Lender that is a Defaulting Lender, any interest accrued on such obligation) and other obligations for which the Cash Collateral was so provided, prior to any other application of such property as may otherwise be provided for herein.

(d)           Release. Cash Collateral (or the appropriate portion thereof) provided to reduce Fronting Exposure or to secure other obligations shall be released promptly following (i) the elimination of the applicable Fronting Exposure or other obligations giving rise thereto (including by the termination of Defaulting Lender status of the applicable Lender (or, as appropriate, its assignee following compliance with Section 10.06(b)(vi))) or (ii) the determination by the Administrative Agent and the applicable L/C Issuer that there exists excess Cash Collateral; provided, however, (x) the Person providing Cash Collateral and the applicable L/C Issuer may agree that Cash Collateral shall not be released but instead held to support future anticipated Fronting Exposure or other obligations.

2.18        Defaulting Lenders.

(a)           Adjustments. Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as that Lender is no longer a Defaulting Lender, to the extent permitted by applicable Law:

(i)              Waivers and Amendments. Such Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in the definition of “Required Lenders” and Section 10.01.

(ii)             Defaulting Lender Waterfall. Any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Article VIII or otherwise) or received by the Administrative Agent from a Defaulting Lender pursuant to Section 10.08 shall be applied at such time or times as may be reasonably determined by the Administrative Agent as follows: first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder; second, to the payment on a pro rata basis of any amounts owing by such Defaulting Lender to any L/C Issuer or Swing Line Lender hereunder; third, to Cash Collateralize each L/C Issuer’s Fronting Exposure with respect to such Defaulting Lender in accordance with Section 2.17; fourth, as the applicable Borrower may request (so long as no Default or Event of Default exists), to the funding of any Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; fifth, if so determined by the Administrative Agent and the Company, to be held in a deposit account and released pro rata in order to (x) satisfy such Defaulting Lender’s potential future funding obligations with respect to Loans to such Borrower under this Agreement and (y) Cash Collateralize each L/C Issuer’s future Fronting Exposure with respect to such Defaulting Lender with respect to future Letters of Credit issued under this Agreement, in accordance with Section 2.17; sixth, to the payment of any amounts owing to the other Lenders and each L/C Issuer as a result of any judgment of a court of competent jurisdiction obtained by any Lender or any L/C Issuer against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; seventh, to the payment of any amounts owing to the Borrowers as a result of any judgment of a court of competent jurisdiction obtained by the Borrowers against such Defaulting Lender as a result of such Defaulting Lender's breach of its obligations under this Agreement; and eighth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any Loans or L/C Borrowings in respect of which such Defaulting Lender has not fully funded its appropriate share, and (y) such Loans were made or the related Letters of Credit were issued or Bankers’ Acceptances created at a time when the conditions set forth in Section 4.02 were satisfied or waived, such payment shall be applied solely to pay the Loans of, and L/C Obligations owed to, all Non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of, or L/C Obligations owed to, such Defaulting Lender until such time as all Loans and funded and unfunded participations in L/C Obligations and Swing Line Loans are held by the Lenders pro rata in accordance with the Commitments hereunder without giving effect to Section 2.18(a)(iv). Notwithstanding the foregoing, no amounts received from the Company shall be applied to Excluded Swap Obligations of the Company. Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post Cash Collateral pursuant to this Section 2.18(a)(ii) shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.

(iii)            Certain Fees.

  (A)          Each Defaulting Lender shall be entitled to receive fees payable under Sections 2.09(a) for any period during which that Lender is a Defaulting Lender only to extent allocable to the sum of (1) the outstanding principal amount of the Committed Loans funded by it, and (2) its Applicable Percentage of the Company Sublimit of the stated amount of Letters of Credit or Bankers’ Acceptances for which it has provided Cash Collateral pursuant to Section 2.17.

  (B)           Each Defaulting Lender shall be entitled to receive Letter of Credit Fees for any period during which that Lender is a Defaulting Lender only to the extent allocable to its Applicable Percentage of the Company Sublimit of the stated amount of Letters of Credit or Bankers’ Acceptances for which it has provided Cash Collateral pursuant to Section 2.17.

  (C)          With respect to any fee payable under Section 2.09(a) or any Letter of Credit Fee not required to be paid to any Defaulting Lender pursuant to clause (A) or (B) above, the Company shall (x) pay to each Non-Defaulting Lender that portion of any such fee otherwise payable to such Defaulting Lender with respect to such Defaulting Lender’s participation in L/C Obligations or Swing Line Loans that has been reallocated to such Non-Defaulting Lender pursuant to clause (iv) below, (y) pay to the applicable L/C Issuer and Swing Line Lender, as applicable, the amount of any such fee otherwise payable to such Defaulting Lender to the extent allocable to such L/C Issuer’s or Swing Line Lender’s Fronting Exposure to such Defaulting Lender, and (z) not be required to pay the remaining amount of any such fee.

(iv)            Reallocation of Applicable Percentages to Reduce Fronting Exposure. All or any part of such Defaulting Lender’s participation in L/C Obligations and Swing Line Loans shall be reallocated among the Non-Defaulting Lenders in accordance with their respective Applicable Percentages of the Company Sublimit (calculated without regard to such Defaulting Lender’s Commitment) but only to the extent that (x) the conditions set forth in Section 4.02 are satisfied at the time of such reallocation, or are subsequently satisfied, in which event such reallocation shall occur when such conditions are satisfied (and, unless the Company shall have otherwise notified the Administrative Agent at the time of reallocation, the Company shall be deemed to have represented and warranted that such conditions are satisfied at such time), and (y) such reallocation does not cause the aggregate Credit Exposure of any Non-Defaulting Lender to exceed such Non-Defaulting Lender’s Commitment. No reallocation hereunder shall constitute a waiver or release of any claim of any party hereunder against a Defaulting Lender arising from that Lender having become a Defaulting Lender, including any claim of a Non-Defaulting Lender as a result of such Non-Defaulting Lender’s increased exposure following such reallocation.

(v)             Cash Collateral, Repayment of Swing Line Loans. If the reallocation described in clause (a)(iv) above cannot, or can only partially, be effected, the Company shall, without prejudice to any right or remedy available to it hereunder or under applicable Law, (x) first, prepay Swing Line Loans in an amount equal to the applicable Swing Line Lender’s Fronting Exposure and (y) second, Cash Collateralize each L/C Issuers’ Fronting Exposure in accordance with the procedures set forth in Section 2.17.

(b)           Defaulting Lender Cure. If the Company, the Administrative Agent, each Swing Line Lender and each L/C Issuer agree in writing that a Lender is no longer a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any Cash Collateral), that Lender will, to the extent applicable, purchase at par that portion of outstanding Committed Loans of the other Lenders or take such other actions as the Administrative Agent may determine to be necessary to cause the Committed Loans and funded and unfunded participations in Letters of Credit and Swing Line Loans to be held on a pro rata basis by the Lenders in accordance with their Applicable Percentages (without giving effect to Section 2.18(a)(iv)), whereupon such Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of any Borrower while that Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.

ARTICLE III.

TAXES, YIELD PROTECTION AND ILLEGALITY

3.01        Taxes.

(a)           Payments Free of Taxes; Obligation to Withhold; Payments on Account of Taxes.

(i)             Any and all payments by or on account of any obligation of a Loan Party hereunder or under any other Loan Document shall be made free and clear of and without deduction or withholding for any Taxes, provided that if any applicable Law shall require the deduction or withholding of any Tax from any such payment, then such Tax shall be withheld or deducted in accordance with such Law as determined in the good faith discretion of such Loan Party or the Administrative Agent, as the case may be, upon the basis of the information and documentation to be delivered pursuant to Section 3.01(f) below.

(ii)             If any Loan Party or the Administrative Agent shall be required by the Code to withhold or deduct any Taxes, including both United States federal backup withholding and withholding taxes, from any payment, then (A) the Administrative Agent shall withhold or make such deductions as are determined by the Administrative Agent to be required based upon the information and documentation it has received pursuant to Section 3.01(f) below, (B) the Administrative Agent shall timely pay the full amount withheld or deducted to the relevant Governmental Authority in accordance with the Code, and (C) to the extent that the withholding or deduction is made on account of Indemnified Taxes, the sum payable by such Loan Party shall be increased as necessary so that after any required withholding or the making of all required deductions with respect to Indemnified Taxes (including deductions applicable to additional sums payable under this Section 3.01) the Administrative Agent, Lender or L/C Issuer, as the case may be, receives an amount equal to the sum it would have received had no such withholding or deduction been made. During any period in which the Administrative Agent is not a U.S. Person, the withholding, deduction and payment over of Taxes as provided in clauses (A) and (B) immediately above shall be made by the appropriate Loan Party or the Administrative Agent (rather than exclusively by the Administrative Agent).

(iii)            If any Loan Party or the Administrative Agent shall be required by any applicable Law other than the Code to withhold or deduct any Taxes from any payment, then (A) such Loan Party or the Administrative Agent, as required by such Law, shall withhold or make such deductions as are determined by it to be required based upon the information and documentation it has received pursuant to Section 3.01(f) below, (B) such Loan Party or the Administrative Agent, to the extent required by such Law, shall timely pay the full amount withheld or deducted to the relevant Governmental Authority in accordance with such Law, and (C) to the extent that the withholding or deduction is made on account of Indemnified Taxes, the sum payable by such Loan Party shall be increased as necessary so that after any required withholding or the making of all required deductions with respect to Indemnified Taxes (including deductions applicable to additional sums payable under this Section 3.01) the Administrative Agent, Lender or L/C Issuer, as the case may be, receives an amount equal to the sum it would have received had no such withholding or deduction been made.

(b)           Payment of Other Taxes by the Loan Parties. Without limiting the provisions of subsection (a) above, each Loan Party shall timely pay any Other Taxes to the relevant Governmental Authority in accordance with applicable Law.

(c)           Indemnification by the Loan Parties. Each of the Company and the Designated Borrowers shall, and does hereby, indemnify the Administrative Agent, each Lender and each L/C Issuer within ten days after demand therefor for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section) paid by the Administrative Agent, such Lender or such L/C Issuer, as the case may be, on or with respect to any payment by or on account of any obligation of a Loan Party hereunder or any other Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate setting forth in reasonable detail the amount of such payment or liability and the reasons thereof delivered to the Company by a Lender or an L/C Issuer (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender or an L/C Issuer, shall be conclusive absent manifest error. Each of the Company and the Designated Borrowers shall, and does hereby, jointly and severally indemnify the Administrative Agent, and shall make payment in respect thereof within 10 days after demand therefor, for any amount which a Lender or L/C Issuer for any reason fails to pay indefeasibly to the Administrative Agent as required pursuant to Section 3.01(e) below. Upon making such payment to the Administrative Agent, the applicable Borrower shall be subrogated to the rights of the Administrative Agent pursuant to Section 3.01(e) below against the applicable defaulting Lender or L/C Issuer (other than the right of set off pursuant to the last sentence of Section 3.01(e)). The indemnity obligations pursuant to this Section 3.01(c) shall be (A) joint and several among the Company and the Designated Borrowers that are U.S. Persons and (B) several among the Designated Borrowers that are not U.S. Persons, and the indemnity obligations of any Foreign Obligor shall be limited to Indemnified Taxes attributable to such Foreign Obligor.

(d)           Evidence of Payments. As soon as practicable after any payment of Taxes by a Loan Party or by the Administrative Agent to a Governmental Authority as provided in this Section 3.01, such Loan Party shall deliver to the Administrative Agent or the Administrative Agent shall deliver to the Company, as the case may be, the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of any return reporting such payment or other evidence of such payment reasonably satisfactory to the Company or the Administrative Agent, as the case may be.

(e)           Indemnification by the Lenders. Each Lender and each L/C Issuer shall, and does hereby, severally indemnify, and shall make payment in respect thereof within 10 days after demand therefor, (i) the Administrative Agent against any Indemnified Taxes attributable to such Lender or such L/C Issuer (but only to the extent that any Loan Party has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Loan Parties to do so), (ii) the Administrative Agent and the Loan Parties, as applicable, against any Taxes attributable to such Lender’s failure to comply with the provisions of Section 10.06(d) relating to the maintenance of a Participant Register and (iii) the Administrative Agent and the Loan Parties, as applicable, against any Excluded Taxes attributable to such Lender or such L/C Issuer, in each case, that are payable or paid by the Administrative Agent or a Loan Party in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent or the Company shall be conclusive absent manifest error. Each Lender and L/C Issuer hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender or such L/C Issuer, as the case may be, under this Agreement or any other Loan Document against any amount due to the Administrative Agent under this subsection (e).

(f)            Status of Lenders; Tax Documentation.

(i)              Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to the Company and the Administrative Agent, at the time or times required by applicable Law or when reasonably requested by the Company or the Administrative Agent, such properly completed and executed documentation prescribed by applicable Law or reasonably requested by the Company or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, as required by applicable Law or if reasonably requested by the Company or the Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Company or the Administrative Agent as will enable the Company or the Administrative Agent, as the case may be, to determine whether or not such Lender is subject to withholding or deduction of Taxes or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 3.01(f)(ii)(A), (ii)(B) and (ii)(D) below) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(ii)             Without limiting the generality of the foregoing, in the event that a Borrower is a U.S. Person,

  (A)          any Lender that is a U.S. Person shall deliver to such Borrower and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter as required by applicable Law or upon the reasonable request of such Borrower or the Administrative Agent), executed originals of IRS Form W-9 (or applicable successor form) certifying that such Lender is exempt from United States federal backup withholding tax;

  (B)          any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to such Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter as required by applicable Law or upon the reasonable request of such Borrower or the Administrative Agent), whichever of the following is applicable:

  (I)           in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, executed originals of IRS Form W-8BEN or W-8BEN-E (or, in either case, an applicable successor form), as applicable, establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN or W-8BEN-E (or, in either case, an applicable successor form), as applicable, establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

  (II)          executed originals of IRS Form W-8ECI or W-8EXP (or, in either case, applicable successor form);

  (III)         in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit I-1 to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of such Borrower within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) executed originals of IRS Form W-8BEN or W-8BEN-E (or, in either case, an applicable successor form), as applicable; or

  (IV)        to the extent a Foreign Lender is not the beneficial owner, executed originals of IRS Form W-8IMY (or applicable successor form), accompanied by IRS Form W-8ECI, IRS Form W-8BEN or W-8BEN-E (or an applicable successor form), as applicable, a U.S. Tax Compliance Certificate substantially in the form of Exhibit I-2 or Exhibit I-3, IRS Form W-9 (or other successor forms), and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit I-4 on behalf of each such direct and indirect partner;

  (C)          any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to such Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter as required by applicable Law or upon the reasonable request of the Company or the Administrative Agent), executed originals of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit such Borrower or the Administrative Agent to determine the withholding or deduction required to be made; and

  (D)          if a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to such Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by such Borrower or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by such Borrower or the Administrative Agent as may be necessary for such Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

(iii)            Each Lender agrees that if any form or certification it previously delivered pursuant to this Section 3.01 expires or becomes obsolete or inaccurate in any respect, it shall promptly notify the Company and the Administrative Agent and update such form or certification or promptly notify the Company and the Administrative Agent in writing of its legal inability to do so. Each Lender shall promptly (A) notify the Company and the Administrative Agent of any change in circumstances which would modify or render invalid any claimed exemption or reduction, and (B) take such steps as shall not be materially disadvantageous to it, in the reasonable judgment of such Lender, and as may be reasonably necessary (including the re-designation of its Lending Office) to avoid any requirement of applicable Laws of any jurisdiction that any Borrower or the Administrative Agent make any withholding or deduction for Taxes from amounts payable to such Lender.

(g)           Treatment of Certain Refunds. Unless required by applicable Laws, at no time shall the Administrative Agent have any obligation to file for or otherwise pursue on behalf of a Lender or L/C Issuer, or have any obligation to pay to any Lender or L/C Issuer, any refund of Taxes withheld or deducted from funds paid for the account of such Lender or L/C Issuer, as the case may be. If any Recipient determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified by any Loan Party or with respect to which any Loan Party has paid additional amounts pursuant to this Section 3.01 (or benefit equivalent to a refund in the form of an offset or prepayment of such Taxes due for future periods), it shall pay to such Loan Party an amount equal to such refund or equivalent offset or Tax prepayment (but only to the extent of indemnity payments made, or additional amounts paid, by such Loan Party under this Section 3.01 with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses and net of any loss or gain realized in the conversion of such funds from or to another currency (including Taxes) incurred by such Recipient, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund or equivalent offset or Tax prepayment), provided that such Loan Party, upon the request of the Recipient, agrees to repay the amount paid over to such Loan Party (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Recipient in the event the Recipient is required to repay such refund or equivalent offset or Tax prepayment to such Governmental Authority. Notwithstanding anything to the contrary in this subsection (g), in no event will the applicable Recipient be required to pay any amount to such Loan Party pursuant to this subsection the payment of which would place the Recipient in a less favorable net after-Tax position than such Recipient would have been in if the indemnification payments or additional amounts giving rise to such refund or equivalent offset or Tax prepayment had never been paid. This subsection shall not be construed to require any Recipient to make available its tax returns (or any other information relating to its taxes that it deems confidential) to such Loan Party or any other Person.

(h)           Survival. Each party’s obligations under this Section 3.01 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender or L/C Issuer, the termination of the Commitments and the repayment, satisfaction or discharge of all other Obligations.

3.02        Illegality. If any Lender determines that any Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for any Lender or its applicable Lending Office to make, maintain or fund Loans whose interest is determined by reference to a Relevant Rate, Term SOFR or any Governmental Authority has imposed material restrictions on the authority of such Lender to engage in reverse repurchase of U.S. Treasury securities transactions of the type included in the determination of SOFR, or to determine or charge interest rates based upon a Relevant Rate or Term SOFR or to purchase or sell, or to take deposits of, Dollars or any Alternative Currency in the applicable interbank market, then, upon notice thereof by such Lender to the Company (through the Administrative Agent), (a) any obligation of such Lender to make or maintain Alternative Currency Loans in the affected currency or currencies or, in the case of Loans denominated in Dollars, to make, or maintain Term SOFR Loans or to convert Base Rate Loans to Term SOFR Loans shall be, in each case, suspended, and (b) if such notice asserts the illegality of such Lender making or maintaining Base Rate Loans the interest rate on which is determined by reference to the Term SOFR component of the Base Rate, the interest rate on which Base Rate Loans of such Lender shall, if necessary to avoid such illegality, be determined by the Administrative Agent without reference to the Term SOFR component of the Base Rate, in each case until such Lender notifies the Administrative Agent and the Company that the circumstances giving rise to such determination no longer exist. Upon receipt of such notice, (i) the Borrowers shall, upon demand from such Lender (with a copy to the Administrative Agent), either (at the Company’s election) (x) prepay all Alternative Currency Loans, as applicable, in the affected currency or currencies or, if applicable and such Loans are denominated in Dollars, convert all Term SOFR Loans of such Lender to Base Rate Loans (the interest rate on which Base Rate Loans of such Lender shall, if necessary to avoid such illegality, be determined by the Administrative Agent without reference to the Term SOFR component of the Base Rate), in each case, immediately, or, in the case of Alternative Currency Term Rate Loans, on the last day of the Interest Period therefor if such Lender may lawfully continue to maintain such Alternative Currency Term Rate Loans or such Term SOFR Loans to such day, or (y) in the case of Alternative Currency Loans, if the Administrative Agent determines that another rate exists that would be available for such Alternative Currency Loans, permit the Administrative Agent to maintain such Loans at a customary rate for such borrowings determined in good faith by the Administrative Agent (which rate, in any event, shall not be less than zero), and (ii) if such notice asserts the illegality of such Lender determining or charging interest rates based upon SOFR, the Administrative Agent shall during the period of such suspension compute the Base Rate applicable to such Lender without reference to the Term SOFR component thereof until the Administrative Agent is advised in writing by such Lender that it is no longer illegal for such Lender to determine or charge interest rates based upon SOFR. Upon any such prepayment or conversion, the Borrowers shall also pay accrued interest on the amount so prepaid or converted, together with any additional amounts required pursuant to Section 3.05.

3.03        Inability to Determine Rates.

(a)           If in connection with any request for a Term SOFR Loan or an Alternative Currency Loan or a conversion of Base Rate Loans to Term SOFR Loans or a continuation of any of such Loans, as applicable, (i) the Administrative Agent determines (which determination shall be conclusive absent manifest error) that (A) no Successor Rate for the Relevant Rate for the applicable Agreed Currency has been determined in accordance with Section 3.03(b) and the circumstances under clause (i) of Section 3.03(b) or the Scheduled Unavailability Date has occurred with respect to such Relevant Rate (as applicable), or (B) adequate and reasonable means do not exist for determining the Relevant Rate or Term SOFR for the applicable Agreed Currency for any determination date(s) or requested Interest Period, as applicable, with respect to a proposed Term SOFR Loan or an Alternative Currency Loan or in connection with an existing or proposed Base Rate Loan or (ii) the Administrative Agent or the Required Lenders determine that for any reason the Relevant Rate or Term SOFR with respect to a proposed Loan denominated in an Agreed Currency for any requested Interest Period or determination date(s) does not adequately and fairly reflect the cost to such Lenders of funding such Loan, the Administrative Agent will promptly so notify the Company and each Lender.

Thereafter, (x) the obligation of the Lenders to make or maintain Loans in the affected currencies, as applicable, or to convert Base Rate Loans to Term SOFR Loans, shall be suspended in each case to the extent of the affected Alternative Currency Loans, Term SOFR Loans or Interest Period or determination date(s), as applicable, and (y) in the event of a determination described in the preceding sentence with respect to the Term SOFR component of the Base Rate, the utilization of the Term SOFR component in determining the Base Rate shall be suspended, in each case until the Administrative Agent (or, in the case of a determination by the Required Lenders described in clause (ii) of Section 3.03(a), until the Administrative Agent upon the instruction of the Required Lenders) revokes such notice.

Upon receipt of such notice, (i) the Company may revoke any pending request for a Borrowing of, or continuation of Alternative Currency Loans or Term SOFR Loans to the extent of the affected Alternative Currency Loans or affected Term SOFR Loans or Interest Period or determination date(s), as applicable or, failing that, will be deemed to have converted such request into a request for a Committed Borrowing of Base Rate Loans denominated in Dollars in the Dollar Equivalent of the amount specified therein and (ii) (A) any outstanding Term SOFR Loans shall be deemed to have been converted into Base Rate Loans immediately and (B) any outstanding affected Alternative Currency Loans, at the Company’s election, shall either (1) be converted into a Committed Borrowing of Base Rate Loans denominated in Dollars in the Dollar Equivalent of the amount of such outstanding Alternative Currency Loan immediately, in the case of an Alternative Currency Daily Rate Loan or at the end of the applicable Interest Period, in the case of an Alternative Currency Term Rate Loan or (2) be prepaid in full immediately, in the case of an Alternative Currency Daily Rate Loan, or at the end of the applicable Interest Period, in the case of an Alternative Currency Term Rate Loan; provided that if no election is made by the Company (x) in the case of an Alternative Currency Daily Rate Loan, by the date that is three Business Days after receipt by the Company of such notice or (y) in the case of an Alternative Currency Term Rate Loan, by the last day of the current Interest Period for the applicable Alternative Currency Term Rate Loan, the Company shall be deemed to have elected clause (1) above.

(b)           Replacement of Relevant Rate or Successor Rate. Notwithstanding anything to the contrary in this Agreement or any other Loan Documents, if the Administrative Agent determines (which determination shall be conclusive absent manifest error), or the Company or Required Lenders notify the Administrative Agent (with, in the case of the Required Lenders, a copy to the Company) that the Company or Required Lenders (as applicable) have determined, that:

(i)              adequate and reasonable means do not exist for ascertaining the Relevant Rate or Term SOFR (including, without limitation, because the Term SOFR Screen Rate is not available) for an Agreed Currency because none of the tenors of such Relevant Rate or Term SOFR (including any forward-looking term rate thereof) is available or published on a current basis and such circumstances are unlikely to be temporary; or

(ii)             the Applicable Authority has made a public statement identifying a specific date after which all tenors of the Relevant Rate, Term SOFR or Term SOFR Screen Rate for an Agreed Currency (including any forward-looking term rate thereof) shall or will no longer be representative or made available, or used for determining the interest rate of loans denominated in such Agreed Currency, or shall or will otherwise cease, provided that, in each case, at the time of such statement, there is no successor administrator that is satisfactory to the Administrative Agent that will continue to provide such representative tenor(s) of the Relevant Rate for such Agreed Currency (the latest date on which all tenors of the Relevant Rate, Term SOFR or Term SOFR Screen Rate for such Agreed Currency (including any forward-looking term rate thereof) are no longer representative or available permanently or indefinitely, the “Scheduled Unavailability Date”); or

(iii)            with respect to Alternative Currency Loans, syndicated loans currently being executed and agented in the U.S., are being executed or amended (as applicable) to incorporate or adopt a new benchmark interest rate to replace the Relevant Rate for an Agreed Currency;

(A) then, with respect to Term SOFR Loans, on a date and time determined by the Administrative Agent (any such date, the “Term SOFR Replacement Date”), which date shall be at the end of an Interest Period or on the relevant interest payment date, as applicable, for interest calculated and, solely with respect to clause (ii) above, no later than the Scheduled Unavailability Date, Term SOFR will be replaced hereunder and under any Loan Document with Daily Simple SOFR plus the SOFR Adjustment for any payment period for interest calculated that can be determined by the Administrative Agent, in each case, without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document (with respect to Term SOFR Loans, the “Term SOFR Successor Rate).

or (B) with respect to Term SOFR Loans, if the Administrative Agent determines that Daily Simple SOFR is not available on or prior to the Term SOFR Replacement Date, or (ii) with respect to Term SOFR Loans and Alternative Currency Loans, if the events or circumstances of the type described in Section 3.03(b)(i), (ii) or (iii) have occurred with respect to the Successor Rate then in effect, then, the Administrative Agent and the Company may amend this Agreement solely for the purpose of replacing the Relevant Rate or Term SOFR for an Agreed Currency or any then current Successor Rate for an Agreed Currency in accordance with this Section 3.03 with an alternative benchmark rate giving due consideration to any evolving or then existing convention for similar credit facilities syndicated and agented in the U.S. and denominated in such Agreed Currency for such alternative benchmarks, and, in each case, including any mathematical or other adjustments to such benchmark giving due consideration to any evolving or then existing convention for similar credit facilities syndicated and agented in the U.S. and denominated in such Agreed Currency for such benchmarks, which adjustment or method for calculating such adjustment shall be published on an information service as selected by the Administrative Agent from time to time in its reasonable discretion and may be periodically updated (and any such proposed rate, including for the avoidance of doubt, any adjustment thereto, a “Successor Rate”; with respect to Term SOFR Loans under sub-clause (A) above, the Successor Rate means the Term SOFR Successor Rate), and any such amendment shall become effective at 5:00 p.m. on the fifth Business Day after the Administrative Agent shall have posted such proposed amendment to all Lenders and the Company unless, prior to such time, Lenders comprising the Required Lenders have delivered to the Administrative Agent written notice that such Required Lenders object to such amendment.

If the Successor Rate for Term SOFR Loans is Daily Simple SOFR plus the SOFR Adjustment, all interest payments will be payable on a monthly basis.

The Administrative Agent will promptly (in one or more notices) notify the Company and each Lender of the implementation of any Successor Rate.

Any Successor Rate shall be applied in a manner consistent with market practice; provided that to the extent such market practice is not administratively feasible for the Administrative Agent, such Successor Rate shall be applied in a manner as otherwise reasonably determined by the Administrative Agent.

Notwithstanding anything else herein, if at any time any Successor Rate as so determined would otherwise be less than zero, the Successor Rate will be deemed to be zero for the purposes of this Agreement and the other Loan Documents.

In connection with the implementation of a Successor Rate, the Administrative Agent will have the right to make Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Conforming Changes will become effective without any further action or consent of any other party to this Agreement; provided that, with respect to any such amendment effected, the Administrative Agent shall post each such amendment implementing such Conforming Changes to the Company and the Lenders reasonably promptly after such amendment becomes effective.

3.04         Increased Costs.

(a)           Increased Costs Generally. If any Change in Law, after the date on which a Lender or L/C Issuer becomes a Lender or L/C Issuer hereunder, shall:

(i)              impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender (except any reserve requirement contemplated by Section 3.04(e)) or any L/C Issuer;

(ii)             subject any Recipient to any Taxes (other than (A) Indemnified Taxes, (B) Taxes described in clauses (b) through (d) of the definition of Excluded Taxes and (C) Connection Income Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto;

(iii)            [Intentionally Omitted]; or

(iv)            impose on any Lender or any L/C Issuer or any applicable interbank market any other material condition, cost or expense affecting this Agreement, Term SOFR Loans made by such Lender or Alternative Currency Loans made by such Lender or any Letter of Credit or participation therein;

and the result of any of the foregoing shall be to increase the cost to such Lender of making, converting to, continuing or maintaining any Loan (or of maintaining its obligation to make any such Loan), or to materially increase the cost to such Lender or such L/C Issuer of participating in, issuing or maintaining any Letter of Credit (or of maintaining its obligation to participate in or to issue any Letter of Credit), or to materially reduce the amount of any sum received or receivable by such Lender or such L/C Issuer hereunder (whether of principal, interest or any other amount) then, upon request of such Lender or such L/C Issuer, the Company will pay (or cause the applicable Designated Borrower to pay) to such Lender or such L/C Issuer, as the case may be, such additional amount or amounts as will compensate such Lender or such L/C Issuer, as the case may be, for such additional costs incurred or reduction suffered.

(b)           Capital Requirements. If any Lender or any L/C Issuer determines that any Change in Law, after the date on which a Lender or L/C Issuer becomes a Lender or L/C Issuer hereunder, affecting such Lender or such L/C Issuer or any Lending Office of such Lender or such Lender’s or such L/C Issuer’s holding company, if any, regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on such Lender’s or such L/C Issuer’s capital or on the capital of such Lender’s or such L/C Issuer’s holding company, if any, as a consequence of this Agreement, the Commitments of such Lender or the Loans made by, or participations in Letters of Credit or Swing Line Loans held by, such Lender, or the Letters of Credit issued by such L/C Issuer, to a level below that which such Lender or such L/C Issuer or such Lender’s or such L/C Issuer’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or such L/C Issuer’s policies and the policies of such Lender’s or such L/C Issuer’s holding company with respect to capital adequacy and liquidity requirements), then from time to time the Company will pay (or cause the applicable Designated Borrower to pay) to such Lender or such L/C Issuer, as the case may be, such additional amount or amounts as will compensate such Lender or such L/C Issuer or such Lender’s or such L/C Issuer’s holding company for any such reduction suffered.

(c)           Certificates for Reimbursement. A certificate of a Lender or an L/C Issuer setting forth the amount or amounts necessary to compensate such Lender or such L/C Issuer or its holding company, as the case may be, as specified in subsection (a) or (b) of this Section and delivered to the Company shall be conclusive absent manifest error (it being understood and agreed that in no event shall any Lender make any determination or request set forth in subsection (a) or (b) or deliver any such certificate in the event that such Lender is not generally making such determinations or requests and delivering such certificates in the same manner in syndicated credit facilities to borrowers of similar creditworthiness to the Company under which such Lender is a lender). The Company shall pay (or cause the applicable Designated Borrower to pay) such Lender or such L/C Issuer, as the case may be, the amount shown as due on any such certificate within ten days after receipt thereof.

(d)           Delay in Requests. Failure or delay on the part of any Lender or any L/C Issuer to demand compensation pursuant to the foregoing provisions of this Section shall not constitute a waiver of such Lender’s or such L/C Issuer’s right to demand such compensation, provided that no Borrower shall be required to compensate a Lender or an L/C Issuer pursuant to the foregoing provisions of this Section for any increased costs incurred or reductions suffered more than 90 days prior to the date that such Lender or such L/C Issuer, as the case may be, notifies the Company of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or such L/C Issuer’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 90-day period referred to above shall be extended to include the period of retroactive effect thereof).

3.05        Compensation for Losses. Upon demand of any Lender (with a copy to the Administrative Agent) from time to time, the Company shall promptly compensate (or cause the applicable Designated Borrower to compensate) such Lender for and hold such Lender harmless from any reasonable and invoiced loss, cost or expense incurred by it (in each case together with a reasonably detailed supporting calculation) as a result of:

(a)           any continuation, conversion, payment or prepayment of any Loan other than a Base Rate Loan on a day other than the last day of the Interest Period for such Loan (whether voluntary, mandatory, automatic, by reason of acceleration, or otherwise);

(b)           any failure by any Borrower (for a reason other than the failure of such Lender to make a Loan) to prepay, borrow, continue or convert any Loan other than a Base Rate Loan on the date or in the amount notified by the Company or the applicable Designated Borrower;

(c)           any failure by any Borrower to make payment of any Loan or drawing under any Letter of Credit or related Bankers’ Acceptance (or interest due thereon) denominated in an Alternative Currency on its scheduled due date or any payment thereof in a different currency other than at the request of the Administrative Agent, any Lender or any L/C Issuer; or

(d)           any assignment of an Alternative Currency Term Rate Loan or Term SOFR Loan on a day other than the last day of the Interest Period therefor as a result of a request by the Company pursuant to Section 10.13;

including any foreign exchange losses and any loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain such Loan, from fees payable to terminate the deposits from which such funds were obtained or from the performance of any foreign exchange contract, but excluding any loss of anticipated profits or margin. The Company shall also pay (or cause the applicable Designated Borrower to pay) any customary administrative fees charged by such Lender in connection with the foregoing.

For purposes of calculating amounts payable by the Company (or the applicable Designated Borrower) to the Lenders under this Section 3.05, each Lender shall be deemed to have funded each Alternative Currency Term Rate Loan made by it at the Alternative Currency Term Rate for such Loan by a matching deposit or other borrowing in the offshore interbank market for such currency for a comparable amount and for a comparable period, whether or not such Alternative Currency Term Rate Loan was in fact so funded.

3.06        Mitigation Obligations; Replacement of Lenders.

(a)           Designation of a Different Lending Office. If any Lender requests compensation under Section 3.04, or any Borrower is required to pay any additional amount to any Lender, any L/C Issuer or any Governmental Authority for the account of any Lender or L/C Issuer pursuant to Section 3.01, or if any Lender gives a notice pursuant to Section 3.02, then at the request of the Company such Lender or L/C Issuer shall, as applicable, use reasonable efforts to designate a different Lending Office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender or L/C Issuer, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 3.01 or 3.04, as the case may be, in the future, or eliminate the need for the notice pursuant to Section 3.02, as applicable, and (ii) in each case, would not subject such Lender or L/C Issuer, as the case may be, to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender or the L/C Issuer, as the case may be. The Company hereby agrees to pay (or to cause the applicable Designated Borrower to pay) all reasonable costs and expenses incurred by any Lender or L/C Issuer in connection with any such designation or assignment.

(b)           Replacement of Lenders. If any Lender requests compensation under Section 3.04 or delivers a notice under Section 3.02, or if any Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01 and, in each case, such Lender has declined or is unable to designate a different lending office in accordance with Section 3.06(a), the Company may replace such Lender in accordance with Section 10.13.

3.07        Survival. All of the Borrowers’ obligations under this Article III shall survive termination of the Aggregate Commitments, repayment of all other Obligations hereunder and resignation of the Administrative Agent.

ARTICLE IV.

CONDITIONS PRECEDENT TO CREDIT EXTENSIONS

4.01        Conditions of Closing. The obligation of each L/C Issuer and each Lender to enter into this Agreement is subject to the satisfaction of the following conditions precedent:

(a)           The Administrative Agent’s receipt of the following, each of which shall be originals or .pdf electronic transmissions (and, solely with respect to the Company, followed promptly by originals) unless otherwise specified, each properly executed by a Responsible Officer of the Company, each dated the Closing Date (or, in the case of certificates of governmental officials, a recent date before the Closing Date) and each in form and substance reasonably satisfactory to the Administrative Agent:

(i)              executed counterparts of this Agreement and the Company Guaranty;

(ii)             such certificates of resolutions or other action, incumbency certificates and/or other certificates of Responsible Officers of the Company as the Administrative Agent may reasonably require evidencing the identity, authority and capacity of each Responsible Officer or Borrowing Officer thereof authorized to act as a Responsible Officer or Borrowing Officer, as the case may be, in connection with this Agreement and the other Loan Documents to which the Company is a party;

(iii)            such documents and certifications as the Administrative Agent may reasonably require to evidence that the Company is duly organized or formed, and that the Company is validly existing, in good standing and qualified to engage in business in Delaware;

(iv)            a favorable opinion of Wilmer Cutler Pickering Hale and Dorr LLP, counsel to the Company, addressed to the Administrative Agent and each Lender, as to such matters concerning the Company and the Loan Documents as the Administrative Agent may reasonably request; and

(v)             a certificate signed by a Responsible Officer of the Company certifying that (A) the representations and warranties of the Borrowers contained in Article V and each Loan Party contained in each other Loan Document, or which are contained in any document furnished as of the Closing Date in connection herewith or therewith, are true and correct in all material respects (or if qualified by materiality, in all respects) on and as of the Closing Date, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct in all material respects (or if qualified by materiality, in all respects) as of such earlier date, and (B) no Default or Event of Default exists or would result from any Credit Extension or the application of the proceeds thereof as of the Closing Date.

(b)           [Reserved].

(c)           The Administrative Agent’s receipt of evidence in form and substance reasonably satisfactory to the Administrative Agent that the Existing Credit Agreement and all commitments thereunder have been or, concurrently with the Closing Date, are being terminated, all obligations thereunder have been paid in full (and each Lender party to the Existing Credit Agreement acknowledges the receipt and effectiveness of the Company’s notice of termination thereof and waives any prior notice requirement related thereto).

(d)           The representations and warranties of the Company contained in Article V or which are contained in any document furnished at any time on or prior to the Closing Date under or in connection herewith or therewith, shall be true and correct in all material respects (or if qualified by materiality, in all respects) on and as of the Closing Date, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct in all material respects (or if qualified by materiality, in all respects) as of such earlier date. No Default shall exist as of the Closing Date.

(e)           The Administrative Agent’s receipt of all documentation and other information required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including, without limitation, the Patriot Act, that has been reasonably requested by the Administrative Agent on behalf of any Lender not less than ten Business Days prior to the Closing Date.

(f)            The Lenders, the Administrative Agent and the Arranger shall have received all fees required pursuant to the terms hereof to be paid, and all expenses for which invoices have been presented (including the reasonable fees and expenses of legal counsel), on or before the Closing Date, including fees and expenses and other compensation contemplated by the Fee Letters. Without duplication of the foregoing, unless waived by the Administrative Agent, the Company shall have paid all fees, charges and disbursements of counsel to the Administrative Agent owing hereunder (directly to such counsel if requested by the Administrative Agent) to the extent invoiced at least three days prior to the Closing Date.

Without limiting the generality of the provisions of Section 9.04, for purposes of determining compliance with the conditions specified in this Section 4.01, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender.

4.02        Conditions to all Credit Extensions. The obligation of each Lender to honor any Request for Credit Extension (other than a Committed Loan Notice requesting only a conversion of Committed Loans to the other Type, or a continuation of Alternative Currency Term Rate Loans or Term SOFR Loan) is subject to the following conditions precedent:

(a)           The representations and warranties of (i) the Borrowers contained in Article V (excluding, however, Section 5.05(c) and Section 5.06) and (ii) each Loan Party contained in each other Loan Document shall be true and correct in all material respects on and as of the date of such Credit Extension (provided that any representation and warranty that is qualified as to “materiality,” “Material Adverse Effect” or similar language shall be true and correct (after giving effect to any qualification therein) in all respects), except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct in all material respects as of such earlier date (provided that any representation and warranty that is qualified as to “materiality,” “Material Adverse Effect” or similar language shall be true and correct (after giving effect to any qualification therein) in all respects as of such earlier date), and except that for purposes of this Section 4.02, the representations and warranties contained in subsections (a) and (b) of Section 5.05 shall be deemed to refer to the most recent statements furnished pursuant to clauses (a) and (b), respectively, of Section 6.01.

(b)           No Default shall exist, or would result from such proposed Credit Extension or the application of the proceeds thereof.

(c)           The Administrative Agent and, if applicable, the applicable L/C Issuer or the applicable Swing Line Lender shall have received a Request for Credit Extension in accordance with the requirements hereof.

(d)           If the applicable Borrower is a Designated Borrower, then the conditions of Section 2.14 to the designation of such Borrower as a Designated Borrower and the determination of the Designated Lenders and Designated Borrower Sublimit with respect to such Designated Borrower shall have been met to the reasonable satisfaction of the Administrative Agent.

(e)           In the case of a Credit Extension to be denominated in an Alternative Currency, there shall not have occurred any change in national or international financial, political or economic conditions or currency exchange rates or exchange controls which in the reasonable opinion of the Administrative Agent, the Required Lenders (in the case of any Loans to be denominated in an Alternative Currency) or the applicable L/C Issuer (in the case of any Letter of Credit to be denominated in an Alternative Currency) would make it impracticable for such Credit Extension to be denominated in the relevant Alternative Currency.

Each Request for Credit Extension (other than a Committed Loan Notice requesting only a conversion of Committed Loans to the other Type or a continuation of Alternative Currency Term Rate Loans or Term SOFR Loans) submitted by the Company shall be deemed to be a representation and warranty that the conditions specified in Sections 4.02(a) and (b) have been satisfied on and as of the date of the applicable Credit Extension.

ARTICLE V.

REPRESENTATIONS AND WARRANTIES

Each Borrower represents and warrants to the Administrative Agent and the Lenders as of the Closing Date (except with respect to the representations and warranties in Section 5.09 which are made by the Company and the applicable Foreign Obligor as of the date set forth therein) and each other date such representations are made or deemed made pursuant to this Agreement and the other Loan Documents that:

5.01        Existence, Qualification and Power. Each Loan Party (a) is duly organized or formed, validly existing and, as applicable, in good standing under the Laws of the jurisdiction of its incorporation or organization, (b) has all requisite power and authority to (i) own or lease its assets and carry on its business and (ii) in the case of the Company only, execute, deliver and perform its obligations under the Loan Documents to which it is a party, (c) has all requisite governmental licenses, authorizations, consents and approvals to (i) own or lease its assets and carry on its business and (ii) execute, deliver and perform its obligations under the Loan Documents to which it is a party and (d) is duly qualified and is licensed and, as applicable, in good standing under the Laws of each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification or license, except in each case referred to in clause (a), (b)(i), (c)(i) or (d), to the extent that failure to do so would not, in the aggregate, reasonably be expected to have a Material Adverse Effect.

5.02        Authorization; No Contravention. The execution, delivery and performance by each Loan Party of each Loan Document to which such Person is party, have been duly authorized by all necessary corporate or other organizational action, and do not and will not (a) contravene the terms of any of such Person’s Organization Documents; (b) conflict with or result in any breach or contravention of, or the creation of any Lien under, or require any payment to be made under (i) any Contractual Obligation binding on such Person or its assets, or (ii) any material order, injunction, writ or decree of any Governmental Authority or any arbitral award to which such Person or its property is subject; or (c) violate any Law in any material respect; except in each case referred to in clause (b) or (c), to the extent that such conflict, breach, contravention, Lien, payment or violation would not, in the aggregate, reasonably be expected to have a Material Adverse Effect.

5.03        Governmental Authorization. No approval, consent, exemption, authorization, or other material action by, or material notice to, or material filing with (other than any SEC filing by the Company in compliance with the SEC disclosure obligations), any Governmental Authority is necessary or required in connection with the execution, delivery or performance by, or enforcement against, any Loan Party of this Agreement or any other Loan Document.

5.04        Binding Effect. This Agreement has been, and each other Loan Document, when delivered hereunder, will have been, duly executed and delivered by each Loan Party that is party thereto. This Agreement constitutes, and each other Loan Document when so delivered will constitute, a legal, valid and binding obligation of such Loan Party, enforceable against each Loan Party that is party thereto in accordance with its terms, subject to applicable Debtor Relief Laws and general principles of equity, regardless of whether considered in a proceeding in equity or at law.

5.05        Financial Statements; No Material Adverse Effect.

(a)            The Audited Financial Statements (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein; and (ii) fairly present in all material respects the financial condition of the Company and its Subsidiaries as of the date thereof and their results of operations for the period covered thereby and the Audited Financial Statements show, reflect or describe all material indebtedness and other material contingent liabilities of the Company and its Subsidiaries as of the date thereof, in each case, to the extent required to be reflected thereon pursuant to GAAP, including liabilities for taxes, material long term commitments and Indebtedness other than those that are (A) not material to the Company and its Subsidiaries as a whole or (B) are reflected in the Company’s most recent report on Form 10-K and any subsequent reports on Form 10-Q or Form 8-K filed with the SEC.

(b)           The unaudited consolidated balance sheet of the Company and its Subsidiaries dated October 2, 2021 and the related consolidated statements of income or operations, shareholders’ equity and cash flows for the fiscal quarter ended on that date (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein, and (ii) fairly present in all material respects the financial condition of the Company and its Subsidiaries as of the date thereof and their results of operations for the period covered thereby, subject, in the case of clauses (i) and (ii), to the absence of footnotes and to normal year-end audit adjustments.

(c)            Since the date of the Audited Financial Statements, there has been no event or circumstance, either individually or in the aggregate, that has had or would reasonably be expected to have a Material Adverse Effect.

5.06        Litigation. Except as specifically disclosed in the Company’s Annual Report on Form 10-K and any other filings with the SEC from time to time, there are no actions, suits, proceedings, claims or disputes pending or, to the knowledge of the Company, threatened, at law, in equity, in arbitration or before any Governmental Authority, by or against the Company or any of its Subsidiaries or against any of their properties or revenues that either individually or in the aggregate would reasonably be expected to have a Material Adverse Effect.

5.07        Margin Regulations; Investment Company Act.

(a)            No part of the proceeds of any Credit Extension will be used for any purpose that violates the provisions of Regulation U or any of the other Regulations of the FRB. If requested by any Lender or the Administrative Agent, the Company will furnish to the Administrative Agent and each Lender a statement to the forgoing effect in conformity with the requirements of FR Form G-3 or FR Form U-1, as applicable, referred to in Regulation U.

(b)           Neither the Company nor any other Loan Party is or is required to be registered as an “investment company” under the Investment Company Act of 1940.

5.08        Disclosure. No report, financial statement, certificate or other information furnished by or on behalf of any Loan Party to the Administrative Agent or any Lender in connection with the transactions contemplated hereby or delivered hereunder or under any other Loan Document (in each case, as modified or supplemented by other information so furnished), taken as a whole together with the information contained in the annual, quarterly and current reports theretofore publicly filed by the Company with the SEC and excluding any items disclosed as “risk factors” or in any “forward-looking statements” therein, contains, when furnished, any untrue statement of material fact or omits, when furnished, to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided that, with respect to management projections or guidance or forward looking statements, the Company represents only that such information was prepared in good faith based upon assumptions believed by the preparer thereof to be reasonable at the time, it being recognized by the Lenders that such financial information as it relates to future events is not to be viewed as fact and that actual results during the period or periods covered by such financial information may differ from the projected results set forth therein by a material amount.

5.09        Representations as to Foreign Obligors. On the date on which any Subsidiary becomes a Foreign Obligor, and each other date such representations are made or deemed made pursuant to this Agreement and the other Loan Documents, each of the Company and each Foreign Obligor represents and warrants to the Administrative Agent and the Lenders that:

(a)            Such Foreign Obligor is subject to civil and commercial Laws with respect to its obligations under this Agreement and the other Loan Documents to which it is a party (collectively as to such Foreign Obligor, the “Applicable Foreign Obligor Documents”), and the execution, delivery and performance by such Foreign Obligor of the Applicable Foreign Obligor Documents constitute and will constitute private and commercial acts and not public or governmental acts. Neither such Foreign Obligor nor any of its property has any immunity from jurisdiction of any court or from any legal process (whether through service or notice, attachment prior to judgment, attachment in aid of execution, execution or otherwise) under the laws of the jurisdiction in which such Foreign Obligor is organized and existing in respect of its obligations under the Applicable Foreign Obligor Documents.

(b)            The Applicable Foreign Obligor Documents are in proper legal form under the Laws of the jurisdiction in which such Foreign Obligor is organized and existing for the enforcement thereof against such Foreign Obligor under the Laws of such jurisdiction, and to ensure the legality, validity, enforceability, priority or admissibility in evidence of the Applicable Foreign Obligor Documents, except as may be limited by applicable Debtor Relief Laws and general principles of equity, regardless of whether considered in a proceeding in equity or at law. It is not necessary to ensure the legality, validity, enforceability, priority or admissibility in evidence of the Applicable Foreign Obligor Documents that the Applicable Foreign Obligor Documents be filed, registered or recorded with, or executed or notarized before, any court or other authority in the jurisdiction in which such Foreign Obligor is organized and existing or that any registration charge or stamp or similar tax be paid on or in respect of the Applicable Foreign Obligor Documents or any other document, except for (i) any such filing, registration, recording, execution or notarization as has been made or is not required to be made until the Applicable Foreign Obligor Document or any other document is sought to be enforced and (ii) any charge or tax as has been timely paid.

(c)            Other than those that, in the aggregate, could not reasonably be expected to have a Material Adverse Effect, there is no tax, levy, impost, duty, fee, assessment or other governmental charge, or any deduction or withholding, imposed by any Governmental Authority in or of the jurisdiction in which such Foreign Obligor is organized and existing either (i) on or by virtue of the execution or delivery of the Applicable Foreign Obligor Documents or (ii) on any payment to be made by such Foreign Obligor pursuant to the Applicable Foreign Obligor Documents, except, in each case, as has been disclosed to the Administrative Agent.

(d)           The execution, delivery and performance of the Applicable Foreign Obligor Documents executed by such Foreign Obligor are, under applicable foreign exchange control regulations of the jurisdiction in which such Foreign Obligor is organized and existing, not subject to any notification or authorization except (i) such as have been made or obtained or (ii) such as cannot be made or obtained until a later date (provided that any notification or authorization described in clause (ii) shall be made or obtained as soon as is reasonably practicable).

5.10        Sanctions and Anti-Corruption.

(a)            The Company is not (i) currently the subject of any Sanctions or (ii) located, organized or residing in any Designated Jurisdiction, if such activity would be prohibited by Sanctions applicable to any Person organized in the United States or the United Kingdom. No Company Related Party that is a Subsidiary of the Company is listed on the Sanctioned Persons Lists and no Company Related Party that is a director or senior officer of the Company or a Company Related Party that is a Subsidiary of the Company is, to the best knowledge of the Company, listed on the Sanctioned Persons Lists. The Company has implemented and maintains in effect policies and procedures reasonably designed to promote compliance by the Company and all Company Related Parties with applicable Sanctions. No proceeds from any Loan, has been or will be directly or, to the knowledge of the Company, indirectly, used by the Company, or loaned, contributed, provided or otherwise made available by the Company, to fund any activity or business in any Designated Jurisdiction or to fund any activity or business of or with any Person located, organized or residing in any Designated Jurisdiction or who is the subject of any Sanctions, if such activity would be prohibited by Sanctions applicable to any Person organized in the United States or the United Kingdom.

(b)            The Company has implemented and maintains in effect policies and procedures reasonably designed to promote compliance by the Company and all Company Related Parties with applicable Anti-Corruption Laws. No proceeds from any Loan, has been or will be, directly or, to the knowledge of the Company, indirectly, used by the Company, or loaned, contributed, provided or otherwise made available by the Company to fund any activity or business in any manner that will result in any violation by any Person (including any Lender, the Arranger or the Administrative Agent) of Anti-Corruption Laws.

5.11        Affected Financial Institutions. No Loan Party is an Affected Financial Institution.

ARTICLE VI.

AFFIRMATIVE COVENANTS

From and after the Closing Date and for so long as any Lender shall have any Commitment hereunder, any Loan or other Obligation hereunder (other than contingent indemnification obligations for which no claim has been made) shall remain unpaid or unsatisfied, or any Letter of Credit or related Bankers’ Acceptance shall remain outstanding (unless the L/C Obligations thereunder shall have been Cash Collateralized in an amount equal to the then Outstanding Amount thereof), the Company shall, and shall (except in the case of the covenants set forth in Sections 6.01, 6.02, and 6.03) cause each Subsidiary to:

6.01        Financial Statements. Deliver to the Administrative Agent (for distribution to each Lender):

(a)            as soon as made publicly available, but in any event within the filing deadline applicable to the Company set forth in the SEC regulations promulgated pursuant to Section 13 of the Exchange Act (after giving effect to any extension or deferral period permitted by the SEC from time to time), after the end of each fiscal year of the Company (commencing with the fiscal year ending December 31, 2021), a consolidated balance sheet of the Company and its Subsidiaries as at the end of such fiscal year, and the related consolidated statements of income or operations, shareholders’ equity and cash flows for such fiscal year, setting forth in each case in comparative form the figures for the previous fiscal year, prepared in accordance with GAAP, audited and accompanied by a report and opinion of a Registered Public Accounting Firm of nationally recognized standing, which report and opinion shall be prepared in accordance with generally accepted auditing standards and applicable Securities Laws and shall not be subject to any “going concern” or like qualification or exception or any qualification or exception as to the scope of such audit; and

(b)            as soon as made publicly available, but in any event within the filing deadline applicable to the Company set forth in the SEC regulations promulgated pursuant to Section 13 of the Exchange Act (after giving effect to any extension or deferral period permitted by the SEC from time to time), after the end of each of the first three fiscal quarters of each fiscal year of the Company (commencing with the first fiscal quarter ending after the Closing Date), a consolidated balance sheet of the Company and its Subsidiaries as at the end of such fiscal quarter, and the related consolidated statements of income or operations, shareholders’ equity and cash flows for such fiscal quarter and for the portion of the Company’s fiscal year then ended, setting forth in each case in comparative form the figures for the corresponding fiscal quarter of the previous fiscal year and the corresponding portion of the previous fiscal year, all in reasonable detail, and certified by a Responsible Officer of the Company as fairly presenting in all material respects the financial condition, results of operations, shareholders’ equity and cash flows of the Company and its Subsidiaries in accordance with GAAP, subject to normal year-end audit adjustments and the absence of footnotes.

Notwithstanding anything to the contrary in this Section 6.01, the Company shall not be required to deliver any financial statements to the Administrative Agent with respect to any period for which it has timely filed its Form 10-K or Form 10-Q, as the case may be, with the SEC (after giving effect to any extension or deferral period permitted by the SEC from time to time); provided, that such Form 10-K or Form 10-Q, as the case may be, is publicly available on the SEC’s website (or a similar website) within the time periods required by this Section.

6.02        Certificates; Other Information. Deliver to the Administrative Agent (for distribution to each Lender), in form and detail reasonably satisfactory to the Administrative Agent and the Required Lenders:

(a)            [Reserved];

(b)            concurrently with the delivery of the financial statements referred to in Sections 6.01(a) and (b), a duly completed Compliance Certificate signed by the chief executive officer, chief financial officer, treasurer, assistant treasurer or controller of the Company;

(c)            promptly, and in any event within five Business Days after receipt thereof by any Loan Party or any Subsidiary thereof, copies of each notice or other correspondence received from the SEC (or comparable agency in any applicable non-U.S. jurisdiction) concerning any investigation by such agency regarding financial or other operational results of any Loan Party or any Subsidiary thereof that would reasonably be expected to have a Material Adverse Effect; and

(d)            promptly, such additional information regarding the business, financial or corporate affairs of the Company or any Subsidiary, or compliance with the terms of the Loan Documents, as the Administrative Agent or any Lender may from time to time reasonably request.

Documents required to be delivered pursuant to Section 6.01(a) or (b) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which the Company posts such documents, or provides a link thereto on the Company’s website on the Internet at the website address listed on Schedule 10.02; or (ii) on which such documents are posted on the Company’s behalf on an Internet or intranet website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent). Except for such Compliance Certificates, the Administrative Agent shall have no obligation to request the delivery or to maintain copies of the documents referred to above, and in any event shall have no responsibility to monitor compliance by the Company with any such request for delivery, and each Lender shall be solely responsible for requesting delivery to it or maintaining its copies of such documents.

The Company hereby acknowledges that (a) the Administrative Agent and/or the Arrangers may, but shall not be obligated to, make available to the Lenders and the L/C Issuers materials and/or information provided by or on behalf of the Company hereunder (collectively, the “Company Materials”) by posting the Company Materials on Debt Domain, IntraLinks, Syndtrak or another similar electronic system (the “Platform”) and (b) certain of the Lenders (each, a “Public Lender”) may have personnel who do not wish to receive material non-public information with respect to the Company or its Affiliates, or the respective securities of any of the foregoing, and who may be engaged in investment and other market-related activities with respect to such Persons’ securities. The Company hereby agrees that (w) all Company Materials that are to be made available to Public Lenders shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; (x) by marking Company Materials “PUBLIC,” the Company shall be deemed to have authorized the Administrative Agent, the Arrangers, the L/C Issuers and the Lenders to treat such Company Materials as not containing any material non-public information with respect to the Company or its securities for purposes of United States Federal and state securities laws (provided, however, that to the extent such Company Materials constitute Information, they shall be treated as set forth in Section 10.07); (y) all Company Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Side Information”; and (z) the Administrative Agent and the Arrangers shall be entitled to treat any Company Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not designated “Public Side Information.” Notwithstanding the foregoing, the Company shall be under no obligation to mark any Company Materials “PUBLIC.”

6.03        Notices. Promptly, after a Responsible Officer of the Company obtains knowledge thereof, notify the Administrative Agent:

(a)            of the occurrence of any Default;

(b)            of any matter that has resulted or would reasonably be expected to result in a Material Adverse Effect;

(c)            of the occurrence of any ERISA Event or the institution of proceedings or the taking of any other action by the PBGC or any Plan with respect to the withdrawal from or the termination or insolvency of, any Plan that, in any case, would reasonably be expected to have a Material Adverse Effect; and

(d)            of any material change in accounting policies or financial reporting practices by the Company or any Subsidiary.

Each notice pursuant to this Section 6.03 shall be accompanied by a statement of a Responsible Officer of the Company setting forth details of the occurrence referred to therein and stating what action the Company has taken and proposes to take with respect thereto. Each notice pursuant to Section 6.03(a) shall describe with particularity any and all provisions of this Agreement and any other Loan Document that have been breached and shall be provided to the Administrative Agent for distribution to the Lenders.

6.04        Payment of Taxes. Pay and discharge as the same shall become due and payable (subject to any applicable grace periods and tax extensions) all tax liabilities, assessments and governmental charges or levies upon it or its properties or assets, except, in each case, (i) to the extent the same are being contested in good faith by appropriate proceedings diligently conducted and adequate reserves, if any, in accordance with GAAP are being maintained by the Company or such Subsidiary or (ii) where any failure thereof would not reasonably be expected to result in a Material Adverse Effect.

6.05        Preservation of Existence, Etc. (a) Preserve, renew and maintain in full force and effect the legal existence and good standing (or equivalent status) of the Company and any Designated Borrower under the Laws of the jurisdiction of its organization except in a transaction permitted by Section 7.02; and (b) take all reasonable action to maintain all rights, privileges, permits, licenses and franchises necessary or desirable in the normal conduct of its business, except, in each case, to the extent that failure to do so would not reasonably be expected to have a Material Adverse Effect.

6.06        Compliance with Laws. Comply in all material respects with the requirements of all Laws and all orders, writs, injunctions and decrees applicable to it or to its business or property, except in such instances in which (a) such requirement of Law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted; or (b) the failure to comply therewith, in the aggregate, would not reasonably be expected to have a Material Adverse Effect.

6.07        Use of Proceeds. Use the proceeds of the Credit Extensions (a) to repay all obligations under the Existing Credit Agreement; and (b) for working capital purposes, capital expenditures, acquisitions, repurchases of stock, debentures and other securities, the refinancing of present and future debt and other general corporate purposes not in contravention of any Law or of any Loan Document (including in compliance with Section 5.10).

ARTICLE VII.

NEGATIVE COVENANTS

From and after the Closing Date and for so long as any Lender shall have any Commitment hereunder, any Loan or other Obligation hereunder (other than contingent indemnification obligations for which no claim has been made) shall remain unpaid or unsatisfied, or any Letter of Credit or related Bankers’ Acceptance shall remain outstanding (unless the L/C Obligations thereunder shall have been Cash Collateralized in an amount equal to the then Outstanding Amount thereof), (i) with respect to Section 7.01, the Company shall not, nor shall it permit any Subsidiary to, directly or indirectly, (ii) with respect to Section 7.02, the Borrowers shall not and (iii) with respect to Section 7.03, the Company shall not:

7.01        Liens. Create, incur, assume or suffer to exist any Lien upon any of its property, assets or revenues other than Liens on Margin Stock created, incurred or assumed at a time when such Margin Stock constitutes Unrestricted Margin Stock, whether now owned or hereafter acquired, other than the following:

(a)            Liens pursuant to any Loan Document;

(b)            Liens on the assets of the Company or any of its Subsidiaries existing on the Closing Date and any renewals, replacements or extensions thereof; provided that (i) the property covered thereby is not changed (other than any improvements thereto and proceeds thereof) and (ii) the aggregate principal amount of Indebtedness secured thereby is not increased above the commitment or limits as in effect on the Closing Date except in an amount equal to the fees and expenses of such renewal, replacement or extension;

(c)            Liens on property of the Company and its Subsidiaries not reflected on the consolidated balance sheet of the Company and its Subsidiaries that are limited to amounts that have been irrevocably deposited with a financial institution;

(d)            Liens for Taxes not yet delinquent, that remain payable without penalty, or which are being contested in good faith and by appropriate proceedings diligently conducted, if adequate reserves with respect thereto are maintained on the books of the applicable Person in accordance with GAAP;

(e)            carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other like Liens arising in the ordinary course of business which are not delinquent for a period of more than 60 days or which are being contested in good faith and by appropriate proceedings diligently conducted;

(f)            pledges or deposits in connection with workers’ compensation, unemployment insurance and other social security legislation;

(g)            pledges or deposits to secure the performance of bids, trade contracts (other than for borrowed money), leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business (including deposits to secure letters of credit issued to secure any such obligation);

(h)            easements, rights-of-way, restrictions and other similar encumbrances affecting real property which, in the aggregate, are not substantial in amount, and which do not in any case materially detract from the value of the property subject thereto or materially interfere with the ordinary conduct of the business of the applicable Person;

(i)            Liens securing judgments for the payment of money or securing appeal or other surety bonds related to such judgments;

(j)            customary rights of setoff upon deposit accounts and securities accounts of cash in favor of banks or other depository institutions and securities intermediaries; provided that (i) such deposit account or securities account is not a dedicated cash collateral account and is not subject to restrictions against access by the Company or any of its Subsidiaries owning the affected deposit account or other funds maintained with a creditor depository institution in excess of those set forth by regulations promulgated by the FRB or any foreign regulatory agency performing an equivalent function, and (ii) such deposit account or securities account is not intended by the Company or any of its Subsidiaries to provide collateral (other than such as is ancillary to the establishment of such deposit account or securities account) to the depository institution;

(k)            Liens arising under Cash Management Agreement pooling arrangements;

(l)            any interest or title of a lessor under any lease entered into by the Company or any of its Subsidiaries in the ordinary course of its business and covering only the assets so leased;

(m)            Liens incurred pursuant to a Permitted Securitization on the property and rights that are subject thereto;

(n)            licenses, operating leases or subleases permitted hereunder granted to other Persons in the ordinary course of business not interfering in any material respect with the business of the Company or any of its Subsidiaries;

(o)            Liens arising from precautionary UCC financing statement filings with respect to operating leases or consignment arrangements entered into by the Company or any of its Subsidiaries in the ordinary course of business;

(p)            Liens on property of a Person existing at the time such Person is merged into or consolidated with the Company or any Subsidiary or becomes a Subsidiary of the Company and the replacement, extension or renewal of such Liens (or the Indebtedness secured thereby); provided that (i) such Liens were not created in contemplation of such merger, consolidation or acquisition and do not extend to any assets other than those of the Person (or any of its Subsidiaries) so merged into or consolidated with the Company or such Subsidiary or acquired by the Company or such Subsidiary and (ii) no such replacement, extension or renewal of such Lien or the Indebtedness secured thereby may (A) increase or change the assets secured by such Lien or (B) increase the aggregate principal amount (or, as applicable, the committed amount) of Indebtedness secured by such Lien (other than by an amount equal to the fees and expenses of such replacement, extension or renewal);

(q)            Liens in favor of the Company or any of its Subsidiaries;

(r)            (i) Liens on fixed or capital assets (including real property) to secure the payment of all or any part of the cost of acquisition, construction, development or improvement of such assets, or to secure Indebtedness incurred to provide funds for any such purpose; provided that (i) the commitment of the creditor to extend the credit secured by any such Lien shall have been obtained not later than 12 months after the completion of the acquisition, construction, development or improvement of such assets, (ii) the Indebtedness secured by such Lien does not exceed the cost of such acquisition, construction, development or improvement of such assets (other than by an amount equal to any related financing costs (including, but not limited to, the accrued interest and premium and fees, if any, on the Indebtedness so secured)), and (iii) such Lien shall not apply to any other property of the Company or any Subsidiary, except for accessions and improvements to such fixed or capital assets covered by such Lien and the proceeds and products thereof and (ii) the replacement, extension or renewal of such Liens (or the Indebtedness secured thereby) provided that no such replacement, extension or renewal of such Lien or the Indebtedness secured thereby may (A) increase or change the assets secured by such Lien except as would have been originally permitted to be secured by the Lien or Indebtedness being replaced, extended or renewed pursuant to the preceding subclause (iii) or (B) increase the aggregate principal amount (or, as applicable, the committed amount) of Indebtedness secured by such Lien (other than by an amount equal to the fees and expenses of such replacement, extension or renewal);

(s)            deposits made in the ordinary course of business to secure obligations to insurance carriers providing casualty, liability or other insurance to the Company and its Subsidiaries and (ii) Liens on insurance policies and the proceeds thereof securing the financing of the premiums with respect thereto;

(t)            Liens encumbering the Company’s or any of its Subsidiary’s equity interests or other investments in any joint venture (i) securing obligations (other than Indebtedness) of the Company or such Subsidiary under the joint venture agreement for such joint venture or (ii) in the nature of customary voting, equity transfer, redemptive rights or similar terms (other than Liens securing Indebtedness) under any such agreement;

(u)            Liens solely on any cash earnest money deposits, proceeds of escrow arrangements or proceeds of similar arrangements made by the Company or any Subsidiary in connection with any letter of intent, offer document, merger agreement or purchase agreement for any acquisition or investment; and

(v)            other Liens securing Indebtedness in an aggregate principal amount not to exceed, at the time of and after giving effect to the incurrence of such Indebtedness, 12.5% of the book value of the Consolidated Total Tangible Assets of the Company and its Subsidiaries; provided the Company and its Subsidiaries shall be permitted to grant Liens securing Indebtedness in aggregate principal amount in excess of such threshold in connection with the replacement, extension or renewal of any such Indebtedness previously incurred pursuant to this clause (v) so long as the aggregate principal amount of such Indebtedness as so replaced, extended or renewed does not exceed the amount outstanding immediately prior to such replacement, extension or renewal except by an amount equal to the fees and expenses of such replacement, extension or renewal.

7.02        Fundamental Changes. Merge, dissolve or liquidate into or consolidate with another Person, or Dispose of (whether in one transaction or in a series of transactions) all or substantially all of its assets (whether now owned or hereafter acquired) to another Person, except that any Borrower may merge, dissolve or liquidate into or consolidate with any other Person or Dispose of all or substantially all of its assets to another Person provided that (i) the surviving or acquiring entity is a Person organized under the laws of the United States of America, any State thereof or the District of Columbia, or, to extent such Borrower is a Designated Borrower organized in a foreign jurisdiction, the same jurisdiction as the Designated Borrower, (ii) the surviving or acquiring person, if other than a Borrower, expressly assumes the performance of the obligations of such Borrower under the Loan Documents pursuant to an instrument executed and delivered to the Administrative Agent and (iii) immediately after giving effect to such transaction, no Default shall exist. Upon any consolidation by any Borrower with or merger, liquidation or dissolution by a Borrower into any other Person or Disposition of all or substantially all the assets to any other Person, the surviving or acquiring Person shall succeed to, and be substituted for, and may exercise every right and power of, such Borrower under this Agreement with the same effect as if such surviving or acquiring Person had been named as such Borrower herein, and such Borrower shall be released from all its obligations under the Loan Documents and shall cease to be a party thereto. For the avoidance of doubt, this Section 7.02 (x) shall only apply to a merger or consolidation in which a Borrower is not the surviving entity and (y) shall not apply to any Disposition among any Borrower and any of its Subsidiaries.

7.03        Consolidated Net Interest Coverage Ratio. Permit the Consolidated Net Interest Coverage Ratio as at the last day of any fiscal quarter of the Company for each fiscal quarter ended after the Closing Date to be less than 3.5 to 1.0; provided that at any time after the definitive agreement for any Qualified Acquisition shall have been executed (or, in the case of a Qualified Acquisition in the form of a tender offer or similar transaction, after the offer shall have been launched) and prior to the consummation of such Qualified Acquisition (or termination of the definitive documentation in respect thereof (or such later date as such Indebtedness ceases to constitute Acquisition Debt)), any Acquisition Debt (and the proceeds of such Acquisition Debt and including, for the avoidance of doubt, any Consolidated Interest Income and Consolidated Interest Expense arising from such Acquisition Debt) shall be excluded from the determination of the Consolidated Net Interest Coverage Ratio).

ARTICLE VIII.

EVENTS OF DEFAULT AND REMEDIES

8.01        Events of Default. Any of the following shall constitute an Event of Default:

(a)            Non-Payment. Any Borrower or any other Loan Party fails to pay (i) when and as required to be paid herein, and in the currency required hereunder, any amount of principal of any Loan or any L/C Obligation, or (ii) within five Business Days after the same becomes due, any interest on any Loan or on any L/C Obligation, any fee due hereunder, or any other amount payable hereunder or under any other Loan Document; or

(b)            Specific Covenants. The Company fails to perform or observe any term, covenant or agreement contained in any of Section 6.03(a), 6.05 (with respect to the existence of the Company or any Designated Borrower), 6.07 or Article VII or the Company fails to perform or observe any term, covenant or agreement contained in the Company Guaranty; or

(c)            Other Defaults. Any Loan Party fails to perform or observe any other covenant or agreement (not specified in subsection (a) or (b) above) contained in any Loan Document on its part to be performed or observed and such failure continues for 30 days after the earlier of (i) a Responsible Officer of the Company having knowledge of such Default or (ii) the receipt by any Borrower or any other Loan Party of written notice from the Administrative Agent or any Lender of such Default; or

(d)            Representations and Warranties. Any representation, warranty, certification or statement of fact made or deemed made by or on behalf of the Company or any other Loan Party herein, in any other Loan Document, or in any document delivered in connection herewith or therewith shall be incorrect or misleading in any material respect when made or deemed made; or

(e)            Cross-Default. (i) The Company or any Material Subsidiary (A) fails to make any payment when due (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise and after any applicable grace period) in respect of any Indebtedness (other than Indebtedness hereunder and Indebtedness under Swap Contracts) or Guarantee having an aggregate principal amount (including amounts owing to all creditors under any combined or syndicated credit arrangement) of more than the Threshold Amount (any such Indebtedness or Guarantee, “Threshold Indebtedness”), or (B) fails to observe or perform (after any applicable grace period) any other agreement or condition relating to any Threshold Indebtedness or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event occurs, the effect of which default or other event (other than (t) in the event that a lender under any revolving credit facility becomes a “defaulting lender” (as defined therein), a prepayment or cash collateralization by the Company of any unreallocated portion of such defaulting lender’s outstanding swing line loans under any such revolving credit facility), (u) any repurchase, repayment or redemption or any offer to repurchase, prepay or redeem Indebtedness of any Person acquired by the Company or any Subsidiary based on a change of control as a result of the consummation of the acquisition of such Person; (v) the mandatory prepayment of any bridge financing made with the proceeds of permanent financing or the proceeds of asset sales or equity issuances, (w) any such default or event arising solely out of the violation by the Company or any of its Subsidiaries of any covenant in any way restricting the Company, or any such Subsidiary’s, right or ability to sell, pledge or otherwise dispose of Unrestricted Margin Stock, (x) any event requiring the repurchase, repayment or redemption (automatically or otherwise) or an offer to repurchase, prepay or redeem any Threshold Indebtedness, or the delivery of any notice with respect thereto, solely as a result of the Company’s or any of its Subsidiaries’ failure to consummate a merger or other acquisition contemplated to be funded in whole or in part with the proceeds of such Threshold Indebtedness, or (y) for the avoidance of any doubt, any right (including any prior right) of a holder or holders of any Threshold Indebtedness that is convertible into Equity Securities to require the repurchase, repayment or redemption of such Threshold Indebtedness on a predetermined date provided in the documentation for such Threshold Indebtedness, or an offer to repurchase, repay or redeem such Threshold Indebtedness on such date or the delivery of a notice with respect thereto) is to cause, after the giving of notice if required, such Threshold Indebtedness to be demanded or to become due or to be repurchased, prepaid, defeased or redeemed (automatically or otherwise), or an offer to repurchase, prepay, defease or redeem such Indebtedness to be made, prior to its stated maturity, or such Threshold Indebtedness to become payable or cash collateral in respect thereof to be demanded (other than as described in clauses (t), (u), (v), (w), (x) and (y) of this clause (B)); or (ii) there occurs under any Swap Contract an Early Termination Date (as defined in such Swap Contract) resulting from any event of default under such Swap Contract as to which the Company or any Subsidiary is the Defaulting Party (as defined in such Swap Contract) and the Swap Termination Value owed by the Company or such Subsidiary as a result thereof is greater than the Threshold Amount; or

(f)            Insolvency Proceedings, Etc. Any Loan Party or any of their respective Material Subsidiaries institutes or consents to the institution of any proceeding under any Debtor Relief Law, or makes an assignment for the benefit of creditors; or applies for or consents to the appointment of any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer for it or for all or any material part of its property; or any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer is appointed without the application or consent of such Person and the appointment continues undischarged or unstayed for 60 calendar days; or any proceeding under any Debtor Relief Law relating to any such Person or to all or any material part of its property is instituted without the consent of such Person and continues undismissed or unstayed for 60 calendar days, or an order for relief is entered in any such proceeding;

(g)            Inability to Pay Debts; Attachment. (i) Any Loan Party or any of their respective Material Subsidiaries becomes unable or admits in writing its inability or fails generally to pay its debts as they become due, or (ii) any writ or warrant of attachment or execution or similar process is issued or levied against all or any material part of the property of any such Person and is not released, vacated or fully bonded within 60 days after its issue or levy; or

(h)            Judgments. There is entered against the Company or any Material Subsidiary one or more final judgments or orders for the payment of money in an aggregate amount (as to all such judgments or orders) exceeding the Threshold Amount (to the extent not covered by either (i) independent third-party insurance as to which the insurer does not dispute coverage or (ii) another creditworthy (as reasonably determined by the Administrative Agent) indemnitor that has been notified thereof and has acknowledged its indemnity obligations with respect thereto) and there is a period of 60 consecutive days during which a stay of enforcement of such judgment, by reason of a pending appeal or otherwise, is not in effect or such judgment is not satisfied, vacated or discharged; or

(i)             ERISA. (i) An ERISA Event occurs with respect to a Pension Plan or Multiemployer Plan which has resulted or would reasonably be expected to result in liability of the Company under Title IV of ERISA to the Pension Plan, Multiemployer Plan or the PBGC in an aggregate amount in excess of the Threshold Amount, or (ii) the Company or any ERISA Affiliate fails to pay when due, after the expiration of any applicable grace period, any installment payment with respect to its withdrawal liability under Section 4201 of ERISA under a Multiemployer Plan in an aggregate amount in excess of the Threshold Amount; or

(j)             Invalidity of Loan Documents. Any Loan Party denies that it has any or further liability or obligation under any Loan Document (other than as expressly permitted or contemplated hereby or thereby), or purports to revoke, terminate or rescind any Loan Document (other than as expressly permitted or contemplated hereby or thereby); or

(k)            Change of Control. There occurs any Change of Control.

8.02        Remedies Upon Event of Default. If any Event of Default exists, the Administrative Agent shall, at the request of, or may, with the consent of, the Required Lenders, take any or all of the following actions:

(a)            declare the commitment of each Lender to make Loans and any obligation of each L/C Issuer to make L/C Credit Extensions to be terminated, whereupon such commitments and obligation shall be terminated;

(b)            declare the unpaid principal amount of all outstanding Loans, all interest accrued and unpaid thereon, and all other amounts owing or payable hereunder or under any other Loan Document to be immediately due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Borrowers;

(c)            require that the Company Cash Collateralize the L/C Obligations (in an amount equal to the then Outstanding Amount thereof); and

(d)            exercise on behalf of itself, the Lenders and each L/C Issuer all rights and remedies available to it, the Lenders and each L/C Issuer under the Loan Documents;

provided, however, that upon the occurrence of an actual or deemed entry of an order for relief with respect to any Borrower under the Bankruptcy Code of the United States, the obligation of each Lender to make Loans and any obligation of each L/C Issuer to make L/C Credit Extensions shall automatically terminate, the unpaid principal amount of all outstanding Loans and all interest and other amounts as aforesaid shall automatically become due and payable, and the obligation of the Company to Cash Collateralize the L/C Obligations as aforesaid shall automatically become effective, in each case without further act of the Administrative Agent or any Lender.

8.03        Application of Funds. After the exercise of remedies provided for in Section 8.02 (or after the Loans have automatically become immediately due and payable and the L/C Obligations have automatically been required to be Cash Collateralized as set forth in the proviso to Section 8.02), any amounts received on account of the Obligations shall, subject to the provisions of Sections 2.17 and 2.18, be applied by the Administrative Agent in the following order:

First, to payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts (including fees, charges and disbursements of counsel to the Administrative Agent and amounts payable under Article III) payable to the Administrative Agent in its capacity as such;

Second, to payment of that portion of the Obligations constituting fees, indemnities and other amounts (other than principal, interest and Letter of Credit Fees) payable to the Lenders and each L/C Issuer (including fees, charges and disbursements of counsel to the respective Lenders and the L/C Issuers and amounts payable under Article III), ratably among them in proportion to the respective amounts described in this clause Second payable to them;

Third, to payment of that portion of the Obligations constituting accrued and unpaid Letter of Credit Fees and interest on the Loans, L/C Borrowings and other Obligations arising under the Loan Documents, ratably among the Lenders and each L/C Issuer in proportion to the respective amounts described in this clause Third payable to them;

Fourth, to payment of that portion of the Obligations constituting unpaid principal of the Loans, L/C Borrowings and Obligations then owing under Guaranteed Hedge Agreements and Guaranteed Cash Management Agreements, ratably among the Lenders, the L/C Issuers, the Hedge Banks and the Cash Management Banks in proportion to the respective amounts described in this clause Fourth held by them, and to the payment of the maximum amount of all Bankers’ Acceptances then outstanding, such payment to be for the account of the applicable L/C Issuer (or to the extent Lenders have theretofore funded their participations in any such Bankers’ Acceptance, ratably among such Lenders in accordance with such funded participations);

Fifth, to the Administrative Agent for the account of each L/C Issuer, to Cash Collateralize that portion of L/C Obligations comprised of the aggregate undrawn amount of Letters of Credit to the extent not otherwise Cash Collateralized by the Company pursuant to Sections 2.03 and 2.17; and

Last, the balance, if any, after all of the Obligations have been indefeasibly paid in full, to the Company or as otherwise required by Law.

Notwithstanding the foregoing, no amounts received from the Company shall be applied to Excluded Swap Obligations from the Company.

Subject to Section 2.03(c) and 2.17, amounts used to Cash Collateralize the aggregate undrawn amount of Letters of Credit pursuant to clause Fifth above shall be applied to satisfy drawings under such Letters of Credit as they occur. If any amount remains on deposit as Cash Collateral after all Letters of Credit have either been fully drawn or expired, such remaining amount shall be applied to the other Obligations, if any, in the order set forth above.

Notwithstanding the foregoing, Obligations arising under Guaranteed Cash Management Agreements and Guaranteed Hedge Agreements shall be excluded from the application described above if the Administrative Agent has not received written notice thereof, together with such supporting documentation as the Administrative Agent may request, from the applicable Cash Management Bank or Hedge Bank, as the case may be. Each Cash Management Bank or Hedge Bank not a party to this Agreement that has given the notice contemplated by the preceding sentence shall, by such notice, be deemed to have acknowledged and accepted the appointment of the Administrative Agent pursuant to the terms of Article IX for itself and its Affiliates as if a “Lender” party hereto.

ARTICLE IX.

ADMINISTRATIVE AGENT

9.01        Appointment and Authority. Each of the Lenders and each L/C Issuer hereby irrevocably appoints Bank of America to act on its behalf as the Administrative Agent hereunder and under the other Loan Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. The provisions of this Article are solely for the benefit of the Administrative Agent, the Lenders and each L/C Issuer, and (except as expressly set forth in Section 9.06) neither any Borrower nor any other Loan Party shall have rights as a third party beneficiary of any of such provisions. It is understood and agreed that the use of the term “agent” herein or in any other Loan Documents (or any other similar term) with reference to the Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable Law. Instead such term is used as a matter of market custom, and is intended to create or reflect only an administrative relationship between contracting parties.

9.02        Rights as a Lender. The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, own securities of, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the Company, any other Borrower or any Subsidiary or other Affiliate thereof as if such Person were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders.

9.03        Exculpatory Provisions. The Administrative Agent or any Arranger, as applicable, shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents, and its duties hereunder shall be administrative in nature. Without limiting the generality of the foregoing, the Administrative Agent or any Arranger, as applicable, and its Related Parties:

(a)            shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing;

(b)            shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents), provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Document or applicable Law, including for the avoidance of doubt any action that may be in violation of the automatic stay under any Debtor Relief Law or that may effect a forfeiture, modification or termination of property of a Defaulting Lender in violation of any Debtor Relief Law;

(c)            shall not, have any duty or responsibility to disclose, and shall not be liable for the failure to disclose, to any Lender or any L/C Issuer, any credit or other information concerning the business, prospects, operations, property, financial and other condition or creditworthiness of any of the Loan Parties or any of their Affiliates, that is communicated to, obtained or in the possession of, the Administrative Agent, any Arranger or any of their Related Parties in any capacity, except for notices, reports and other documents expressly required to be furnished to the Lenders by the Administrative Agent herein;

(d)            not be liable for any action taken or not taken by the Administrative Agent under or in connection with this Agreement or any other Loan Document or the transactions contemplated hereby or thereby (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Sections 10.01 and 8.02) or (ii) in the absence of its own gross negligence or willful misconduct as determined by a court of competent jurisdiction by final and nonappealable judgment. The Administrative Agent shall be deemed not to have knowledge of any Default unless and until notice describing such Default is given in writing to the Administrative Agent by the Company, a Lender or an L/C Issuer; and

(e)            shall not be responsible for or have any duty or obligation to any Lender or participant or any other Person to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document or (v) the satisfaction of any condition set forth in Article IV or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

9.04        Reliance by Administrative Agent.

The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan, or the issuance, extension, renewal or increase of a Letter of Credit, that by its terms must be fulfilled to the satisfaction of a Lender or an L/C Issuer, the Administrative Agent may presume that such condition is satisfactory to such Lender or such L/C Issuer unless the Administrative Agent shall have received notice to the contrary from such Lender or such L/C Issuer prior to the making of such Loan or the issuance of such Letter of Credit. The Administrative Agent may consult with legal counsel (who may be counsel for the Company), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

9.05        Delegation of Duties. The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Article shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facility provided for herein as well as activities as Administrative Agent. The Administrative Agent shall not be responsible for the negligence or misconduct of any sub-agents except to the extent that a court of competent jurisdiction determines in a final and nonappealable judgment that the Administrative Agent acted with gross negligence or willful misconduct in the selection of such sub-agents.

9.06        Resignation of Administrative Agent; Resignation of L/C Issuers.

(a)            The Administrative Agent may at any time give notice of its resignation to the Lenders, each L/C Issuer and the Company. Upon receipt of any such notice of resignation, the Required Lenders shall have the right, with the consent of the Company at all times other than during the existence of an Event of Default, to appoint a successor, which shall be a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation (or such earlier day as shall be agreed by the Required Lenders) (the “Resignation Effective Date”), then the retiring Administrative Agent may (but shall not be obligated to) on behalf of the Lenders and each L/C Issuer, appoint a successor Administrative Agent meeting the qualifications set forth above. Whether or not a successor has been appointed, such resignation shall become effective in accordance with such notice on the Resignation Effective Date.

(b)            If the Person serving as Administrative Agent is a Defaulting Lender pursuant to clause (d) of the definition thereof, the Required Lenders may, to the extent permitted by applicable law, by notice in writing to the Company and such Person remove such Person as Administrative Agent and, in consultation with the Company, appoint a successor. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days (or such earlier day as shall be agreed by the Required Lenders) (the “Removal Effective Date”), then such removal shall nonetheless become effective in accordance with such notice on the Removal Effective Date.

(c)            With effect from the Resignation Effective Date or the Removal Effective Date (as applicable) (i) the retiring or removed Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that in the case of any collateral security held by the Administrative Agent on behalf of the Lenders or an L/C Issuer under any of the Loan Documents, the retiring or removed Administrative Agent shall continue to hold such collateral security until such time as a successor Administrative Agent is appointed) and (ii) except for any indemnity payments or other amounts then owed to the retiring or removed Administrative Agent, all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender and each L/C Issuer directly, until such time, if any, as the Required Lenders appoint a successor Administrative Agent as provided for above. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or removed) Administrative Agent and other than any rights to indemnity payments or other amounts owed to the retiring or removed Administrative Agent as of the Resignation Effective Date or the Removal Effective Date, as applicable), and the retiring or removed Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this Section). The fees payable by the Company to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Company and such successor. After the retiring or removed Administrative Agent’s resignation or removal hereunder and under the other Loan Documents, the provisions of this Article IX and Section 10.04 shall continue in effect for the benefit of such retiring or removed Administrative Agent, its sub agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them (i) while the retiring or removed Administrative Agent was acting as Administrative Agent and (ii) after such resignation or removal for as long as any of them continues to act in any capacity hereunder or under the other Loan Documents, including in respect of any actions taken in connection with transferring the agency to any successor Administrative Agent.

(d)            Any resignation by Bank of America as Administrative Agent pursuant to this Section shall also constitute its (and any of its relevant Affiliates’, including the Affiliate acting as Swing Line Lender for Swing Line Loans denominated in Euros) resignation as an L/C Issuer and a Swing Line Lender. If Bank of America resigns as an L/C Issuer, it shall retain all the rights, powers, privileges and duties of an L/C Issuer hereunder with respect to all Letters of Credit outstanding as of the effective date of its resignation as L/C Issuer and all L/C Obligations with respect thereto, including the right to require the Lenders to make Base Rate Loans or fund risk participations in Unreimbursed Amounts pursuant to Section 2.03(c). If Bank of America (and any of its applicable Affiliates) resigns as a Swing Line Lender, each such Person shall retain all the rights of a Swing Line Lender provided for hereunder with respect to Swing Line Loans made by it and outstanding as of the effective date of such resignation, including the right to require the Lenders to make Base Rate Committed Loans or Alternative Currency Rate Term Loans in Euros or fund risk participations in outstanding Swing Line Loans pursuant to Section 2.04(c). Upon the appointment by the Company of a successor L/C Issuer or Swing Line Lender hereunder (which successor shall in all cases be a Lender other than a Defaulting Lender), (a) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring L/C Issuer or Swing Line Lender, as applicable, (b) the retiring L/C Issuer and Swing Line Lender shall be discharged from all of their respective duties and obligations hereunder or under the other Loan Documents, and (c) the successor L/C Issuer shall issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or make other arrangements satisfactory to Bank of America to effectively assume the obligations of Bank of America with respect to such Letters of Credit.

(e)            Each of Barclays and JPMorgan may at any time give notice of its resignation as an L/C Issuer or as a Swing Line Lender to the Administrative Agent. If Barclays or JPMorgan resigns as an L/C Issuer, it shall retain all the rights, powers, privileges and duties of an L/C Issuer hereunder with respect to all Letters of Credit outstanding as of the effective date of its resignation as L/C Issuer and all L/C Obligations with respect thereto, including the right to require the Lenders to make Base Rate Loans or fund risk participations in Unreimbursed Amounts pursuant to Section 2.03(c). If Barclays or JPMorgan resigns as a Swing Line Lender, it shall retain all the rights of a Swing Line Lender provided for hereunder with respect to Swing Line Loans made by it and outstanding as of the effective date of such resignation, including the right to require the Lenders to make Base Rate Loans or Alternative Currency Term Rate Loans in Euros or fund risk participations in outstanding Swing Line Loans pursuant to Section 2.04(c). Upon receipt of any such notice of resignation, the Required Lenders shall have the right, in consultation with and subject to approval by the Company (such approval not to be unreasonably withheld or delayed), to appoint a successor, which shall be a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring L/C Issuer or Swing Line Lender, as applicable, gives notice of its resignation, then such retiring L/C Issuer or Swing Line Lender, as applicable, may appoint a successor meeting the qualifications set forth above; provided that if such retiring L/C Issuer or Swing Line Lender, as applicable, shall notify the Company and the Lenders that no qualifying Person has accepted such appointment, then such resignation shall nonetheless become effective in accordance with such notice. Upon the acceptance of a successor’s appointment as an L/C Issuer or Swing Line Lender, as applicable, hereunder, (i) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring L/C Issuer or Swing Line Lender, as applicable (it being understood that, unless otherwise provided at the time of such successor’s appointment, any such successor L/C Issuer shall also be obligated hereunder to issue commercial Letters of Credit and create Bankers’ Acceptances, notwithstanding the last sentence of Section 2.03(a)(i)), (ii) the retiring L/C Issuer or Swing Line Lender, as applicable, shall be discharged from all of its duties and obligations in its capacity as L/C Issuer or Swing Line Lender, as applicable, hereunder or under the other Loan Documents, and (iii) such successor L/C Issuer shall issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or make other arrangements satisfactory to such retiring L/C Issuer to effectively assume the obligations of such retiring L/C Issuer with respect to such Letters of Credit.

9.07        Non-Reliance on Administrative Agent and Other Lenders. Each Lender and each L/C Issuer expressly acknowledges that none of the Administrative Agent nor the Arranger has made any representation or warranty to it, and that no act by the Administrative Agent or the Arranger hereafter taken, including any consent to, and acceptance of any assignment or review of the affairs of any Loan Party of any Affiliate thereof, shall be deemed to constitute any representation or warranty by the Administrative Agent or the Arranger to any Lender or each L/C Issuer as to any matter, including whether the Administrative Agent or the Arranger have disclosed material information in their (or their Related Parties’) possession. Each Lender and each L/C Issuer represents to the Administrative Agent and the Arranger that it has, independently and without reliance upon the Administrative Agent, the Arranger, any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis of, appraisal of, and investigation into, the business, prospects, operations, property, financial and other condition and creditworthiness of the Loan Parties and their Subsidiaries, and all applicable bank or other regulatory Laws relating to the transactions contemplated hereby, and made its own decision to enter into this Agreement and to extend credit to the Borrowers hereunder. Each Lender and each L/C Issuer also acknowledges that it will, independently and without reliance upon the Administrative Agent, the Arranger, any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder, and to make such investigations as it deems necessary to inform itself as to the business, prospects, operations, property, financial and other condition and creditworthiness of the Loan Parties. Each Lender and each L/C Issuer represents and warrants that (i) the Loan Documents set forth the terms of a commercial lending facility and (ii) it is engaged in making, acquiring or holding commercial loans in the ordinary course and is entering into this Agreement as a Lender or L/C Issuer for the purpose of making, acquiring or holding commercial loans and providing other facilities set forth herein as may be applicable to such Lender or L/C Issuer, and not for the purpose of purchasing, acquiring or holding any other type of financial instrument, and each Lender and each L/C Issuer agrees not to assert a claim in contravention of the foregoing. Each Lender and each L/C Issuer represents and warrants that it is sophisticated with respect to decisions to make, acquire and/or hold commercial loans and to provide other facilities set forth herein, as may be applicable to such Lender or such L/C Issuer, and either it, or the Person exercising discretion in making its decision to make, acquire and/or hold such commercial loans or to provide such other facilities, is experienced in making, acquiring or holding such commercial loans or providing such other facilities.

9.08        No Other Duties, Etc. Anything herein to the contrary notwithstanding, none of the Arrangers or any of the other arrangers, bookrunners or agents listed on the cover page hereof shall have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity, as applicable, as the Administrative Agent, a Lender or an L/C Issuer hereunder.

9.09        Administrative Agent May File Proofs of Claim. In case of the pendency of any proceeding under any Debtor Relief Law or any other judicial proceeding relative to any Loan Party, the Administrative Agent (irrespective of whether the principal of any Loan or L/C Obligation shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on any Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise

(a)            to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, L/C Obligations and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders, each L/C Issuer and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders, each L/C Issuer and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders, each L/C Issuer and the Administrative Agent under Sections 2.03(h) and (i), 2.09 and 10.04) allowed in such judicial proceeding; and

(b)            to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender and each L/C Issuer to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders and each L/C Issuer, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Sections 2.09 and 10.04.

Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender or any L/C Issuer any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or any L/C Issuer to authorize the Administrative Agent to vote in respect of the claim of any Lender or any L/C Issuer in any such proceeding.

9.10        Guaranteed Cash Management Agreements and Guaranteed Hedge Agreements. Except as otherwise expressly set forth herein, no Cash Management Bank or Hedge Bank that obtains the benefit of the provisions of Section 8.03 or the Company Guaranty by virtue of the provisions hereof or of the Company Guaranty shall have any right to notice of any action or to consent to, direct or object to any action hereunder or under any other Loan Document (or to notice of or to consent to any amendment, waiver or modification of the provisions hereof or of the Company Guaranty) other than in its capacity as a Lender and, in such case, only to the extent expressly provided in the Loan Documents. Notwithstanding any other provision of this Article IX to the contrary, the Administrative Agent shall not be required to verify the payment of, or that other satisfactory arrangements have been made with respect to, Obligations arising under Guaranteed Cash Management Agreements and Guaranteed Hedge Agreements unless the Administrative Agent has received written notice of such Obligations, together with such supporting documentation as the Administrative Agent may request, from the applicable Cash Management Bank or Hedge Bank, as the case may be.

9.11        ERISA Representations.

(a)            Each Lender (x) represents and warrants, as of the date of the Closing Date, or if later, the date such Person became a Lender party hereto, to, and (y) covenants, from the Closing Date or, if later, the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent and the Arrangers, and not, for the avoidance of doubt, to or for the benefit of any Borrower or any other Loan Party, that at least one of the following is and will be true:

(i)            such Lender is not using “plan assets” (within the meaning of Section 3(42) of ERISA or otherwise) of one or more Benefit Plans with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Commitments, or this Agreement,

(ii)            the transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement,

(iii)            (A) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Loans, the Letters of Credit, the Commitments and this Agreement, (C) the entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement satisfies the requirements of sub-sections (b) through (g) of Part I of PTE 84-14 and (D) to the best knowledge of such Lender, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement, or

(iv)            such other representation, warranty and covenant as may be agreed in writing between the Administrative Agent, in its sole discretion, and such Lender.

(b)            In addition, unless sub-clause (i) in the immediately preceding clause (a) is true with respect to a Lender or such Lender has provided another representation, warranty and covenant in accordance with sub-clause (iv) in the immediately preceding clause (a), such Lender further (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the Closing Date, or, if later, the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of the Administrative Agent and the Arrangers, and not, for the avoidance of doubt, to or for the benefit of any Borrower or any other Loan Party that none of the Administrative Agent or any Arranger is a fiduciary with respect to the assets of such Lender involved in such Lender’s entrance into, participation in, administration of and performance of the Loans, Commitments and this Agreement (including in connection with the reservation or exercise of any rights by the Administrative Agent under this Agreement, any Loan Document or any documents related hereto or thereto).

9.12        Recovery of Erroneous Payments. Without limitation of any other provision in this Agreement, if at any time the Administrative Agent makes a payment hereunder in error to any Lender Recipient Party, whether or not in respect of an Obligation due and owing by any Borrower at such time, where such payment is a Rescindable Amount, then in any such event, each Lender Recipient Party receiving a Rescindable Amount severally agrees to repay to the Administrative Agent forthwith on demand the Rescindable Amount received by such Lender Recipient Party in Same Day Funds in the currency so received, with interest thereon, for each day from and including the date such Rescindable Amount is received by it to but excluding the date of payment to the Administrative Agent, at the Overnight Rate. Each Lender Recipient Party irrevocably waives any and all defenses, including any “discharge for value” (under which a creditor might otherwise claim a right to retain funds mistakenly paid by a third party in respect of a debt owed by another) or similar defense to its obligation to return any Rescindable Amount. The Administrative Agent shall inform each Lender Recipient Party promptly upon determining that any payment made to such Lender Recipient Party comprised, in whole or in part, a Rescindable Amount.

ARTICLE X.

MISCELLANEOUS

10.01      Amendments, Etc. Except as provided in Section  3.03 with respect to an amendment implementing a Successor Rate, no amendment or waiver of any provision of this Agreement or any other Loan Document, and no consent to any departure by the Company or any other Loan Party therefrom, shall be effective unless in writing signed by the Required Lenders and the Company or the applicable Loan Party, as the case may be, and acknowledged by the Administrative Agent, and each such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no such amendment, waiver or consent shall:

(a)            waive any condition set forth in Section 4.01 without the written consent of each Lender;

(b)            extend or increase the Commitment of any Lender (or reinstate any Commitment terminated pursuant to Section 8.02) without the written consent of such Lender (it being understood and agreed that a waiver of any condition precedent set forth in Section 4.02 or of any Default or a mandatory reduction in Commitments, if any, is not considered an extension or increase in Commitments of any Lender);

(c)            postpone any date fixed by this Agreement or any other Loan Document for any payment (excluding mandatory prepayments) of principal, interest, fees or other amounts due to the Lenders (or any of them) hereunder or under any other Loan Document or (except as expressly set forth in this Agreement) redenominate the currency of the Commitment or Loans of any Lender, without the written consent of each Lender directly affected thereby;

(d)            amend Section 1.09 or the definition of “Alternative Currency” without the written consent of each Lender;

(e)            reduce the principal of, or the rate of interest specified herein on, any Loan or L/C Borrowing, or (subject to clause (iv) of the second proviso to this Section 10.01) any fees or other amounts payable hereunder or under any other Loan Document without the written consent of each Lender directly affected thereby; provided, however, that only the consent of the Required Lenders shall be necessary to amend the definition of “Default Rate” or to waive any obligation of any Borrower to pay interest or Letter of Credit Fees at the Default Rate;

(f)             change Section 2.13 or Section 8.03 in a manner that would alter the pro rata sharing of payments required thereby without the written consent of each Lender;

(g)            change any provision of this Section or the definition of “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders required to amend, waive or otherwise modify any rights hereunder or make any determination or grant any consent hereunder without the written consent of each Lender;

(h)            release the Company from the Company Guaranty without the written consent of each Lender; or

(i)             add a new jurisdiction in which an Eligible Foreign Subsidiary may be organized without the written consent of each Lender directly affected thereby;

and, provided further, that (i) no amendment, waiver or consent shall, unless in writing and signed by each L/C Issuer in addition to the Lenders required above, affect the rights or duties of any L/C Issuer under this Agreement or any Issuer Document relating to any Letter of Credit or Bankers’ Acceptance issued or to be issued by it; (ii) no amendment, waiver or consent shall, unless in writing and signed by the applicable Swing Line Lender in addition to the Lenders required above, affect the rights or duties of such Swing Line Lender under this Agreement; (iii) no amendment, waiver or consent shall, unless in writing and signed by the Administrative Agent in addition to the Lenders required above, affect the rights or duties of the Administrative Agent under this Agreement or any other Loan Document; and (iv) each Fee Letter may be amended, or rights or privileges thereunder waived, in a writing executed only by the parties thereto. Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder (and any amendment, waiver or consent which by its terms requires the consent of all Lenders or each affected Lender may be effected with the consent of the applicable Lenders other than Defaulting Lenders), except that (x) the Commitment of any Defaulting Lender may not be increased or extended without the consent of such Lender and (y) any waiver, amendment or modification requiring the consent of all Lenders or each affected Lender that by its terms affects any Defaulting Lender disproportionately adversely relative to other affected Lenders shall require the consent of such Defaulting Lender.

Notwithstanding the foregoing, the Administrative Agent, with the consent of the Company, may amend, modify or supplement any Loan Document without the consent of any Lender or the Required Lenders in order to correct or cure any error, ambiguity, inconsistency or defect in any Loan Document.

10.02     Notices; Effectiveness; Electronic Communication.

(a)            Notices Generally. Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in subsection (b) (below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by facsimile as follows, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows:

(i)            if to a Borrower, the Administrative Agent, an L/C Issuer or a Swing Line Lender, to the address, facsimile number, electronic mail address or telephone number specified for such Person on Schedule 10.02; and

(ii)           if to any other Lender, to the address, facsimile number, electronic mail address or telephone number specified in its Administrative Questionnaire (including, as appropriate, notices delivered solely to the Person designated by a Lender on its Administrative Questionnaire then in effect for the delivery of notices that may contain material non-public information relating to the Company).

Notices and other communications sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices and other communications sent by facsimile shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next Business Day for the recipient). Notices and other communications delivered through electronic communications to the extent provided in subsection (b) below, shall be effective as provided in such subsection (b).

(b)            Electronic Communications. Notices and other communications to the Lenders and each L/C Issuer hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites designated by the Administrative Agent), provided that the foregoing shall not apply to notices to any Lender or the L/C Issuer pursuant to Article II if such Lender or the L/C Issuer, as applicable, has notified the Administrative Agent that it is incapable of receiving notices under such Article by electronic communication.

Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor; provided that, for both clauses (i) and (ii), if such notice, e-mail or other communication is not sent during the normal business hours of the recipient, such notice, e-mail or communication shall be deemed to have been sent at the opening of business on the next Business Day for the recipient.

(c)            The Platform. THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE.” THE AGENT PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE COMPANY MATERIALS OR THE ADEQUACY OF THE PLATFORM, AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS IN OR OMISSIONS FROM THE COMPANY MATERIALS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY ANY AGENT PARTY IN CONNECTION WITH THE COMPANY MATERIALS OR THE PLATFORM. In no event shall the Administrative Agent or any of its Related Parties (collectively, the “Agent Parties”) have any liability to any Borrower, any Lender, any L/C Issuer or any other Person for losses, claims, damages, liabilities or expenses of any kind (whether in tort, contract or otherwise) arising out of any Borrower’s or the Administrative Agent’s transmission of Company Materials through the Internet, except to the extent that such losses, claims, damages, liabilities or expenses are determined by a court of competent jurisdiction by a final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Agent Party; provided, however, that in no event shall any Agent Party have any liability to any Borrower, any Lender, any L/C Issuer or any other Person for indirect, special, incidental, consequential or punitive damages (as opposed to direct or actual damages).

(d)            Change of Address, Etc. Each of the Borrowers, the Administrative Agent, each L/C Issuer and each Swing Line Lender may change its address, facsimile or telephone number for notices and other communications hereunder by notice to the other parties hereto. Each other Lender may change its address, facsimile or telephone number for notices and other communications hereunder by notice to the Company, the Administrative Agent, each L/C Issuer and each Swing Line Lender. In addition, each Lender agrees to notify the Administrative Agent from time to time to ensure that the Administrative Agent has on record (i) an effective address, contact name, telephone number, facsimile number and electronic mail address to which notices and other communications may be sent and (ii) accurate wire instructions for such Lender. Furthermore, each Public Lender agrees to cause at least one individual at or on behalf of such Public Lender to at all times have selected the “Private Side Information” or similar designation on the content declaration screen of the Platform in order to enable such Public Lender or its delegate, in accordance with such Public Lender’s compliance procedures and applicable Law, including United States Federal and state securities Laws, to make reference to Company Materials that are not made available through the “Public Side Information” portion of the Platform and that may contain material non-public information with respect to the Borrowers or its securities for purposes of United States Federal or state securities laws.

(e)            Reliance by Administrative Agent, L/C Issuers and Lenders. The Administrative Agent, each L/C Issuer and the Lenders shall be entitled to rely and act upon any notices (including telephonic or electronic Committed Loan Notices, Letter of Credit Applications and Swing Line Loan Notices) purportedly given by or on behalf of any Borrower even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof. The Company shall indemnify the Administrative Agent, each L/C Issuer, each Lender and the Related Parties of each of them from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of any Borrower. All telephonic notices to and other telephonic communications with the Administrative Agent may be recorded by the Administrative Agent, and each of the parties hereto hereby consents to such recording.

10.03     No Waiver; Cumulative Remedies; Enforcement. No failure by any Lender, any L/C Issuer or the Administrative Agent to exercise, and no delay by any such Person in exercising, any right, remedy, power or privilege hereunder or under any other Loan Document shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided, and provided under each other Loan Document, are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

Notwithstanding anything to the contrary contained herein or in any other Loan Document, the authority to enforce rights and remedies hereunder and under the other Loan Documents against the Loan Parties or any of them shall be vested exclusively in, and all actions and proceedings at law in connection with such enforcement shall be instituted and maintained exclusively by, the Administrative Agent in accordance with Section 8.02 for the benefit of all the Lenders and the L/C Issuers; provided, however, that the foregoing shall not prohibit (a) the Administrative Agent from exercising on its own behalf the rights and remedies that inure to its benefit (solely in its capacity as Administrative Agent) hereunder and under the other Loan Documents, (b) the L/C Issuers or the Swing Line Lenders from exercising the rights and remedies that inure to their respective benefit (solely in their respective capacities as an L/C Issuer or a Swing Line Lender, as the case may be) hereunder and under the other Loan Documents, (c) any Lender from exercising setoff rights in accordance with Section 10.08 (subject to the terms of Section 2.13), or (d) any Lender from filing proofs of claim or appearing and filing pleadings on its own behalf during the pendency of a proceeding relative to any Loan Party under any Debtor Relief Law; and provided, further, that if at any time there is no Person acting as Administrative Agent hereunder and under the other Loan Documents, then (i) the Required Lenders shall have the rights otherwise ascribed to the Administrative Agent pursuant to Section 8.02 and (ii) in addition to the matters set forth in clauses (b), (c) and (d) of the preceding proviso and subject to Section 2.13, any Lender may, with the consent of the Required Lenders, enforce any rights and remedies available to it and as authorized by the Required Lenders.

10.04     Expenses; Indemnity; Damage Waiver.

(a)            Costs and Expenses. The Company shall pay (i) all reasonable and documented out-of-pocket expenses incurred by the Administrative Agent, the Arrangers and each Related Party of any of the foregoing Persons (including the Attorney Costs of the Administrative Agent), in connection with the syndication of the credit facility provided for herein, the preparation, negotiation, execution, delivery and administration of this Agreement and the other Loan Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all reasonable out-of-pocket expenses incurred by each L/C Issuer in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder and (iii) all out-of-pocket expenses incurred by the Administrative Agent, any Lender or any L/C Issuer (including the Attorney Costs of the Administrative Agent, the Lenders and the L/C Issuers) in connection with the enforcement or protection of its rights (A) in connection with this Agreement and the other Loan Documents, including its rights under this Section, or (B) in connection with the Loans made or Letters of Credit issued hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit.

(b)            Indemnification by the Company. The Company shall indemnify and hold harmless the Administrative Agent, the Arrangers and each other agent or co-agent (if any) designated by the Arrangers, each Lender, each L/C Issuer and its affiliates and each partner, trustee, shareholder, director, officer, employee, advisor, representative, agent, attorney and controlling person thereof (each such Person being called an “Indemnitee”) from and against any and all actions, suits, proceedings (including any investigations or inquiries), claims, losses, damages, liabilities or expenses, joint or several, of any kind or nature whatsoever that may be brought by the Company, any of its Subsidiaries, any of their respective Affiliates or any other Person or entity and which may be incurred by or asserted against or involve the Administrative Agent, the Arrangers, any Lender, each L/C Issuer or any other Indemnitee as a result of or arising out of or in any way related to or resulting from this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby or any related transaction contemplated hereby or thereby or any Loan, any Letter of Credit or the use or proposed use of the proceeds therefrom and, upon demand, to pay and reimburse the Administrative Agent, the Arrangers, each Lender, each L/C Issuer and each other Indemnitee for any reasonable, documented out-of-pocket legal or other expenses incurred in connection with investigating, defending or preparing to defend any such action, suit, proceeding (including any inquiry or investigation) or claim (including, without limitation, in connection with the enforcement of the indemnification obligations set forth herein) (whether or not the Administrative Agent, the Arrangers, any Lender, any L/C Issuer or any other Indemnitee is a party to any action, suit, proceeding or claim out of which any such expenses arise); provided that (x) the Company’s obligation to reimburse any Indemnitee for legal expenses shall be limited to the fees, charges, and disbursements of one counsel for any Indemnitee (and, if reasonably necessary, of one regulatory counsel and one local counsel in any relevant jurisdiction) and, solely in the case of an actual or potential conflict of interest of which the Company is notified in writing, of one additional counsel (and if reasonably necessary, of one regulatory counsel and one local counsel in any relevant jurisdiction) to each affected Indemnitee, (y) the Company will not have to indemnify any Indemnitee against any claim, loss, damage, liability or expense to the extent the same resulted from (i) the gross negligence or willful misconduct of such Indemnitee or any of such Indemnitee’s Related Parties, (ii) a material breach by such Indemnitee or any of its Related Parties of its express obligations hereunder or under any other Loan Document (in each case of clauses (i) and (ii), to the extent determined by a court of competent jurisdiction in a final and nonappealable judgment in any claim, litigation or proceeding brought by the Company) or (iii) disputes solely among or between Indemnitees not relating to any acts or omissions by the Company or its Subsidiaries (other than disputes against the Administrative Agent or the Arrangers (in each case, acting in its capacity as such)) and (z) each Indemnitee will repay to the Company any such reimbursement to the extent that it is determined that such Indemnitee is not entitled to indemnification by virtue of clause (y). Notwithstanding any other provision of this Agreement, none of the Administrative Agent, the Arrangers, any Lender, any L/C Issuer or any other Indemnitee will be responsible or liable to the Company or any other person or entity for damages arising from the use by others of any information or other materials obtained through internet, electronic, telecommunications or other information transmission systems except to the extent that such damages resulted from (A) the gross negligence or willful misconduct of the respective Indemnitee or any of its Related Parties or (B) a material breach by such Indemnitee or any of its Related Parties of its express obligations under this Agreement (in each case, to the extent determined by a court of competent jurisdiction in a final and non-appealable judgment in any claim, litigation or proceeding brought by the Company). This Section 10.04(b) shall not apply with respect to Taxes other than any Taxes that represent losses, claims, damages, etc. arising from any non-Tax claim.

Promptly after receipt by any Indemnitee of notice of the commencement of any such action, suit, proceeding or claim, such Indemnitee will notify the Company in writing of the commencement thereof; provided that the omission by any Indemnitee to so notify the Company will not relieve the Company of any liability hereunder except to the extent the Company has been materially prejudiced by such failure. The Company shall have the right to assume the defense or control the settlement of any such claim or action and to select counsel with respect thereto, which counsel shall be subject to the approval of the Arrangers (such approval not to be unreasonably withheld, conditioned or delayed), provided that the Company shall not consent to any settlement of or to the entry of any judgment with respect to any such claim or action except in accordance with the provisions of the next succeeding paragraph. Notwithstanding the Company’s right to appoint counsel to represent such Indemnitee in an action, such Indemnitee shall have the right to employ separate counsel at the Company’s expense (subject to the limitations in the preceding paragraph) and to participate in the defense of any such claim or action as to it with the consent of the Company (such consent not to be unreasonably withheld or delayed) if (i) the use of counsel chosen by the Company to represent such Indemnitee would present such counsel with an actual or potential conflict of interest or the Arrangers reasonably determines that there are defenses available to it which are in addition to or different from the defenses available to the Company or (ii) the Company shall not have employed counsel satisfactory to such Indemnitee to represent such Indemnitee within a reasonable time after notice of the commencement of such action, suit, proceeding or claim. Notwithstanding the foregoing, any Indemnitee shall have the right to settle any such claim or action without the consent of the Company; provided that the Company shall have no liability for any settlement entered into without its consent.

The Company will not, without the subject Indemnitee’s written consent, such consent not to be unreasonably withheld, conditioned or delayed, settle, compromise, consent to the entry of any judgment in or otherwise seek to terminate any claim, action or proceeding in respect of which indemnity may be sought hereunder, whether or not any Indemnitee is an actual or potential party thereto, unless such settlement, compromise, consent or termination (i) includes an unconditional release of each Indemnitee from any liabilities arising out of such claim, action or proceeding and (ii) does not include any statement as to or any admission of fault, culpability, wrongdoing or a failure to act by or on behalf of any Indemnitee. The indemnity and reimbursement obligations of the Company under this Section 10.04(b) will be binding upon and inure to the benefit of any successors, assigns, heirs and personal representatives of the Company and any Indemnitee.

(c)            Reimbursement by Lenders. To the extent that the Company for any reason fails to indefeasibly pay any amount required under subsection (a) or (b) of this Section to be paid by it to the Administrative Agent (or any sub-agent thereof), any L/C Issuer, any Swing Line Lender or any Related Party of any of the foregoing, each Lender severally agrees to pay to the Administrative Agent (or any such sub-agent), such L/C Issuer, such Swing Line Lender or such Related Party, as the case may be, such Lender’s pro rata share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought based on each Lender’s share of the Total Credit Exposure at such time) of such unpaid amount (including any such unpaid amount in respect of a claim asserted by such Lender), such payment to be made severally among them based on such Lenders’ Applicable Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought), provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent (or any such sub-agent), any L/C Issuer or any Swing Line Lender in its capacity as such, or against any Related Party of any of the foregoing acting for the Administrative Agent (or any such sub-agent), any L/C Issuer or any Swing Line Lender in connection with such capacity. The obligations of the Lenders under this subsection (c) are subject to the provisions of Section 2.12(d).

(d)            Waiver of Consequential Damages, Etc. Neither the Administrative Agent, the Lenders, the L/C Issuers nor any other Indemnitee will be responsible or liable to the Company or any other person or entity for any indirect, special, punitive or consequential damages which may be alleged as a result of this Agreement or any Loan Document. The Company will not be responsible to the Arrangers or any other Indemnitee or any other person or entity for any indirect, special, punitive or consequential damages which may be alleged as a result of this Agreement, any Loan Document; provided, that the Company’s indemnity and reimbursement obligations under Section 10.04(b) shall not be limited by this sentence. No Indemnitee referred to in subsection (b) above shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed to such unintended recipients by such Indemnitee through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby other than for direct or actual damages resulting from the gross negligence or willful misconduct of such Indemnitee as determined by a final and nonappealable judgment of a court of competent jurisdiction.

(e)            Payments. All amounts due under this Section shall be payable not later than twenty Business Days after demand therefor.

(f)            Survival. The agreements in this Section and the indemnity provisions of Section 10.02(e) shall survive the resignation of the Administrative Agent, any L/C Issuer and any Swing Line Lender, the replacement of any Lender, the termination of the Aggregate Commitments, the repayment, satisfaction or discharge of all the other Obligations and the termination of this Agreement.

10.05     Payments Set Aside. To the extent that any payment by or on behalf of any Borrower is made to the Administrative Agent, any L/C Issuer or any Lender, or the Administrative Agent, any L/C Issuer or any Lender exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Administrative Agent, such L/C Issuer or such Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, then (a) to the extent of such recovery (unless prohibited by applicable Law), the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred, and (b) each Lender and each L/C Issuer severally agrees to pay to the Administrative Agent upon demand its applicable share (without duplication) of any amount so recovered from or repaid by the Administrative Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the applicable Overnight Rate from time to time in effect, in the applicable currency of such recovery or payment. The obligations of the Lenders and each L/C Issuer under clause (b) of the preceding sentence shall survive the payment in full of the Obligations and the termination of this Agreement.

10.06     Successors and Assigns.

(a)            Successors and Assigns Generally. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that (other than in accordance with Section 7.02 hereof) neither any Borrower nor any other Loan Party may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent and each Lender and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an assignee in accordance with the provisions of subsection (b) of this Section, (ii) by way of participation in accordance with the provisions of subsection (d) of this Section or (iii) by way of pledge or assignment of a security interest subject to the restrictions of subsection (f) of this Section (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in subsection (d) of this Section and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent, each L/C Issuer and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b)            Assignments by Lenders. Any Lender may at any time assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans (including for purposes of this subsection (b), participations in L/C Obligations and in Swing Line Loans) at the time owing to it); provided that any such assignment shall be subject to the following conditions:

(i)            Minimum Amounts.

(A)            in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment and the Loans at the time owing to it or, in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, no minimum amount need be assigned; and

(B)             in any case not described in subsection (b)(i)(A) of this Section, the aggregate amount of the Commitment (which for this purpose includes Loans outstanding thereunder) or, if the Commitment is not then in effect, the principal outstanding balance of the Loans of the assigning Lender subject to each such assignment, determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of such Trade Date, shall not be less than $5,000,000 unless each of the Administrative Agent and, so long as no Event of Default exists, the Company otherwise consents (each such consent not to be unreasonably withheld or delayed); provided, however, that concurrent assignments to members of an Assignee Group and concurrent assignments from members of an Assignee Group to a single assignee (or to an assignee and members of its Assignee Group) will be treated as a single assignment for purposes of determining whether such minimum amount has been met.

(ii)           Proportionate Amounts. Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to any Loans or Commitments (including Commitments with respect to any applicable Sublimits) assigned, except that this clause (ii) shall not apply to any Swing Line Lender’s rights and obligations in respect of the Swing Line Loans made by such Swing Line Lender;

(iii)          Required Consents. No consent shall be required for any assignment except to the extent required by subsection (b)(i)(B) of this Section and, in addition:

(A)            the consent of the Company (such consent not to be unreasonably withheld or delayed; provided that it shall not be unreasonable for the Company to refuse consent to any Public Lender or to any Person that is not engaged in the making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course of business) shall be required unless (1) an Event of Default exists at the time of such assignment or (2) such assignment is to an existing Lender or an Affiliate of an existing Lender; provided that the Company shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within ten (10) Business Days after having received notice thereof;

(B)             the consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed) shall be required if such assignment is to any Person that is not a Lender, an Affiliate of such Lender or an Approved Fund with respect to such Lender; and

(C)             the consent of each L/C Issuer and each Swing Line Lender (such consent not to be unreasonably withheld or delayed) shall be required for any assignment.

(iv)         Assignment and Assumption. The parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee in the amount of $3,500; provided, however, that the Administrative Agent may, in its sole discretion, elect to waive such processing and recordation fee in the case of any assignment. The assignee, if it is not a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire and any tax forms required by Section 3.01(f).

(v)          No Assignment to Certain Persons. No such assignment shall be made (A) to the Company or any of the Company’s Affiliates or Subsidiaries, (B) to any Defaulting Lender or any of its Subsidiaries, or any Person who, upon becoming a Lender hereunder, would constitute any of the foregoing Persons described in this clause (B), (C) to a natural Person (or a holding company, investment vehicle or trust for, or owned and operated by or for the primary benefit of one or more natural Persons) or, (D) to any Person that, through its Lending Offices, is not capable of lending the applicable Alternative Currencies to the relevant Borrowers without the imposition of any additional Indemnified Taxes or (E) to any Person (including any Lender) that cannot make Loans to any Designated Borrower for which the assignor is a Designated Lender on the same terms as the assignor.

(vi)         Certain Additional Payments. In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of the Company and the Administrative Agent, the applicable pro rata share of Loans previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (x) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Administrative Agent, any L/C Issuer or any Lender hereunder (and interest accrued thereon) and (y) acquire (and fund as appropriate) its full pro rata share of all Loans and participations in Letters of Credit and Swing Line Loans in accordance with its Applicable Percentage. Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under applicable Law without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.

Subject to acceptance and recording thereof by the Administrative Agent pursuant to subsection (c) of this Section, from and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 3.01, 3.04, 3.05, and 10.04 with respect to facts and circumstances occurring prior to the effective date of such assignment; provided, that except to the extent otherwise expressly agreed by the affected parties, no assignment by a Defaulting Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender. Upon request, each Borrower (at its expense) shall execute and deliver a Note to the assignee Lender. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this subsection shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with subsection (d) of this Section.

(c)            Register. The Administrative Agent, acting solely for this purpose as an agent of the Borrowers (and such agency being solely for tax purposes), shall maintain at the Administrative Agent’s Office a copy of each Assignment and Assumption delivered to it (or the equivalent thereof in electronic form) and a register for the recordation of the names and addresses of the Lenders and L/C Issuers, and the Commitments of, and principal amounts (and stated interest) of the Loans and L/C Obligations owing to, each Lender and L/C Issuer pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and the Borrowers, the Administrative Agent, the L/C Issuers and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement. The Register shall be available for inspection by the Company and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(d)            Participations. Any Lender may at any time, without the consent of, or notice to, any Borrower, the Administrative Agent, any Swing Line Lender or any L/C Issuer, sell participations to any Person (other than a natural Person (or a holding company, investment vehicle or trust for, or owned and operated by or for the primary benefit of a natural Person), a Defaulting Lender or the Company or any of the Company’s Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans (including such Lender’s participations in L/C Obligations and/or Swing Line Loans) owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrowers, the Administrative Agent, the Lenders and each L/C Issuer shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. For the avoidance of doubt, each Lender shall be responsible for the indemnity under Section 10.04 without regard to the existence of any participation.

Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, waiver or other modification described in the first proviso to Section 10.01 that affects such Participant. Subject to subsection (e) of this Section, each Borrower agrees that each Participant, shall be entitled, through the applicable Lender, to the benefits of Sections 3.01, 3.04 and 3.05 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to subsection (b) of this Section. Each Lender that sells a participation agrees, at the Company’s request and expense, to use reasonable efforts to cooperate with the Company to effectuate the provisions of Section 3.06 with respect to any Participant. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 10.08 as though it were a Lender, provided such Participant agrees to be subject to Section 2.13 as though it were a Lender. Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the relevant Loan Party, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant's interest in any commitments, loans, letters of credit or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations or successor provisions. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

(e)            Limitations upon Participant Rights. A Participant shall not be entitled to receive any greater payment under Sections 3.01, 3.04 or 3.05 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant. Without limiting the foregoing, a Participant shall not be entitled to the benefits of Section 3.01 unless the Company is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrowers, to comply with Section 3.01(f) as though it were a Lender.

(f)             Certain Pledges. Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement (including under its Note(s), if any) to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank or any other central banking authority; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(g)            [Intentionally Omitted]

(h)            Resignation as L/C Issuer or Swing Line Lender after Assignment. Notwithstanding anything to the contrary contained herein, if at any time Bank of America, Barclays or JPMorgan assigns all of its Commitment and Loans pursuant to subsection (b) above, Bank of America (and any of its relevant Affiliates’, including the Affiliates acting as Swing Line Lender for Swing Line Loans denominated in Euros), Barclays or JPMorgan, as the case may be, may, upon 30 days’ notice to the Company and the Lenders, resign as an L/C Issuer and/or as a Swing Line Lender. In the event of any such resignation as an L/C Issuer or Swing Line Lender, the Company shall be entitled to appoint from among the Lenders a successor L/C Issuer or Swing Line Lender hereunder; provided, however, that no failure by the Company to appoint any such successor shall affect the resignation of Bank of America (and its applicable Affiliate), Barclays or JPMorgan, as the case may be, as an L/C Issuer or as Swing Line Lender, as the case may be. If Bank of America (and any of its applicable Affiliates), Barclays or JPMorgan resigns as an L/C Issuer, it shall retain all the rights, powers, privileges and duties of an L/C Issuer hereunder with respect to all Letters of Credit and Bankers’ Acceptances outstanding, and all Bankers’ Acceptances issuable under ay Acceptance Credit outstanding, as of the effective date of its resignation as an L/C Issuer and all L/C Obligations with respect thereto (including the right to require the Lenders to make Base Rate Committed Loans or fund risk participations in Unreimbursed Amounts pursuant to Section 2.03(c)). If Bank of America, Barclays or JPMorgan resigns as a Swing Line Lender, it shall retain all the rights of a Swing Line Lender provided for hereunder with respect to Swing Line Loans made by it and outstanding as of the effective date of such resignation, including the right to require the other Lenders to make Base Rate Committed Loans or Alternative Currency Term Rate Loans in Euros or fund risk participations in outstanding Swing Line Loans made by it pursuant to Section 2.04(c). Upon the appointment of a successor L/C Issuer and/or Swing Line Lender, (a) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of such retiring L/C Issuer or Swing Line Lender, as the case may be, and (b) the successor L/C Issuer shall issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or make other arrangements satisfactory to Bank of America, to Barclays or to JPMorgan, as the case may be, to effectively assume the obligations of Bank of America, Barclays or JPMorgan, as the case may be, with respect to such Letters of Credit.

10.07     Treatment of Certain Information; Confidentiality. Each of the Administrative Agent, the Lenders and the L/C Issuers agrees on its own behalf and on behalf of its Affiliates to keep confidential all non-public Information (as defined below) provided to it by the Company or any of its Subsidiaries pursuant to or in connection with this Agreement; provided that nothing herein shall prevent the Administrative Agent, any Lender or any L/C Issuer from disclosing any such Information (a) to its Affiliates and to its Related Parties (so long as each such Person has been informed of the confidential nature of such Information and instructed to keep such Information confidential) solely for the purposes of, or otherwise in connection with, this Agreement, the other Loan Documents and the transactions contemplated hereby and thereby, (b) subject to an express agreement to maintain the confidentiality of such Information in compliance with the provisions of this Section 10.07, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights and obligations under this Agreement or any Eligible Assignee invited to be a Lender pursuant to Section 2.15(d) or Section 2.16(c) or (ii) any actual or prospective direct or indirect counterparty to any Swap Contract (or any professional advisor to such counterparty), (c) to its employees, directors, agents, attorneys, accountants and other professional advisors or those of any of its Affiliates, or of any Affiliate of any Lender or L/C Issuer, in each case who have a need to know such Information in accordance with customary business practices (it being understood that the person to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (d) upon the request or demand of any governmental or regulatory authority purporting to have jurisdiction over such Person or its Related Parties (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (e) in response to any order of any court or other governmental or regulatory authority (including by subpoena or similar legal process) or as may otherwise be required pursuant to any requirement of Law, (f) if required to do so in connection with any litigation or similar proceeding, (g) that has been publicly disclosed, other than as a result of a disclosure by the Administrative Agent, any Lender or any L/C Issuer or any of their respective employees, directors, agents, attorneys, accountants and other professional advisors or those of any of their respective affiliates, in violation of this paragraph, (h) upon the request of any rating agency when required by it, (i) upon the request of the CUSIP Service Bureau or any similar organization, (j) in connection with the exercise of any remedy hereunder or under any of the Loan Documents or any action or proceeding (including the preparation of any defense) relating to this Agreement, any other Loan Document or any transaction or matter related thereto, or the enforcement of rights hereunder or thereunder, (k) to any other party hereto, (l) to service providers to the Administrative Agent or any Lender in connection with the administration and management of the Loan Documents and the Commitments or (m) with the consent of the Company. The Administrative Agent, any Lender or any L/C Issuer shall, prior to any disclosure under clause (d), (e), (f), (h) or (i) above to (x) any governmental or regulatory authority that does not have supervisory, regulatory or other similar authority with respect to the Administrative Agent, such Lender or such L/C Issuer and that is seeking such disclosure solely in connection with an investigation, litigation or other proceeding that does not otherwise involve the Administrative Agent, such Lender or such L/C Issuer or (y) any other person that is not a governmental or regulatory authority, notify the Company of any request for the disclosure of any such non-public Information so as to provide the Company with the reasonable opportunity to obtain a protective order or other comparable relief; provided that no such notification will be required if the Administrative Agent, such Lender or such L/C Issuer (or their respective counsel) reasonably determines that such notification would be prohibited by applicable Law or court order. None of the Administrative Agent or any Lender will make available to the Company or any of its Affiliates confidential Information that they have obtained or may obtain from any other customer. The Administrative Agent, each Lender and each L/C Issuer are permitted to access, use and share with any of their respective bank or non-bank Affiliates, agents, advisors (legal or otherwise) or representatives any Information concerning the Company or any of its Affiliates that is or may come into the possession of the Administrative Agent, any Lender, any L/C Issuer or any of such Affiliates; provided that, in each case, such Information shall be used solely in connection with this Agreement, the other Loan Documents and the transactions contemplated hereby and thereby.

For purposes of this Section, “Information” means all information received from the Company or any Subsidiary relating to the Company or any Subsidiary or any of their respective businesses, other than any such information that is available to the Administrative Agent, any Lender or any L/C Issuer on a nonconfidential basis prior to disclosure by the Company or any Subsidiary. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

Each of the Administrative Agent, the Lenders and each L/C Issuer acknowledges that (a) the Information may include material non-public information concerning the Company or a Subsidiary, as the case may be, (b) it has developed compliance procedures regarding the use of material non-public information and (c) it will handle such material non-public information in accordance with applicable Law, including Federal and state securities Laws.

10.08     Right of Setoff. If an Event of Default exists, each Lender, each L/C Issuer and each of their respective Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by applicable law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by such Lender, such L/C Issuer or any such Affiliate to or for the credit or the account of any Borrower against any and all of the obligations of such Borrower now or hereafter existing under this Agreement or any other Loan Document to such Lender or such L/C Issuer or their respective Affiliates, irrespective of whether or not such Lender, L/C Issuer or Affiliate shall have made any demand under this Agreement or any other Loan Document and although such obligations of such Borrower may be contingent or unmatured or are owed to a branch, office or Affiliate of such Lender or such L/C Issuer different from the branch, office or Affiliate holding such deposit or obligated on such indebtedness; provided, that in the event that any Defaulting Lender shall exercise any such right of setoff, (x) all amounts so set off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 2.18 and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent, the L/C Issuers and the Lenders, and (y) the Defaulting Lender shall provide promptly to the Administrative Agent a statement describing in reasonable detail the Obligations owing to such Defaulting Lender as to which it exercised such right of setoff. The rights of each Lender, each L/C Issuer and their respective Affiliates under this Section are in addition to other rights and remedies (including other rights of setoff) that such Lender, such L/C Issuer or their respective Affiliates may have. Notwithstanding anything to the contrary contained herein, each Lender, each L/C Issuer and their respective Affiliates shall have no right to set off and apply any deposits held or other obligations owing by such Lender, such L/C Issuer or any such Affiliate to or for the credit or the account of any Foreign Obligor against any of the obligations of any Borrower which is not a Foreign Obligor. Each Lender and each L/C Issuer agrees to notify the Company and the Administrative Agent promptly after any such setoff and application, provided that the failure to give such notice shall not affect the validity of such setoff and application. Notwithstanding the foregoing, to the extent prohibited by applicable law as described in the definition of “Excluded Swap Obligation,” no amounts received from, or set off with respect to, the Company shall be applied to any Excluded Swap Obligations of the Company.

10.09     Interest Rate Limitation. Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non-usurious interest permitted by applicable Law (the “Maximum Rate”). If the Administrative Agent or any Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Loans or, if it exceeds such unpaid principal, refunded to the Company. In determining whether the interest contracted for, charged, or received by the Administrative Agent or a Lender exceeds the Maximum Rate, such Person may, to the extent permitted by applicable Law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations hereunder.

10.10     Counterparts; Integration; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement, the other Loan Documents and any separate letter agreements with respect to fees payable to any L/C Issuer constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto. Delivery of an executed counterpart of a signature page of this Agreement by facsimile or other electronic imaging manes (e.g. “pdf” or “tif”) shall be effective as delivery of a manually executed counterpart of this Agreement.

10.11     Survival of Representations and Warranties. All representations and warranties made hereunder and in any other Loan Document or other document delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery hereof and thereof and the making of any Credit Extension. Such representations and warranties have been or will be relied upon by the Administrative Agent and each Lender, regardless of any investigation made by the Administrative Agent or any Lender or on their behalf and notwithstanding that the Administrative Agent or any Lender may have had notice or knowledge of any Default at the time of any Credit Extension.

10.12     Severability. If any provision of this Agreement or the other Loan Documents is held to be illegal, invalid or unenforceable, (a) the legality, validity and enforceability of the remaining provisions of this Agreement and the other Loan Documents shall not be affected or impaired thereby and (b) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions. The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. Without limiting the foregoing provisions of this Section 10.12, if and to the extent that the enforceability of any provisions in this Agreement relating to Defaulting Lenders shall be limited by Debtor Relief Laws, as determined in good faith by the Administrative Agent, the L/C Issuers or the Swing Line Lenders, as applicable, then such provisions shall be deemed to be in effect only to the extent not so limited.

10.13     Replacement of Lenders. If the Company is entitled to replace a Lender pursuant to Section 3.06, if any Lender is a Defaulting Lender, if the obligation of any Lender to make or continue Loans is suspended pursuant to Section 3.02, if any Lender is a Non-Participating Lender, if any Lender is a Non-Extending Lender or a Non-Consenting Lender or if any other circumstance exists hereunder that gives the Company the right to replace a Lender as a party hereto, then the Company may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 10.06), all of its interests, rights (other than its existing rights to payments pursuant to Sections 3.01 and 3.04) and obligations under this Agreement and the related Loan Documents to an Eligible Assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment), provided that:

(a)            the Company shall have paid (or caused a Designated Borrower to pay) to the Administrative Agent the assignment fee (if any) specified in Section 10.06(b);

(b)            such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and L/C Advances, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents (including any amounts under Section 3.05) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Company or applicable Designated Borrower (in the case of all other amounts);

(c)            in the case of any such assignment resulting from a claim for compensation under Section 3.04 or payments required to be made pursuant to Section 3.01, such assignment will result in a reduction in such compensation or payments thereafter;

(d)            in the event such Lender is a Non-Consenting Lender, each assignee shall consent, at the time of such assignment, to each matter in respect of which such Lender was a Non-Consenting Lender and the Company also requires each other Lender that is a Non-Consenting Lender to assign its Loans and Commitments; and

(e)            such assignment does not conflict with applicable Laws.

Each party hereto agrees that (a) an assignment required pursuant to this Section 10.13 may be effected pursuant to an Assignment and Assumption executed by the Company, the Administrative Agent and the assignee and (b) the Lender required to make such assignment need not be a party thereto in order for such assignment to be effective and shall be deemed to have consented to and be bound by the terms thereof; provided that, following the effectiveness of any such assignment, the other parties to such assignment agree to provide written notice to the assigning Lender and execute and deliver such documents necessary to evidence such assignment as reasonably requested by the applicable Lender; provided, further that any such documents shall be without recourse to or warranty by the parties thereto.

A Lender shall not be required to make any such assignment or delegation if, prior thereto and promptly after notice to such Lender of the Company’s intent to replace such Lender, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Company to require such assignment and delegation cease to apply.

10.14     Governing Law; Jurisdiction; Etc.

(a)            GOVERNING LAW. THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS AND ANY CLAIMS, CONTROVERSY, DISPUTE OR CAUSE OF ACTION (WHETHER IN CONTRACT OR TORT OR OTHERWISE) BASED UPON, ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT (EXCEPT, AS TO ANY OTHER LOAN DOCUMENT, AS EXPRESSLY SET FORTH THEREIN) AND THE TRANSACTIONS CONTEMPLATED HEREBY AND THEREBY SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

(b)            SUBMISSION TO JURISDICTION. EACH BORROWER IRREVOCABLY AND UNCONDITIONALLY AGREES THAT IT WILL NOT COMMENCE ANY ACTION, LITIGATION OR PROCEEDING OF ANY KIND OR DESCRIPTION, WHETHER IN LAW OR EQUITY, WHETHER IN CONTRACT OR IN TORT OR OTHERWISE, AGAINST THE ADMINISTRATIVE AGENT, ANY LENDER, ANY L/C ISSUER OR ANY RELATED PARTY OF THE FOREGOING IN ANY WAY RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS RELATING HERETO OR THERETO, IN ANY FORUM OTHER THAN THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK SITTING IN THE BOROUGH OF MANHATTAN (OR IF SUCH COURT LACKS SUBJECT MATTER JURISDICTION, THE SUPREME COURT OF THE STATE OF NEW YORK SITTING IN THE BOROUGH OF MANHATTAN) AND ANY APPELLATE COURT FROM ANY THEREOF AND EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY SUBMITS TO THE JURISDICTION OF SUCH COURTS AND AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION, LITIGATION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH NEW YORK STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT. EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION, LITIGATION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. NOTHING IN THIS AGREEMENT OR IN ANY OTHER LOAN DOCUMENT SHALL AFFECT ANY RIGHT THAT THE ADMINISTRATIVE AGENT, ANY LENDER OR ANY L/C ISSUER MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AGAINST ANY BORROWER OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION.

(c)            WAIVER OF VENUE. EACH BORROWER IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT IN ANY COURT REFERRED TO IN PARAGRAPH (B) OF THIS SECTION. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.

(d)            SERVICE OF PROCESS. EACH PARTY HERETO IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 10.02. NOTHING IN THIS AGREEMENT WILL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW.

10.15     Waiver of Jury Trial. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

10.16     No Advisory or Fiduciary Responsibility. In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document), each Borrower acknowledges and agrees, and acknowledges its Affiliates’ understanding, that: (i) (A) the arranging and other services regarding this Agreement provided by the Administrative Agent, the Arrangers and the Lenders are arm’s-length commercial transactions between the Borrowers and their respective Affiliates, on the one hand, and the Administrative Agent, the Arrangers and the Lenders, on the other hand, (B) each of the Borrowers has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate, and (C) each Borrower is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents; (ii) (A) the Administrative Agent, the Arrangers and each Lender is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for the Borrowers or any of their respective Affiliates, or any other Person and (B) neither the Administrative Agent, the Arrangers nor any Lender has any obligation to the Borrowers or any of their respective Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; and (iii) the Administrative Agent, the Arrangers and the Lenders and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Borrowers and their respective Affiliates, and neither the Administrative Agent, the Arrangers nor any Lender has any obligation to disclose any of such interests to the Borrowers or any of their respective Affiliates. To the fullest extent permitted by law, the Borrowers hereby waives and releases any claims that it may have against the Administrative Agent, the Arrangers or any Lender with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.

10.17     Electronic Execution of Assignments and Certain Other Documents. The words “delivery”, “execute,” “execution,” “signed,” “signature,” and words of like import in any Loan Document, Assignment and Assumption or any other document executed in connection herewith (including waivers and consents) shall be deemed to include electronic signatures, the electronic matching of assignment terms and contract formations on electronic platforms approved by the Administrative Agent, or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature, physical delivery thereof or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act; provided that notwithstanding anything contained herein to the contrary none of the Administrative Agent, the L/C Issuers, or any Lender is under any obligation to agree to accept electronic signatures in any form or in any format unless expressly agreed to by the Administrative Agent, such L/C Issuer or such Lender pursuant to procedures approved by it; provided, further, that without limiting the foregoing, upon the request of any party, any electronic signature shall be promptly followed by such manually executed counterpart.

10.18     USA PATRIOT Act Notice. Each Lender that is subject to the Act (as hereinafter defined) and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Borrowers that pursuant to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”), it is required to obtain, verify and record information that identifies each Borrower, which information includes the name and address of such Borrower and other information that will allow such Lender or the Administrative Agent, as applicable, to identify such Borrower in accordance with the Act. Each Borrower shall, promptly following a request by the Administrative Agent or any Lender, provide all documentation and other information that the Administrative Agent or such Lender requests in order to comply with its ongoing obligations under applicable “know your customer” and anti-money laundering rules and regulations, including the Act. Each reference to the “Company” in this Section 10.18 shall also include any successor pursuant to Section 7.02.

10.19     Judgment Currency. If, for the purposes of obtaining judgment in any court, it is necessary to convert a sum due hereunder or any other Loan Document in one currency into another currency, the rate of exchange used shall be that at which in accordance with normal banking procedures the Administrative Agent could purchase the first currency with such other currency on the Business Day preceding that on which final judgment is given. The obligation of each Borrower in respect of any such sum due from it to the Administrative Agent or the Lenders hereunder or under the other Loan Documents shall, notwithstanding any judgment in a currency (the “Judgment Currency”) other than that in which such sum is denominated in accordance with the applicable provisions of this Agreement (the “Agreement Currency”), be discharged only to the extent that on the Business Day following receipt by the Administrative Agent or such Lender, as the case may be, of any sum adjudged to be so due in the Judgment Currency, the Administrative Agent or such Lender, as the case may be, may in accordance with normal banking procedures purchase the Agreement Currency with the Judgment Currency. If the amount of the Agreement Currency so purchased is less than the sum originally due to the Administrative Agent or any Lender from any Borrower in the Agreement Currency, such Borrower agrees, as a separate obligation and notwithstanding any such judgment, to indemnify the Administrative Agent or such Lender, as the case may be, against such loss. If the amount of the Agreement Currency so purchased is greater than the sum originally due to the Administrative Agent or any Lender in such currency, the Administrative Agent or such Lender, as the case may be, agrees to return the amount of any excess to such Borrower (or to any other Person who may be entitled thereto under applicable law).

10.20     Appointment of Company. Each of the Loan Parties hereby appoints the Company to act as its agent for all purposes of this Agreement, the other Loan Documents and all other documents and electronic platforms entered into in connection herewith and agrees that (a) the Company may execute such documents and provide such authorizations on behalf of such Loan Parties as the Company deems appropriate in its sole discretion and each Loan Party shall be obligated by all of the terms of any such document and/or authorization executed on its behalf, (b) any notice or communication delivered by the Administrative Agent, L/C Issuer or a Lender to the Company shall be deemed delivered to each Loan Party and (c) the Administrative Agent, L/C Issuer or the Lenders may accept, and be permitted to rely on, any document, authorization, instrument or agreement executed by the Company on behalf of each of the Loan Parties.

10.21     Acknowledgement and Consent to Bail-In of Affected Financial Institutions. Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Affected Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the write-down and conversion powers of the applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a)            the application of any Write-Down and Conversion Powers by the applicable Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an Affected Financial Institution; and

(b)            the effects of any Bail-In Action on any such liability, including, if applicable:

(i)            a reduction in full or in part or cancellation of any such liability;

(ii)           a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

(iii)          the variation of the terms of such liability in connection with the exercise of the write-down and conversion powers of the applicable Resolution Authority.

10.22     Acknowledgement Regarding Any Supported QFCs. To the extent that the Loan Documents provide support, through a guarantee or otherwise, for Swap Agreements or any other agreement or instrument that is a QFC (such support “QFC Credit Support” and each such QFC a “Supported QFC”), the parties acknowledge and agree as follows with respect to the resolution power of the Federal Deposit Insurance Corporation under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the “U.S. Special Resolution Regimes”) in respect of such Supported QFC and QFC Credit Support (with the provisions below applicable notwithstanding that the Loan Documents and any Supported QFC may in fact be stated to be governed by the laws of the State of New York and/or of the United States or any other state of the United States):

In the event a Covered Entity that is party to a Supported QFC (each, a “Covered Party”) becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in property) were governed by the laws of the United States or a state of the United States. In the event a Covered Party or a BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under the Loan Documents that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if the Supported QFC and the Loan Documents were governed by the laws of the United States or a state of the United States. Without limitation of the foregoing, it is understood and agreed that rights and remedies of the parties with respect to a Defaulting Lender shall in no event affect the rights of any Covered Party with respect to a Supported QFC or any QFC Credit Support.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first written above.

Thermo Fisher Scientific Inc.

By:	/s/ Anthony H. Smith
	Name:	Anthony H. Smith
	Title:	Vice President, Tax and Treasury and Treasurer

[Signtaure Page to Credit Agreement]

BANK OF AMERICA, N.A.,

as Administrative Agent, Lender, L/C Issuer and Swing Line Lender

By:	/s/ Joseph L. Corah
	Name:	Joseph L. Corah
	Title:	Drector

BANK OF AMERICA, N.A., LONDON BRANCH

as Swing Line Lender

By:	/s/ Christopher Coney
	Name:	Christopher Coney
	Title:	Vice President

[Signtaure Page to Credit Agreement]

BARCLAYS BANK PLC,

as Lender, L/C Issuer and Swing Line Lender

By:	/s/ Ronnie Glenn
	Name:	Ronnie Glenn
	Title:	Director

[Signature Page to Credit Agreement]

CITIBANK, N.A.,

Lender and L/C Issuer

By:	/s/ Richard Rivera
	Name:	Richard Rivera
	Title:	Vice President

[Signature Page to Credit Agreement]

JPMORGAN CHASE BANK, N.A.,

as Lender, L/C Issuer and Swing Line Lender

By:	/s/ Gregory T Martin
	Name:	Gregory T Martin
	Title:	Executive Director

JPMORGAN CHASE BANK, N.A., LONDON BRANCH

as Lender, L/C Issuer and Swing Line Lender

By:	/s/ Robert Botcherby
	Name:	Robert Botcherby
	Title:	Vice President

[Signature Page to Credit Agreement]

MIZUHO BANK, LTD.,

as Lender and L/C Issuer

By:	/s/ Tracy Rahn
	Name:	Tracy Rahn
	Title:	Executive Director

[Signature Page to Credit Agreement]

BNP Paribas,

as Lender

By:	/s/ John Bosco
	Name:	John Bosco
	Title:	Managing Director

BNP Paribas,

as Lender

By:	/s/ Michael Pearce
	Name:	Michael Pearce
	Title:	Managing Director

[Signature Page to Credit Agreement]

CREDIT SUISSE AG, NEW YORK BRANCH

as Lender

By:	/s/ Judith E. Smith
	Name:	Judith E. Smith
	Title:	Authorized Signatory

By:	/s/ Jessica Gavarkovs
	Name:	Jessica Gavarkovs
	Title:	Authorized Signatory

[Signature Page to Credit Agreement]

DEUTSCHE BANK AG NEW YORK BRANCH,

as Lender

By:	/s/ Mindy K. Chu
	Name:	Mindy K. Chu	ming.k.chu@db.com
	Title:	Director	+1-212-250-5451

By:	/s/ Annie Chung
	Name:	Annie Chung	annie.chung@db.com
	Title:	Director	+1-212-250-6375

[Signature Page to Credit Agreement]

GOLDMAN SACHS BANK USA,

as Lender

By:	/s/ William E. Briggs IV
	Name:	William E. Briggs IV
	Title:	Authorized Signatory

[Signature Page to Credit Agreement]

HSBC BANK USA, N.A.,

as Lender

By:	/s/ Iain P. Stewart
	Name:	Iain P. Stewart
	Title:	Managing Director

[Signature Page to Credit Agreement]

ING Bank N.V., Dublin Branch,

as Lender

By:	/s/ Cormac Langford
	Name:	Cormac Langford
	Title:	Director

By:	/s/ Sean Hassett
	Name:	Sean Hassett
	Title:	Director

[Signature Page to Credit Agreement]

MORGAN STANLEY BANK, N.A.,

as Lender

By:	/s/ Michael King
	Name:	Michael King
	Title:	Authorized Signatory

[Signature Page to Credit Agreement]

MUFG BANK, LTD.

as Lender

By:	/s/ Jack Lonker
	Name:	Jack Lonker
	Title:	Authorized Signatory

[Signature Page to Credit Agreement]

ROYAL BANK OF CANADA,

as Lender

By:	/s/ Scott MacVicar
	Name:	Scott MacVicar
	Title:	Authorized Signatory

[Signature Page to Credit Agreement]

SUMITOMO MITSUI BANKNING CORPORATION,

as Lender

By:	/s/ Gail Motonaga
	Name:	Gail Motonaga
	Title:	Executive Director

[Signature Page to Credit Agreement]

The Bank of Nova Scotia,

as Lender

By:	/s/ Arjun Talwalkar
	Name:	Arjun Talwalkar
	Title:	Director

[Signature Page to Credit Agreement]

U.S. Bank National Association,

as Lender

By:	/s/ Maria Massimino
	Name:	Maria Massimino
	Title:	Senior Vice President

[Signature Page to Credit Agreement]

Wells Fargo Bank, National Association, as Lender

By:	/s/ Andrea S Chen
	Name:	Andrea S Chen
	Title:	Managing Director

[Signature Page to Credit Agreement]

Bank of China, New York Branch, as Lender

By:	/s/ Raymond Qiao
	Name:	Raymond Qiao
	Title:	Executive Vice President

[Signature Page to Credit Agreement]

KEYBANK, NATIONAL ASSOCIATION, as Lender

By:	/s/ Tanille Ingle
	Name:	Tanille Ingle
	Title:	Vice President

[Signature Page to Credit Agreement]

Nordea Bank Abp, New York Branch, as Lender

By:	/s/ Ola Anderssen
	Name:	Ola Anderssen
	Title:	First Vice President

By:	/s/ Anders Holmgaard
	Name:	Anders Holmgaard
	Title:	Executive Director

[Signature Page to Credit Agreement]

The Bank of New York Mellon, as Lender

By:	/s/ Jennifer S. O’Neill
	Name:	Jennifer S. O’Neill
	Title:	Director

[Signature Page to Credit Agreement]

EXHIBIT A

[FORM OF]

COMMITTED LOAN NOTICE

Date: ___________, _____

To:      Bank of America, N.A., as Administrative Agent

Ladies and Gentlemen:

Reference is made to that certain Credit Agreement, dated as of January 7, 2022 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Agreement;” the terms defined therein being used herein as therein defined), among Thermo Fisher Scientific Inc., a Delaware corporation (the “Company”), the Designated Borrowers from time to time party thereto, the Lenders and L/C Issuers from time to time party thereto, Bank of America, N.A., as Administrative Agent, and the Swing Line Lenders party thereto.

The Company hereby requests, on behalf of itself or, if applicable, the Designated Borrower referenced in item 6 below (the “Applicable Designated Borrower”) (select one):

☐ A Borrowing of Committed Loans

☐ A conversion or continuation of Committed Loans

1.	On ______________________________ (a Business Day).

2.	In the amount of [$] ___________________.

3.	Comprised of _________________________________.

[Type of Committed Loan requested]

4.	In the following currency: ________________________.

5.	For Term SOFR Loans or Alternative Currency Term Rate Loans: with an Interest Period of one month.

6.	On behalf of ______________________.

[insert name of Applicable Designated Borrower, if any]

7.	[Under the following Sublimit: ________________________.][1]

The Committed Borrowing, if any, requested herein complies with the provisos to the first sentence of Section 2.01 of the Agreement.

THERMO FISHER SCIENTIFIC INC.

By:
Name:
Title:

1 To include when any Designated Borrower Sublimit is in effect and the Committed Loan is to be made to the Company.

A-1 Form of Committed Loan Notice

EXHIBIT B

[FORM OF]

SWING LINE LOAN NOTICE

Date: ___________, _____

To:      Bank of America, N.A., as Administrative Agent2

Ladies and Gentlemen:

Reference is made to that certain Credit Agreement, dated as of January 7, 2022 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Agreement;” the terms defined therein being used herein as therein defined), among Thermo Fisher Scientific Inc., a Delaware corporation (the “Company”), the Designated Borrowers from time to time party thereto, the Lenders and L/C Issuers from time to time party thereto, Bank of America, N.A., as Administrative Agent, and the Swing Line Lenders party thereto.

The undersigned hereby requests a Swing Line Loan:

8.	On ______________________________ (a Business Day).

9.	In the amount of [$][€] ___________________.

The Swing Line Borrowing requested herein complies with the requirements of the provisos to the first sentence of Section 2.04(a) of the Agreement.

THERMO FISHER SCIENTIFIC INC.

By:
Name:
Title:

2 Swing Line Loan Notice to be addressed to the Administrative Agent. Administrative Agent to distribute to each Swing Line Lender.

B-1 Form of Swing Line Loan Notice

EXHIBIT C

[FORM OF]

NOTE

FOR VALUE RECEIVED, the undersigned (the “Borrower”) hereby promises to pay to _____________________ or its registered assigns (the “Lender”), in accordance with the provisions of the Agreement (as hereinafter defined), the principal amount of each Loan from time to time made by the Lender to the Borrower under that certain Credit Agreement, dated as of January 7, 2022 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Agreement;” the terms defined therein being used herein as therein defined), among Thermo Fisher Scientific Inc., a Delaware corporation (the “Company”), the Designated Borrowers from time to time party thereto, the Lenders and L/C Issuers from time to time party thereto, Bank of America, N.A., as Administrative Agent, and the Swing Line Lenders party thereto.

The Borrower promises to pay interest on the unpaid principal amount of each Loan from the date of such Loan until such principal amount is paid in full, at such interest rates and at such times as provided in the Agreement. Except as otherwise provided in Section 2.04(f) of the Agreement with respect to Swing Line Loans, all payments of principal and interest shall be made to the Administrative Agent for the account of the Lender in the currency in which such Committed Loan was denominated and in Same Day Funds at the Administrative Agent’s Office for such currency. If any amount is not paid in full when due hereunder, such unpaid amount shall bear interest, to be paid upon demand, from the due date thereof until the date of actual payment (and before as well as after judgment) computed at the per annum rate set forth in the Agreement.

This Note is one of the Notes referred to in the Agreement, is entitled to the benefits thereof and may be prepaid in whole or in part subject to the terms and conditions provided therein. [This Note is also entitled to the benefits of the Company Guaranty]3. Upon the occurrence and continuation of one or more of the Events of Default specified in the Agreement, all amounts then remaining unpaid on this Note shall become, or may be declared to be, immediately due and payable all as provided in the Agreement. Loans made by the Lender shall be evidenced by one or more loan accounts or records maintained by the Lender in the ordinary course of business. The Lender may also attach schedules to this Note and endorse thereon the date, amount, currency and maturity of its Loans and payments with respect thereto.

The Borrower, for itself, its successors and assigns, hereby waives diligence, presentment, protest and demand and notice of protest, demand, dishonor and non-payment of this Note.

3 To include in any Note executed by a Designated Borrower.

C-1 Form of Note

THIS NOTE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

[THERMO FISHER SCIENTIFIC INC.]

[DESIGNATED BORROWER]

BY:
NAME:
TITLE:

C-2 Form of Note

LOANS AND PAYMENTS WITH RESPECT THERETO

Date	Type of Loan Made	Currency and Amount of Loan Made	End of Interest Period	Amount of Principal or Interest Paid This Date	Outstanding Principal Balance This Date	Notation Made By

C-3 Form of Note

EXHIBIT D

[FORM OF]

COMPLIANCE CERTIFICATE

Financial Statement Date: __________, ____

To:      Bank of America, N.A., as Administrative Agent

Ladies and Gentlemen:

Reference is made to that certain Credit Agreement, dated as of January 7, 2022 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Agreement;” the terms defined therein being used herein as therein defined), among Thermo Fisher Scientific Inc., a Delaware corporation (the “Company”), the Designated Borrowers from time to time party thereto, the Lenders and L/C Issuers from time to time party thereto, Bank of America, N.A., as Administrative Agent, and the Swing Line Lenders party thereto.

The undersigned [chief executive officer] [chief financial officer] [treasurer] [assistant treasurer] [controller] of the Company hereby certifies as of the date hereof that he/she is the _______________________________ of the Company, and that, as such, he/she is authorized to execute and deliver this Compliance Certificate to the Administrative Agent on the behalf of the Company, and that:

[Use following paragraph 1 for fiscal year-end financial statements]

1.            Attached hereto as Schedule 1 are the year-end audited financial statements required to be delivered by Section 6.01(a) of the Agreement for the fiscal year of the Company ended as of the above date, together with the report and opinion of an independent certified public accountant required by such section; and

[Use following paragraph 1 for fiscal quarter-end financial statements]

1.            Attached hereto as Schedule 1 are the unaudited financial statements required to be delivered by Section 6.01(b) of the Agreement for the fiscal quarter of the Company ended as of the above date. Such financial statements fairly present in all material respects the financial condition, results of operations, shareholders’ equity and cash flows of the Company and its Subsidiaries in accordance with GAAP as at such date and for such period, subject only to normal year-end audit adjustments and the absence of footnotes; and

[select one:]

[to the best knowledge of the undersigned during such fiscal period, the Company performed and observed each covenant and condition of the Loan Documents applicable to it, and no Default exists.]

--or--

[the following covenants or conditions have not been performed or observed, and the following is a list of each such Default and its nature and status:]

2.            The financial covenant analyses and information set forth on Schedule 2 attached hereto are true and accurate on and as of the date of this Compliance Certificate.

Form of Compliance Certificate

IN WITNESS WHEREOF, the undersigned has executed this Compliance Certificate as of _____________________, _____________.

THERMO FISHER SCIENTIFIC INC.

By:

Name:

Title:

Form of Compliance Certificate

For the Quarter/Year ended __________________ (“Statement Date”)

SCHEDULE 2

to the Compliance Certificate

($ in 000’s)

Consolidated EBITDA for four fiscal quarters ending on above date (the “Subject Period”)

(in accordance with the definition of Consolidated EBITDA as set forth in the Agreement)

Consolidated EBITDA	Quarter Ended	Quarter Ended	Quarter Ended	Quarter Ended	Twelve Months Ended
Consolidated Net Income
+ income tax expense
+ interest expense, amortization or writeoff of debt discount and debt issuance costs and commissions, discounts and other fees and charges associated with Indebtedness (including the Loans)
+ depreciation and amortization expense
+ amortization of intangibles and organization costs

+ extraordinary, unusual or non-recurring non-cash expenses or losses (including, whether or not otherwise includable as a separate item in the statement of Consolidated Net Income for Subject Period, non-cash losses on sales of assets outside of the ordinary course of business)

Form of Compliance Certificate

Consolidated EBITDA	Quarter Ended	Quarter Ended	Quarter Ended	Quarter Ended	Twelve Months Ended
+ any extraordinary, unusual or non-recurring cash expenses or losses to the extent they do not exceed, in the aggregate, $125,000,000 during Subject Period
+ stock-based compensation expense
+ non-recurring cash charges related to any Qualified Acquisition incurred in the four consecutive fiscal quarter period commencing with the quarter during which such Qualified Acquisition is consummated, including related non-recurring integration costs of the Company and its Subsidiaries, in an aggregate amount not to exceed $250,000,000 in the aggregate for such four consecutive fiscal quarter period
- interest income

- extraordinary, unusual or non-recurring non-cash income or gains (including, whether or not otherwise includable as a separate item in the statement of Consolidated Net Income for Subject Period, non-cash gains on the sales of assets outside of the ordinary course of business)

- extraordinary, unusual or non-recurring cash income or gains to the extent they exceed, in the aggregate, $125,000,000 during Subject Period
- income tax credits (to the extent not netted from income tax expense)

Form of Compliance Certificate

Consolidated EBITDA	Quarter Ended	Quarter Ended	Quarter Ended	Quarter Ended	Twelve Months Ended
Consolidated EBITDA

Consolidated Net Interest Expense for four fiscal quarters ending on the Subject Period

(in accordance with the definition of Consolidated Net Interest Expense as set forth in the Agreement)

Consolidated Net Interest Expense	Quarter Ended	Quarter Ended	Quarter Ended	Quarter Ended	Twelve Months Ended
+ total cash interest expense (including that attributable to Capital Lease Obligations) for Subject Period with respect to all outstanding Indebtedness

- commissions, discounts and other fees and charges owed with respect to letters of credit and bankers’ acceptance financing but including net costs under Swap Contracts in respect of interest rates to the extent such net costs are allocable to the Subject Period in accordance with GAAP

- total cash interest income for Subject Period
Consolidated Net Interest Expense[4]

4 Note: the Consolidated EBITDA and Consolidated Net Interest Expense shall be calculated on a Pro Forma Basis to give effect to any Qualified Acquisition (if consummated) and any other acquisition or sale of a Subsidiary or operating division thereof consummated during such period, in each case, for more than $3,000,000,000.

Form of Compliance Certificate

I.	Section 7.03 – Consolidated Net Interest Coverage Ratio.

A.	Consolidated EBITDA for Subject Period:	$
B.	Consolidated Net Interest Expense for Subject Period:	$
C.	Consolidated Net Interest Coverage Ratio (Line I.A ÷ Line I.B):	$
D.	Minimum Permitted Consolidated Net Interest Coverage Ratio[5]:	3.5 to 1.0

5 Note: at any time after the definitive agreement for any Qualified Acquisition shall have been executed (or, in the case of a Qualified Acquisition in the form of a tender offer or similar transaction, after the offer shall have been launched) and prior to the consummation of such Qualified Acquisition (or termination of the definitive documentation in respect thereof (or such later date as such Indebtedness ceases to constitute Acquisition Debt)), any Acquisition Debt (and the proceeds of such Acquisition Debt and including, for the avoidance of doubt, any Consolidated Interest Income and Consolidated Interest Expense arising from such Acquisition Debt) shall be excluded from the determination of the Consolidated Net Interest Coverage Ratio.

Form of Compliance Certificate

EXHIBIT E

[form of]

ASSIGNMENT AND ASSUMPTION

This Assignment and Assumption (this “Assignment and Assumption”) is dated as of the Effective Date set forth below and is entered into by and between [the][each] Assignor identified in item 1 below ([the][each, an] “Assignor”) and [the][each] Assignee identified in item 2 below ([the][each, an] “Assignee”). [It is understood and agreed that the rights and obligations of [the Assignors][the Assignees] hereunder are several and not joint.] Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement identified below (as amended, restated, extended, supplemented or otherwise modified from time to time, the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by the Assignee. The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.

For an agreed consideration, [the][each] Assignor hereby irrevocably sells and assigns to [the Assignee][the respective Assignees], and [the][each] Assignee hereby irrevocably purchases and assumes from [the Assignor][the respective Assignors], subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below (i) all of [the Assignor’s][the respective Assignors’] rights and obligations in [its capacity as a Lender][their respective capacities as Lenders] under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of [the Assignor][the respective Assignors] under the respective facilities identified below (including, without limitation, the Letters of Credit and any Swing Line Loans included in such facilities) and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of [the Assignor (in its capacity as a Lender)][the respective Assignors (in their respective capacities as Lenders)] against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including, but not limited to, contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned by [the][any] Assignor to [the][any] Assignee pursuant to clauses (i) and (ii) above being referred to herein collectively as [the][an] “Assigned Interest”). Each such sale and assignment is without recourse to [the][any] Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by [the][any] Assignor.

Assignment and Assumption

1.	Assignor[s]:

2.	Assignee[s]:

[for each Assignee, indicate [Affiliate][Approved Fund] of [identify Lender]]

3.	Borrower(s):

4.	Administrative Agent:	Bank of America, N.A., as the administrative agent under the Credit Agreement.

5.	Credit Agreement:	Credit Agreement, dated as of January 7, 2022 among Thermo Fisher Scientific Inc., the Designated Borrowers from time to time party thereto, the Lenders and L/C Issuers from time to time party thereto, Bank of America, N.A., as Administrative Agent, and the Swing Line Lenders party thereto.

6.	Assigned Interest[s]:

Assignor[s]	Assignees[s]	Facility Assigned	Aggregate Amount of Commitment For all Lenders	Amount of Commitment Assigned	Percentage Assigned of Commitment	CUSIP Number

7.	Trade Date: __________________][8]

Effective Date: __________________, 20__ [TO BE INSERTED BY ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]

[Remainder of page intentionally left blank.]

8 To be completed if the Assignor and the Assignee intend that the minimum assignment amount is to be determined as of the Trade Date.

Assignment and Assumption

The terms set forth in this Assignment and Assumption are hereby agreed to:

ASSIGNOR

[NAME OF ASSIGNOR]

By:

Title:

ASSIGNEE

[NAME OF ASSIGNEE]

By:

Title:

[Consented to and] Accepted:

BANK OF AMERICA, N.A., as
Administrative Agent

By:

Title:

[Consented to:

THERMO FISHER SCIENTIFIC INC.

By:

Title:	]

[Consented to:

By:

Title:	]

Form of Assignment and Assumption

ANNEX 1 TO ASSIGNMENT AND ASSUMPTION

CREDIT AGREEMENT DATED AS OF January 7, 2022, AMONG THERMO FISHER SCIENTIFIC INC., THE DESIGNATED BORROWERS FROM TIME TO TIME PARTY THERETO, THE LENDERS AND L/C ISSUERS FROM TIME TO TIME PARTY THERETO, BANK OF AMERICA, N.A., AS ADMINISTRATIVE AGENT, AND THE SWING LINE LENDERS PARTY THERETO.

STANDARD TERMS AND CONDITIONS FOR

ASSIGNMENT AND ASSUMPTION

1.             Representations and Warranties.

1.1.          Assignor. [The][Each] Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of [the][[the relevant] Assigned Interest, (ii) [the][such] Assigned Interest is free and clear of any lien, encumbrance or other adverse claim and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any collateral thereunder, (iii) the financial condition of the Borrowers, any of its Subsidiaries or Affiliates or any other Person obligated in respect of any Loan Document or (iv) the performance or observance by the Borrower, any of its Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Loan Document.

1.2.          Assignee. [The][Each] Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it meets all the requirements to be an assignee under Section 10.06(b)(iii) and (v) of the Credit Agreement (subject to such consents, if any, as may be required under Section 10.06(b)(iii) of the Credit Agreement), (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of [the][the relevant] Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it is sophisticated with respect to decisions to acquire assets of the type represented by [the][such] Assigned Interest and either it, or the Person exercising discretion in making its decision to acquire [the][such] Assigned Interest, is experienced in acquiring assets of such type, (v) it has received a copy of the Credit Agreement, and has received or has been accorded the opportunity to receive copies of the most recent financial statements delivered pursuant to Section 6.01 thereof, as applicable, and such other documents and information as it deems appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase [the][such] Assigned Interest, (vi) it has, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Assignment and Assumption and to purchase [the][such] Assigned Interest, and (vii) if it is a Foreign Lender, attached hereto is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by [the][such] Assignee; and (b) agrees that (i) it will, independently and without reliance upon the Administrative Agent, [the][any] Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender.

Form of Assignment and Assumption

2.             Payments. From and after the Effective Date, the Administrative Agent shall make all payments in respect of [the][each] Assigned Interest (including payments of principal, interest, fees and other amounts) to [the][the relevant] Assignor for amounts which have accrued to but excluding the Effective Date and to [the][the relevant] Assignee for amounts which have accrued from and after the Effective Date.

3.             General Provisions. This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment and Assumption may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment and Assumption by telecopy shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption. This Assignment and Assumption shall be governed by, and construed in accordance with, the law of the State of New York.

Assignment and Assumption

EXHIBIT F

[FORM OF]

COMPANY GUARANTY

This COMPANY GUARANTY (“Guaranty”) is entered into as of January 7, 2022 by THERMO FISHER SCIENTIFIC INC., a Delaware corporation (the “Company”, or the “Guarantor”) in favor of and for the benefit of BANK OF AMERICA, N.A., as administrative agent (in such capacity, the “Administrative Agent”) for the financial institutions (the “Lenders”) from time to time party to the Credit Agreement (as hereinafter defined; the terms defined therein and not otherwise defined herein being used herein as therein defined).

R E C I T A L S

WHEREAS, the Company has entered into a Credit Agreement dated as of January [7], 2022 (as it may hereafter be amended, restated, amended and restated, supplemented or otherwise modified from time to time, being the “Credit Agreement”) with certain Subsidiaries of the Company from time to time party thereto, as Designated Borrowers, the Lenders, the L/C Issuers and the Administrative Agent, pursuant to which the Lenders and the L/C Issuers have made certain commitments, subject to the terms and conditions set forth in the Credit Agreement, to provide a revolving credit facility to the Company and the Designated Borrowers from time to time in accordance with the terms of the Credit Agreement; and

WHEREAS, the Designated Borrowers may from time to time enter, or may from time to time have entered, into one or more Cash Management Agreements with one or more Cash Management Banks and one or more Swap Contracts with one or more Hedge Banks; and

WHEREAS, the credit extended to the Designated Borrowers under the Credit Agreement, Guaranteed Cash Management Agreements, Guaranteed Hedge Agreements and any other Loan Document will enhance the overall financial strength and stability of the Company’s consolidated group of companies; and

WHEREAS, it is desired that the Obligations of the Designated Borrowers under the Credit Agreement, Guaranteed Cash Management Agreements, Guaranteed Hedge Agreements and any other Loan Document, including, without limitation, the obligation of any Designated Borrower to make payments thereunder in the event of early termination thereof, be guaranteed by the Company hereunder; and

WHEREAS, the Administrative Agent, the Lenders, the L/C Issuers and each other Cash Management Bank and each other Hedge Bank are sometimes referred to collectively herein as the “Beneficiaries”.

NOW THEREFORE, for value received, the sufficiency of which is hereby acknowledged, and in consideration of any credit and/or financial accommodation heretofore or hereafter from time to time made or granted to the Designated Borrowers by the Beneficiaries and in consideration of any Guaranteed Cash Management Agreement or Guaranteed Hedge Agreement entered into heretofore or hereafter by and among any Designated Borrower and any Cash Management Bank or Hedge Bank, as applicable, the Guarantor hereby furnishes its guaranty of the Guarantied Obligations (as hereinafter defined) as follows:

F-1 Form of Company Guaranty

1. Guaranty. In order to induce the Lenders to extend credit to the Company and the Designated Borrowers, the Cash Management Banks to enter into Guaranteed Cash Management Agreements and the Hedge Banks to enter into Guaranteed Hedge Agreements, the Guarantor hereby absolutely and unconditionally guarantees, as a guaranty of payment and performance and not merely as a guaranty of collection, prompt payment when due, whether at stated maturity, by required prepayment, upon acceleration, demand or otherwise, and at all times thereafter, of any and all existing and future Obligations (other than any Excluded Swap Obligations of the Guarantor) of any Designated Borrower to the Beneficiaries, in each case, now or hereafter made, incurred or created, whether absolute or contingent, liquidated or unliquidated, whether due or not due, and however arising under or in connection with the Credit Agreement, the other Loan Documents (including those arising under successive borrowing transactions under the Credit Agreement and all renewals, extensions and modifications thereof and all costs, attorneys’ fees and expenses incurred by the Beneficiaries in connection with the collection or enforcement thereof payable in accordance with, and to the extent provided in, Section 10.04 of the Credit Agreement) and any Guaranteed Cash Management Agreement or Guaranteed Hedge Agreement and whether recovery upon such Indebtedness and liabilities may be or hereafter becomes unenforceable or shall be an allowed or disallowed claim under any proceeding or case commenced by or against the Guarantor or any Designated Borrower under any Debtor Relief Law (collectively, the “Guarantied Obligations;” provided that for purposes of determining the Guarantied Obligations, the definition of “Obligations” shall not create any Excluded Swap Obligations of the Guarantor). In furtherance of the foregoing and without limiting the generality thereof, the Guarantor agrees that the Guarantor’s payment of a portion, but not all, of the Guarantied Obligations shall in no way limit, affect, modify or abridge the Guarantor’s liability for any portion of the Guarantied Obligations that has not been paid. The books and records of each Beneficiary showing the amount of the Guarantied Obligations shall be admissible in evidence in any action or proceeding and shall be binding upon the Guarantor and conclusive for the purpose of establishing the amount of the Guarantied Obligations absent manifest error. This Guaranty shall not be affected by the genuineness, validity, regularity or enforceability of the Guarantied Obligations or any instrument or agreement evidencing any Guarantied Obligations, or by the existence, validity, enforceability, perfection, non-perfection or extent of any collateral therefor, or by any fact or circumstance relating to the Guarantied Obligations which might otherwise constitute a defense to the obligations of the Guarantor under this Guaranty, and the Guarantor hereby irrevocably waives any defenses it may now have or hereafter acquire in any way relating to any or all of the foregoing (in each case, other than a defense of payment and performance in full). Notwithstanding the foregoing, the liability of the Guarantor with respect to the Guarantied Obligations shall be limited to an aggregate amount equal to the largest amount that would not render its obligations hereunder subject to avoidance under Section 548 of the United States Bankruptcy Code or any comparable provisions of any applicable state law.

2. No Setoff or Deductions; Taxes; Payments. The Guarantor represents and warrants that it is organized and resident in the United States. The Guarantor shall make all payments hereunder without setoff or counterclaim and free and clear of and without deduction for any taxes, levies, imposts, duties, charges, fees, deductions, withholdings, compulsory loans, restrictions or conditions of any nature now or hereafter imposed or levied by any jurisdiction or any political subdivision thereof or taxing or other authority therein unless the Guarantor is compelled by law to make such deduction or withholding. If any such obligation (other than one arising with respect to taxes based on or measured by the income or profits of any Beneficiary) is imposed upon the Guarantor with respect to any amount payable by it hereunder, the Guarantor will pay to each Beneficiary, on the date on which such amount is due and payable hereunder, such additional amount in Dollars as shall be necessary to enable such Beneficiary to receive the same net amount which such Beneficiary would have received on such due date had no such obligation been imposed upon the Guarantor. The Guarantor will deliver promptly to each Beneficiary certificates or other valid vouchers for all taxes or other charges deducted from or paid with respect to payments made by the Guarantor hereunder. The obligations of the Guarantor under this section shall survive the payment in full of the Guarantied Obligations and termination of this Guaranty. The obligations hereunder shall not be affected by any acts of any legislative body or Governmental Authority affecting any Designated Borrower, including but not limited to, any restrictions on the conversion of currency or repatriation or control of funds or any total or partial expropriation of any Designated Borrower’s property, or by economic, political, regulatory or other events in the countries where any Designated Borrower is located.

F-2 Form of Company Guaranty

3. Rights of Beneficiaries. The Guarantor consents and agrees that any Beneficiary may, at any time and from time to time, without notice or demand, and without affecting the enforceability or continuing effectiveness hereof: (a) amend, extend, renew, compromise, discharge, accelerate or otherwise change the time for payment or the terms of the Guarantied Obligations or any part thereof; (b) take, hold, exchange, enforce, waive, release, fail to perfect, sell, or otherwise dispose of any security for the payment of this Guaranty or any Guarantied Obligations; (c) apply such security and direct the order or manner of sale thereof as such Beneficiary in its reasonable discretion may determine; and (d) release or substitute one or more of any endorsers or other guarantors of any of the Guarantied Obligations. Without limiting the generality of the foregoing, the Guarantor consents to the taking of, or failure to take, any action which might in any manner or to any extent vary the risks of the Guarantor under this Guaranty or which, but for this provision, might operate as a discharge of the Guarantor.

4. Certain Waivers. The Guarantor waives (a) any defense arising by reason of any disability or other defense of any Designated Borrower or any other guarantor, or the cessation from any cause whatsoever (including any act or omission of any Beneficiary) of the liability of any Designated Borrower; (b) any defense based on any claim that the Guarantor’s obligations exceed or are more burdensome than those of any Designated Borrower; (c) the benefit of any statute of limitations affecting the Guarantor’s liability hereunder; (d) any right to require any Beneficiary to proceed against any Designated Borrower, proceed against or exhaust any security for Indebtedness, or pursue any other remedy in such Beneficiary’s power whatsoever; (e) any benefit of and any right to participate in any security now or hereafter held by any Beneficiary; and (f) to the fullest extent permitted by law, any and all other defenses or benefits that may be derived from or afforded by applicable law limiting the liability of or exonerating guarantors or sureties, other than a defense of payment and performance in full.

The Guarantor expressly waives all setoffs and counterclaims and all presentments, demands for payment or performance, notices of nonpayment or nonperformance, protests, notices of protest, notices of dishonor and all other notices or demands of any kind or nature whatsoever with respect to the Guarantied Obligations, and all notices of acceptance of this Guaranty or of the existence, creation or incurrence of new or additional Guarantied Obligations.

5. Obligations Independent. The obligations of the Guarantor hereunder are those of primary obligor, and not merely as surety, and are independent of the Guarantied Obligations and the obligations of any other guarantor, and a separate action may be brought against the Guarantor to enforce this Guaranty whether or not any Designated Borrower or any other person or entity is joined as a party.

6. Subrogation. The Guarantor shall not exercise any right of subrogation, contribution, indemnity, reimbursement or similar rights with respect to any payments it makes under this Guaranty until all of the Guarantied Obligations and any amounts payable under this Guaranty have been indefeasibly paid and performed in full and any commitments of any Beneficiary or facilities provided by any Beneficiary with respect to the Guarantied Obligations are terminated. If any amounts are paid to the Guarantor in violation of the foregoing limitation, then such amounts shall be held in trust for the benefit of each Beneficiary and shall forthwith be paid to each Beneficiary to reduce the amount of the Guarantied Obligations, whether matured or unmatured.

7. Termination; Reinstatement. This Guaranty is a continuing and irrevocable guaranty of all Guarantied Obligations now or hereafter existing and shall remain in full force and effect with respect to all Guarantied Obligations only until all Obligations under the Credit Agreement and the other Loan Documents and any other amounts payable under this Guaranty are indefeasibly paid in full in cash and any commitments of any Beneficiary or facilities provided by any Beneficiary with respect to the Obligations under the Credit Agreement (other than obligations and liabilities relating to Guaranteed Cash Management Agreements and Guaranteed Hedge Agreements) are terminated. Notwithstanding the foregoing, this Guaranty shall continue in full force and effect or be revived, as the case may be, if any payment by or on behalf of any Designated Borrower or the Guarantor is made, or any Beneficiary exercises its right of setoff, in respect of the Guarantied Obligations and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by such Beneficiary in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Laws or otherwise, all as if such payment had not been made or such setoff had not occurred and whether or not the Administrative Agent is in possession of or has released this Guaranty and regardless of any prior revocation, rescission, termination or reduction.

F-3 Form of Company Guaranty

8. Subordination. The Guarantor hereby subordinates the payment of all obligations and Indebtedness of the Designated Borrowers owing to the Guarantor (including any obligation or Indebtedness of any Designated Borrower owing to the Guarantor as subrogee of any Beneficiary in respect of any Guarantied Obligations), whether now existing or hereafter arising and in each case resulting from the Guarantor’s performance under this Guaranty, to the indefeasible payment in full in cash of all Guarantied Obligations.

9. Stay of Acceleration. In the event that acceleration of the time for payment of any of the Guarantied Obligations is stayed, in connection with any case commenced by or against the Guarantor or any Designated Borrower under any Debtor Relief Laws, or otherwise, all such amounts shall nonetheless be payable by the Guarantor immediately upon demand by the Administrative Agent.

10. Expenses. The Guarantor shall pay on demand all out-of-pocket expenses incurred by any Beneficiary (including the Attorney Costs for any Beneficiary) in connection with the enforcement or protection of any Beneficiary’s rights under this Guaranty or in respect of the Guarantied Obligations, including any incurred during any “workout” or restructuring in respect of the Guarantied Obligations and any incurred in the preservation, protection or enforcement of any rights of any Beneficiary in any proceeding under any Debtor Relief Laws. The obligations of the Guarantor under this section shall survive the payment in full of the Guarantied Obligations and termination of this Guaranty.

11. Miscellaneous. No provision of this Guaranty may be waived, amended, supplemented or modified, except by a written instrument executed by the Administrative Agent and the Guarantor. No failure by any Beneficiary to exercise, and no delay in exercising, any right, remedy or power hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy or power hereunder preclude any other or further exercise thereof or the exercise of any other right, power or remedy. The remedies herein provided are cumulative and not exclusive of any remedies provided by law or in equity. The unenforceability or invalidity of any provision of this Guaranty shall not affect the enforceability or validity of any other provision herein. Unless otherwise agreed by the Administrative Agent and the Guarantor in writing, this Guaranty is not intended to supersede or otherwise affect any other guaranty now or hereafter given by the Guarantor for the benefit of the Beneficiaries or any term or provision thereof.

12. Condition of Designated Borrowers. The Guarantor acknowledges and agrees that it has the sole responsibility for, and has adequate means of, obtaining from each Designated Borrower and any other guarantor such information concerning the financial condition, business and operations of such Designated Borrower and any such other guarantor as the Guarantor requires, and that the Beneficiaries have no duty, and the Guarantor is not relying on the Beneficiaries at any time, to disclose to the Guarantor any information relating to the business, operations or financial condition of any Designated Borrower or any other guarantor (the guarantor waiving any duty on the part of the Beneficiaries to disclose such information and any defense relating to the failure to provide the same).

F-4 Form of Company Guaranty

13. Setoff. If and to the extent any payment is not made when due hereunder, any Beneficiary may setoff and charge from time to time any amount so due against any or all of the Guarantor’s accounts or deposits with such Beneficiary; provided that, to the extent prohibited by applicable law as described in the definition of “Excluded Swap Obligation,” no amounts received from, or set off with respect to, the Guarantor shall be applied to any Excluded Swap Obligation of the Guarantor.

14. Representations and Warranties. The Guarantor represents and warrants that (a) it is duly organized or formed, validly existing and, as applicable, in good standing under the laws of the jurisdiction of its incorporation or organization and has all requisite power and authority to execute, deliver and perform its obligations under this Guaranty, and all necessary authority has been obtained; (b) this Guaranty constitutes its legal, valid and binding obligation enforceable in accordance with its terms; (c) the making and performance of this Guaranty does not and will not violate in any material respect the provisions of any applicable law, regulation or order, and does not and will not result in the breach of, or constitute a default or require any consent under, any material agreement, instrument, or document to which it is a party or by which it or any of its property may be bound or affected; and (d) all requisite governmental licenses, authorizations, consents and approvals for the execution, delivery and performance of this Guaranty have been obtained or made and are in full force and effect; except in each case referred to in clause (a) or (c), to the extent that such failure to do so or such contravention, as the case may be, could not, in the aggregate, reasonably be expected to have a Material Adverse Effect.

F-5 Form of Company Guaranty

15. Indemnification and Survival. Without limitation of its indemnification obligations under the other Loan Documents or under any Guaranteed Cash Management Agreement or Guaranteed Hedge Agreement, the Guarantor agrees to indemnify and hold harmless the Administrative Agent and the other Indemnitees from and against (and will reimburse each Indemnitee as the same are incurred for) any and all actions, suits, proceedings (including any investigations or inquiries), claims, damages, losses, liabilities and expenses (including, subject to the limitations in subclause (y) of the last sentence in this paragraph, the reasonable fees, charges and disbursements of counsel for any Indemnitee), joint or several, of any kind or nature whatsoever that may be incurred or suffered by, asserted against or involve an Indemnitee or brought by the Guarantor, any of its Subsidiaries, any of their respective Affiliates or any other Person or entity, in each case, arising out of or in connection with or by reason of (including in connection with any investigation, litigation or proceeding or preparation of a defense in connection therewith (including in connection with the enforcement of the indemnification obligations set forth herein)) the Acquisition, the execution or delivery of this Guaranty, any other Loan Document or any Guaranteed Cash Management Agreement, Guaranteed Hedge Agreement or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder, the consummation of the transactions contemplated hereby or thereby, or, in the case of the Administrative Agent (and any sub-agent thereof) and its Related Parties only, the administration of this Guaranty and the other Loan Documents except to the extent that such action, suit, proceeding, claim, damage, loss, liability or expense either (x) (1) is determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee or (2) results from a claim brought by the Guarantor or any other Loan Party against an Indemnitee for a material breach in bad faith of such Indemnitee’s obligations hereunder or under any other Loan Document, if the Guarantor or such other Loan Party has obtained a final and nonappealable judgment in its favor on such claim as determined by a court of competent jurisdiction or (y) arises solely from disputes solely between or among Indemnitees (except that in the event of such dispute involving a claim or proceeding brought against the Administrative Agent, an Arranger, any L/C Issuer or any Swing Line Lender or any of their respective Related Parties (in each case, acting in its capacity as such) by the other Indemnitees, the Administrative Agent, such Arranger, such L/C Issuer or any Swing Line Lender or such Related Party, as applicable, shall be entitled (subject to the other limitations and exceptions set forth in this Section) to the benefit of such indemnification) not relating to or in connection with acts or omissions by the Guarantor, any of its Subsidiaries, any of their respective Affiliates or any other Person or entity; provided that each Indemnitee will repay to the Company any reimbursements provided by the Company to such Indemnitee to the extent that it is determined that such Indemnitee is not entitled to such indemnification by virtue of one or both of the exceptions in clauses (x) and (y) above. If legally permitted, any Indemnitee shall promptly notify the Guarantor in writing of any claim or action by a third party for which the Indemnitee plans to seek indemnification hereunder; provided that no failure or delay by any Indemnitee to so provide such notice shall relieve the Guarantor from any liability or obligation hereunder except to the extent of any material prejudice, damage or liability caused by or arising out of such delay or failure. Without limiting the rights of the Indemnitees under this Section, including the right of Indemnitees to retain counsel at the Guarantor’s expense (but subject to the limitations with respect to such retention of counsel contained in this Section), the Guarantor may settle or agree to the entry of judgment with respect to any such claim or action; provided that the Guarantor shall not, without the subject Indemnitee’s written consent (such consent not to be unreasonably withheld, conditioned or delayed), settle, compromise, consent to the entry of any judgment in or otherwise seek to terminate any such investigation, litigation or proceeding, whether or not any Indemnitee is an actual or potential party thereto, unless such settlement, compromise, consent or termination (i) includes an unconditional release of each such Indemnitee from any liabilities arising out of such claim, action or proceeding and (ii) does not include any statement as to or any admission of fault, culpability, wrong-doing or a failure to act by or on behalf of any Indemnitee. Notwithstanding the foregoing, (x) any Indemnitee shall have the right to settle any such claim or action without the consent of the Guarantor (such consent not to be unreasonably withheld or delayed), provided that the Guarantor shall have no liability for any settlement entered into without its consent, and (y) the indemnification obligations under this Section with respect to the fees, charges and disbursements of any counsel for any Indemnitee shall be limited to the reasonable and documented fees and expenses of (A) one outside counsel for the Administrative Agent and the Lead Arrangers, taken together, (B) one additional outside counsel for the Lenders and the L/C Issuers, taken together, (C) one local or foreign counsel in each relevant jurisdiction, (D) any necessary special or regulatory counsel and (E) in the case of an actual or perceived conflict of interest with respect to any of the counsel identified in clauses (A) through (D) above, such additional counsel to each group of affected Persons similarly situated, taken as a whole, as a reasonably necessary to eliminate such conflict.

To the fullest extent permitted by applicable law, no Guarantor shall assert, and hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Guaranty, any other Loan Document or any agreement or instrument contemplated hereby or thereby, or the transactions contemplated hereby or thereby. No Indemnitee shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed to such unintended recipients by such Indemnitee through telecommunications, electronic or other information transmission systems in connection with this Guaranty or the other Loan Documents or the transactions contemplated hereby or thereby other than for direct or actual damages resulting from the gross negligence or willful misconduct of such Indemnitee as determined by a final and nonappealable judgment of a court of competent jurisdiction.

The obligations of the Guarantor under this section shall survive the payment in full of the Guarantied Obligations and termination of this Guaranty.

16. GOVERNING LAW; ASSIGNMENT; JURISDICTION; NOTICES. This GUARANTY and any claims, controversy, dispute or cause of action (whether in contract or tort or otherwise) based upon, arising out of or relating to this GUARANTY and the transactions contemplated hereby and thereby shall be governed by, and construed in accordance with, the lawS of the State of NEW YORK.

F-6 Form of Company Guaranty

This Guaranty shall (a) bind the Guarantor and its successors and assigns, provided that the Guarantor may not assign its rights or obligations under this Guaranty without the prior written consent of the Beneficiaries (and any attempted assignment without such consent shall be void), and (b) inure to the benefit of each Beneficiary and its successors and assigns and each Beneficiary may, without notice to the Guarantor and without affecting the Guarantor’s obligations hereunder, assign, sell or grant participations in the Guarantied Obligations and this Guaranty, in whole or in part.

THE GUARANTOR IRREVOCABLY AND UNCONDITIONALLY AGREES THAT IT WILL NOT COMMENCE ANY ACTION, LITIGATION OR PROCEEDING OF ANY KIND OR DESCRIPTION, WHETHER IN LAW OR EQUITY, WHETHER IN CONTRACT OR IN TORT OR OTHERWISE, AGAINST THE ADMINISTRATIVE AGENT, ANY LENDER, ANY L/C ISSUER OR ANY RELATED PARTY OF THE FOREGOING IN ANY WAY RELATING TO THIS GUARANTY OR THE TRANSACTIONS RELATING HERETO, IN ANY FORUM OTHER THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK SITTING IN THE BOROUGH OF MANHATTAN (OR IF SUCH COURT LACKS SUBJECT MATTER JURISDICTION, THE SUPREME COURT OF THE STATE OF NEW YORK SITTING IN THE BOROUGH OF MANHATTAN), AND ANY APPELLATE COURT FROM ANY THEREOF, AND EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY SUBMITS TO THE JURISDICTION OF SUCH COURTS AND AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION, LITIGATION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH NEW YORK STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT. EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION, LITIGATION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. NOTHING IN THIS GUARANTY SHALL AFFECT ANY RIGHT THAT ANY BENEFICIARY MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS GUARANTY AGAINST THE GUARANTOR OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION.

THE GUARANTOR IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS GUARANTY IN ANY COURT REFERRED TO IN THE IMMEDIATELY PRECEDING PARAGRAPH OF THIS SECTION. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.

EACH PARTY HERETO IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 10.02 OF THE CREDIT AGREEMENT. NOTHING IN THIS GUARANTY WILL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW.

The Guarantor agrees that any Beneficiary may disclose to any assignee of or participant in, or any prospective assignee of or participant in, any of its rights or obligations of all or part of the Guarantied Obligations any and all information in such Beneficiary’s possession concerning the Guarantor, this Guaranty and any security for this Guaranty. All notices and other communications to the Guarantor under this Guaranty shall be provided in the manner set forth for notices in Section 10.02 of the Credit Agreement.

F-7 Form of Company Guaranty

17. WAIVER OF JURY TRIAL; FINAL AGREEMENT. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS GUARANTY OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS GUARANTY BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

THIS GUARANTY CONSTITUTES THE ENTIRE CONTRACT AMONG THE PARTIES RELATING TO THE SUBJECT MATTER HEREOF AND SUPERSEDES ANY AND ALL PREVIOUS AGREEMENTS AND UNDERSTANDINGS, ORAL OR WRITTEN, RELATING TO THE SUBJECT MATTER HEREOF.

18. Foreign Currency. If, for the purposes of obtaining judgment in any court, it is necessary to convert a sum due under this Guaranty in one currency into another currency, the rate of exchange used shall be that at which in accordance with normal banking procedures the applicable Beneficiary could purchase the first currency with such other currency on the Business Day preceding that on which final judgment is given. The obligation of the Guarantor in respect of any such sum due from it to any Beneficiary under this Guaranty shall, notwithstanding any judgment in a currency (the “Judgment Currency”) other than that in which such sum is denominated in accordance with the applicable provisions of this Guaranty (the “Obligations Currency”), be discharged only to the extent that on the Business Day following receipt by any such Beneficiary of any sum adjudged to be so due in the Judgment Currency, such Beneficiary may in accordance with normal banking procedures purchase the Obligations Currency with the Judgment Currency. If the amount of the Obligations Currency so purchased is less than the sum originally due to such Beneficiary from the Guarantor in the Obligations Currency, the Guarantor agrees, as a separate obligation and notwithstanding any such judgment, to indemnify such Beneficiary to whom such obligation was owing against such loss. If the amount of the Obligations Currency so purchased is greater than the sum originally due to such Beneficiary in such currency, such Beneficiary agrees to return the amount of any excess to the Guarantor.

19. Administrative Agent as Agent. The Administrative Agent shall be obligated, and shall have the right hereunder, to make demands, to give notices, to exercise or refrain from exercising any rights, and to take or refrain from taking any action, solely in accordance with this Guaranty and the Credit Agreement; provided that the Administrative Agent shall exercise, or refrain from exercising, any remedies under or with respect to this Guaranty in accordance with the instructions of the Required Lenders or all Lenders, as the case may be, in accordance with the terms of the Credit Agreement. Each Beneficiary not a party to the Credit Agreement that obtains the benefit of this Guaranty shall be deemed to have acknowledged and accepted the appointment of the Administrative Agent pursuant to the terms of the Credit Agreement, and that with respect to the actions and omissions of the Administrative Agent hereunder or otherwise relating hereto that do or may affect such Beneficiary, the Administrative Agent and each of its Related Parties shall be entitled to all the rights, benefits and immunities conferred under Article IX of the Credit Agreement.

Upon the acceptance of any appointment as the Administrative Agent under Section 9.06 of the Credit Agreement by a successor Administrative Agent, that successor Administrative Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring or removed Administrative Agent under this Guaranty, and the retiring or removed Administrative Agent under this Guaranty shall promptly (a) transfer to such successor Administrative Agent all sums held hereunder, together with all records and other documents necessary or appropriate in connection with the performance of the duties of the successor Administrative Agent under this Guaranty, and (b) take such other actions as may be necessary or appropriate in connection with the assignment to such successor Administrative Agent of the rights created hereunder, whereupon such retiring Administrative Agent shall be discharged from its duties and obligations under this Guaranty. After any retiring Administrative Agent’s resignation hereunder as the Administrative Agent, the provisions of this Guaranty shall inure to its benefits as to any actions taken or omitted to be taken by it under this Guaranty while it was the Administrative Agent hereunder.

F-8 Form of Company Guaranty

20. Counterparts; Effectiveness; Severability. This Guaranty may be executed in any number of counterparts and by the different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed to be an original for all purposes; but all such counterparts together shall constitute but one and the same instrument. This Guaranty shall become effective as to the Guarantor upon the execution of a counterpart hereof by the Guarantor and receipt by the Beneficiary of written or telephonic notification of such execution and authorization of delivery thereof. If any provision of this Guaranty is held to be illegal, invalid or unenforceable, (a) the legality, validity and enforceability of the remaining provisions of this Guaranty shall not be affected or impaired thereby and (b) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions. The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

21. Application of Funds. Except as expressly provided elsewhere in this Guaranty, all proceeds received by the Beneficiaries on account of the Guarantied Obligations from the Guarantor shall be applied to the payment of all Guarantied Obligations (for the ratable benefit of the holders thereof) and, as to Obligations arising under the Credit Agreement, as provided in Section 8.03 of the Credit Agreement.

22. Notice of Cash Management Agreements and Hedge Agreements. The Administrative Agent shall not be deemed to have any duty whatsoever with respect to any Cash Management Bank or Hedge Bank unless the Administrative Agent has received written notice in form and substance satisfactory to the Administrative Agent, together with such supporting documentation as the Administrative Agent may request, from the applicable Cash Management Bank or Hedge Bank, as the case may be.

F-9 Form of Company Guaranty

IN WITNESS WHEREOF, each of the parties hereto has caused this Company Guaranty to be duly executed and delivered by their respective officers thereunto duly authorized as of the date hereof.

THERMO FISHER SCIENTIFIC INC., as Guarantor

By:
Name:
Title:

F-10 Form of Company Guaranty

Acknowledged and accepted:

BANK OF AMERICA, N.A., as Administrative Agent

By:
Name:
Title:

F-11 Form of Company Guaranty

EXHIBIT G

[FORM OF]

DESIGNATED BORROWER

JOINDER AGREEMENT

Date: ___________, _____

To:	Bank of America, N.A., as Administrative Agent

Ladies and Gentlemen:

This Designated Borrower Joinder Agreement is made and delivered pursuant to Section 2.14 of that certain Credit Agreement, dated as of January 7, 2022 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Credit Agreement”), among Thermo Fisher Scientific Inc., a Delaware corporation (the “Company”), the Designated Borrowers from time to time party thereto, the Lenders and L/C Issuers from time to time party thereto, Bank of America, N.A., as Administrative Agent, and the Swing Line Lenders party thereto, and reference is made thereto for full particulars of the matters described therein. All capitalized terms used in this Designated Borrower Joinder Agreement and not otherwise defined herein shall have the meanings assigned to them in the Credit Agreement.

Each of ______________________ (the “Applicant Borrower”) and the Company hereby confirms, represents and warrants to the Administrative Agent and the Lenders that the Applicant Borrower is a Domestic Subsidiary or an Eligible Foreign Subsidiary of the Company.

The documents required to be delivered to the Administrative Agent under Section 2.14 of the Credit Agreement will be furnished to the Administrative Agent in accordance with the requirements of the Credit Agreement.

The true and correct unique identification number that has been issued to the Applicant Borrower by its jurisdiction of organization and the name of such jurisdiction are set forth below:

Identification Number	Jurisdiction of Organization

The proposed Designated Borrower Sublimit of the Applicant Borrower, to be effective as of the effective date that shall be specified by the Administrative Agent in its Designated Borrower Notice, is set forth below:

$______________________

The parties hereto hereby confirm that upon the effective date set forth in the Administrative Agent’s Designated Borrower Notice, the Applicant Borrower shall constitute a “Designated Borrower” for all purposes under the Credit Agreement and have all obligations, duties and liabilities toward each of the other parties to the Credit Agreement identical to those which the Applicant Borrower would have had if the Applicant Borrower had been an original party to the Credit Agreement as a Borrower[, except that, in all cases, the Applicant Borrower’s obligation under the Credit Agreement shall be several and not joint]7. The Applicant Borrower confirms its acceptance of, and consents to, all representations and warranties, covenants, and other terms and provisions of the Credit Agreement (to the extent the same relate to a Subsidiary of the Company).

7 To include if the Applicant Borrower is an Eligible Foreign Subsidiary.

Form of Designated Borrower Joinder Agreement

The parties hereto hereby request that the Applicant Borrower be entitled to receive Committed Loans under the Credit Agreement, and understand, acknowledge and agree that neither the Applicant Borrower nor the Company on its behalf shall have any right to request any Committed Loans for the Applicant Borrower’s account as a Designated Borrower unless and until the effective date designated by the Administrative Agent in a Designated Borrower Notice delivered to the Company and the Participating Lenders pursuant to Section 2.14 of the Credit Agreement.

This Designated Borrower Joinder Agreement shall constitute a Loan Document under the Credit Agreement.

THIS DESIGNATED BORROWER JOINDER AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

Form of Designated Borrower Joinder Agreement

IN WITNESS WHEREOF, the parties hereto have caused this Designated Borrower Joinder Agreement to be duly executed and delivered by their proper and duly authorized officers as of the day and year first above written.

THERMO FISHER SCIENTIFIC INC.

By:
Name:
Title

[APPLICANT BORROWER]

By:
Name:
Title

Form of Designated Borrower Joinder Agreement

EXHIBIT H

[FORM OF]

DESIGNATED BORROWER NOTICE

Date: ___________, _____

To:	Thermo Fisher Scientific Inc.

Certain Participating Lenders party to the Credit Agreement referred to below

Ladies and Gentlemen:

This Designated Borrower Notice is made and delivered pursuant to Section 2.14 of that certain Credit Agreement, dated as of January 7, 2022 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Credit Agreement”), among Thermo Fisher Scientific Inc., a Delaware corporation (the “Company”), the Designated Borrowers from time to time party thereto, the Lenders and L/C Issuers from time to time party thereto, Bank of America, N.A., as Administrative Agent, and the Swing Line Lenders party thereto, and reference is made thereto for full particulars of the matters described therein. All capitalized terms used in this Designated Borrower Notice and not otherwise defined herein shall have the meanings assigned to them in the Credit Agreement.

The Administrative Agent hereby notifies the Company and the Lenders that effective as of the date hereof [_________________________] shall be a Designated Borrower and may receive Committed Loans under its Designated Borrower Sublimit for its account on the terms and conditions set forth in the Credit Agreement.

BANK OF AMERICA, N.A., as Administrative Agent

By:
Name:
Title:

H-1
Form of Designated Borrower Notice

EXHIBIT I-1

[Form of]

U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Lenders That Are Not Partnerships for U.S. Federal Income Tax Purposes)

Reference is hereby made to the Credit Agreement dated as of January 7, 2022 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Thermo Fisher Scientific Inc., a Delaware corporation (the “Company”), the Designated Borrowers from time to time party thereto, the Lenders and L/C Issuers from time to time party thereto, Bank of America, N.A., as Administrative Agent, and the Swing Line Lenders party thereto.

Pursuant to the provisions of Section 3.01(f) of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the Loan(s) (as well as any Note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) it is not a bank within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a ten percent shareholder of the applicable Borrower within the meaning of Section 881(c)(3)(B) of the Code and (iv) it is not a controlled foreign corporation related to the applicable Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished the Administrative Agent and the applicable Borrower with a certificate of its non-U.S. Person status on IRS Form W-8BEN or W-8BEN-E (or, in either case, an applicable successor form), as applicable. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the applicable Borrower and the Administrative Agent, and (2) the undersigned shall have at all times furnished the applicable Borrower and the Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF LENDER]

By:

Name:

Title:

Date: ________ __, 20[ ]

I-1-1
U.S. Tax Compliance Certificate

EXHIBIT I-2

[Form of]

U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Participants That Are Not Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Credit Agreement dated as of January 7, 2022 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Thermo Fisher Scientific Inc., a Delaware corporation (the “Company”), the Designated Borrowers from time to time party thereto, the Lenders and L/C Issuers from time to time party thereto, Bank of America, N.A., as Administrative Agent, and the Swing Line Lenders party thereto.

Pursuant to the provisions of Section 3.01(f) of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the participation in respect of which it is providing this certificate, (ii) it is not a bank within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a ten percent shareholder of the applicable Borrower within the meaning of Section 881(c)(3)(B) of the Code, and (iv) it is not a controlled foreign corporation related to the applicable Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished its participating Lender with a certificate of its non-U.S. Person status on IRS Form W-8BEN or W-8BEN-E (or, in either case, an applicable successor form), as applicable. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender in writing, and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF PARTICIPANT]

By:

Name:

Title:

Date: ________ __, 20[ ]

I-2-1
U.S. Tax Compliance Certificate

EXHIBIT I-3

[Form of]

U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Participants That Are Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Credit Agreement dated as of January 7, 2022 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Thermo Fisher Scientific Inc., a Delaware corporation (the “Company”), the Designated Borrowers from time to time party thereto, the Lenders and L/C Issuers from time to time party thereto, Bank of America, N.A., as Administrative Agent, and the Swing Line Lenders party thereto.

Pursuant to the provisions of Section 3.01(f) of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the participation in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such participation, (iii) with respect such participation, neither the undersigned nor any of its direct or indirect partners/members is a bank extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its direct or indirect partners/members is a ten percent shareholder of the applicable Borrower within the meaning of Section 881(c)(3)(B) of the Code and (v) none of its direct or indirect partners/members is a controlled foreign corporation related to the applicable Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished its participating Lender with IRS Form W-8IMY (or applicable successor form) accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption: (i) an IRS Form W-8BEN or W-8BEN-E (or, in either case, an applicable successor form), as applicable or (ii) an IRS Form W-8IMY (or applicable successor form) accompanied by an IRS Form W-8BEN or W-8BEN-E (or, in either case, an applicable successor form), as applicable from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF PARTICIPANT]

By:

Name:

Title:

Date: ________ __, 20[ ]

I-3-1
U.S. Tax Compliance Certificate

EXHIBIT I-4

[Form of]

U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Lenders That Are Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Credit Agreement dated as of January 7, 2022 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Thermo Fisher Scientific Inc., a Delaware corporation (the “Company”), the Designated Borrowers from time to time party thereto, the Lenders and L/C Issuers from time to time party thereto, Bank of America, N.A., as Administrative Agent, and Swing Line Lenders party thereto

Pursuant to the provisions of Section 3.01(f) of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the Loan(s) (as well as any Note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such Loan(s) (as well as any Note(s) evidencing such Loan(s)), (iii) with respect to the extension of credit pursuant to this Credit Agreement or any other Loan Document, neither the undersigned nor any of its direct or indirect partners/members is a bank extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its direct or indirect partners/members is a ten percent shareholder of the applicable Borrower within the meaning of Section 881(c)(3)(B) of the Code and (v) none of its direct or indirect partners/members is a controlled foreign corporation related to the applicable Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished the Administrative Agent and the applicable Borrower with IRS Form W-8IMY accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption: (i) an IRS Form W-8BEN or W-8BEN-E (or, in either case, an applicable successor form), as applicable or (ii) an IRS Form W-8IMY accompanied by an IRS Form W-8BEN or W-8BEN-E (or, in either case, an applicable successor form), as applicable from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the applicable Borrower and the Administrative Agent, and (2) the undersigned shall have at all times furnished the applicable Borrower and the Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF LENDER]

By:

Name:

Title:

Date: ________ __, 20[ ]

I-4-1
U.S. Tax Compliance Certificate